Exhibit 10.1

Deal CUSIP 74734DAA7

Revolving Credit Facility CUSIP 74734DAC3

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

QC HOLDINGS, INC.

and

THE LENDERS THAT ARE PARTIES HERETO

and

U.S. BANK NATIONAL ASSOCIATION,

as Agent, Sole Bookrunner and Lead Arranger

July 23, 2014

i

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		43

6.01	Corporate Existence and Power	43
6.02	Corporate Authority	43
6.03	Binding Effect	44
6.04	Subsidiaries	44
6.05	Litigation	44
6.06	Financial Condition	44
6.07	Use of Loans	44
6.08	Consents, Etc	45
6.09	Taxes	45
6.10	Title to Properties	45
6.11	Compliance with Governmental Regulations	45
6.12	ERISA	45
6.13	Environmental Matters	46
6.14	Investment Company Act; Public Utility Holding Company Act	46
6.15	Solvency	46
6.16	Disclosure	46
6.17	Intellectual Properties; Licenses	46
6.18	Prior Agreements	47

ARTICLE VII. COVENANTS		47

7.01	Affirmative Covenants	47
7.02	Negative Covenants	52

ARTICLE VIII. DEFAULT		55

8.01	Events of Default	55
8.02	Remedies	58

ARTICLE IX. AGENCY PROVISIONS		58

9.01	Appointment of Agent	58
9.02	Powers	59
9.03	General Immunity of Agent	59
9.04	No Responsibility for Loans, Recitals, etc	59
9.05	Actions on Instructions of Required Lenders	59
9.06	Employment of Agents and Counsel	59
9.07	Reliance on Documents; Counsel	59
9.08	Agent’s Reimbursement and Indemnification Rights	59
9.09	Rights as a Lender	60
9.10	Independent Credit Decisions	60
9.11	Successor Agents	60
9.12	Notification of Lenders	60
9.13	No Knowledge of Default	61
9.14	Agent May File Proofs of Claim	61
9.15	Collateral Matters	61

ARTICLE X. PAYMENT CONVENTIONS		63

10.01	Pro Rata Payments	63
10.02	Intraday Funding	63
10.03	Defaulting Lenders	64

ARTICLE XI. MISCELLANEOUS		66

11.01	Amendments and Waivers	66
11.02	Notices	66
11.03	No Waiver By Conduct; Remedies Cumulative	67
11.04	Reliance on and Survival of Various Provisions	67
11.05	Expenses; Indemnification	67
11.06	Successors and Assigns	68
11.07	Assignments and Participations	68
11.08	Disclosure of Information	70
11.09	Counterparts; Facsimile Signatures	70
11.10	Governing Law	71
11.11	Table of Contents and Headings	71
11.12	Construction of Certain Provisions	71
11.13	Integration and Severability	71
11.14	Independence of Covenants	71
11.15	Interest Rate Limitation	72
11.16	Limitation of Liability	72
11.17	Electronic Communication	72
11.18	USA Patriot Act Notice	73
11.19	WAIVER OF JURY TRIAL	73
11.20	NO ORAL AGREEMENTS	73

SCHEDULES

Schedule 1.01	Key Man Policies
Schedule 2.01	Revolving Loan Commitments
Schedule 4.03	Collateral Information
Schedule 6.04	Subsidiaries
Schedule 6.05	Litigation
Schedule 6.06	Financial Condition
Schedule 6.13	Environmental Matters
Schedule 7.02(e)	Existing Liens
Schedule 7.02(l)	Indebtedness

EXHIBITS

A	Form of Revolving Note
B	Form of Swingline Note
C	Form of Subsidiary Guaranty
D	Form of Subsidiary Security Agreement
E	Form of Notice of Borrowing
F	Form of Assignment and Acceptance
G	Form of Compliance Certificate
H	Form of Borrowing Base Certificate

THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 23, 2014, is by and among QC HOLDINGS, INC., a Kansas corporation (the “Borrower”), the Lenders that are parties hereto (being hereinafter referred to individually as a “Lender” or collectively as the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION, in its capacity as Agent (the “Agent”).

INTRODUCTION

A. The Borrower, certain banks party thereto and the Agent previously entered into an Amended and Restated Credit Agreement dated December 7, 2007 (the “Amended and Restated Credit Agreement”) pursuant to which the Lenders committed to make revolving credit, swingline and term loan facilities available to the Borrower.

B. On September 30, 2011, the Borrower, certain banks party thereto and the Agent entered into a Second Amended and Restated Credit Agreement (the “Second Amended and Restated Credit Agreement”) pursuant to which the Lenders committed to make revolving credit, swingline and term loan facilities available to the Borrower.

C. The Borrower, the Lenders and the Agent enter into this Agreement for the purpose of amending and restating the Second Amended and Restated Credit Agreement and to set forth the terms and conditions pursuant to which the Borrower may obtain revolving credit (which includes provisions permitting the issuance of letters of credit) and swingline loan facilities.

Now, therefore, the parties agree as follows:

ARTICLE I. DEFINITIONS

1.01 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, when used in this Agreement, the following capitalized terms shall have the following meanings:

“2011 Subordinated Debt” means the outstanding principal amount, together with all interest that accrues thereon (whether payable in cash or as PIK Interest) and all fees, collection costs and expenses and other amounts related thereto, up to an aggregate original principal amount of $3,000,000 incurred by Borrower and its Subsidiaries, payable to Don Early and Gregory L. Smith and subject at all times to the Subordination Agreement.

“Acquisition” means the acquisition of (i) a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (ii) assets of another Person which constitute a material part of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted LIBOR Rate” means, with respect to a LIBOR Rate Loan for the relevant Loan Period, the sum of (i) the quotient of (a) the LIBOR Rate applicable to such Loan Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Loan Period, plus (ii) the Applicable Margin.

“Affiliate” means, when used with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means U.S. Bank in its capacity as administrative agent and collateral agent for the Lenders, and any successor thereto appointed pursuant to Section 9.11.

“Agent Fee Letter” means the letter agreement by and between Borrower and Agent referenced as “Fee Letter” dated June 27, 2014.

“Agreement” means this Third Amended and Restated Credit Agreement, as amended, supplemented or restated from time to time.

“Applicable Margin” means that percent per annum set forth below, which shall be based upon the consolidated Total Leverage Ratio of the Borrower for the four (4) full consecutive fiscal quarters of Borrower and its Subsidiaries, taken together as one accounting period, immediately preceding a Determination Date (as defined below) as specified below:

		Applicable Margin
Tier	Total Leverage Ratio	Base Rate Loans	LIBOR Rate Loans	Non-Use Fee Percentage
1	Less than 0.75 to 1.00	1.50%	3.50%	0.375%
2	Greater than or equal to 0.75 to 1.00 but less than 1.25 to 1.00	2.00%	4.00%	0.500%
3	Greater than or equal to 1.25 to 1.00	2.50%	4.50%	0.625%

The Applicable Margin shall be determined as of the last day of each fiscal quarter of the Borrower (each, a “Determination Date”). Any change in the Applicable Margin following each Determination Date shall be determined based on the computations set forth in the certificate furnished to Agent pursuant to Section 7.01(d)(ii) and (iii) of this Agreement, subject to review and approval of such computations by the Agent, and shall be effective commencing on the fifth (5th) Business Day following the date such certificate is received until the fifth (5th) Business Day following the date on which a new certificate is delivered or is required to be delivered, whichever shall first occur; provided, however, that if Borrower shall fail to deliver any such certificate within the time period required by Section 7.01(d)(ii) or (iii) then the Applicable

Margin shall be at the highest rates specified in the foregoing grid from the date such certificate was due until the appropriate certificate is so delivered. Notwithstanding the foregoing, during the period commencing on the Closing Date and ending on the fifth (5th) Business Day following the date on which the certificate (required by Section 7.01(d)(ii)) containing financial computations for the September 30 determination date is due, the Applicable Margin for each Base Rate Loan, each LIBOR Rate Loan, and the Applicable Non-Use Fee Percentage shall be determined in accordance with Tier 1 above.

“Applicable Non-Use Fee Percentage” means the percentage referenced in the definition of “Applicable Margin” as the “Non-Use Fee Percentage.”

“Applicable Rate” means, with respect to any Loans, the Base Rate or the Adjusted LIBOR Rate, as applicable, as in effect from time to time.

“Applicable Revolving Commitment Percentage” means, for each Lender, the Revolving Loan percentage from time to time specified for that Lender in Schedule 2.01 attached hereto, as amended from time to time.

“Applications and Agreements for Letters of Credit” means, collectively, the Applications and Agreements for Letters of Credit, or similar documentation, executed by Borrower from time to time and delivered to the Issuing Lender to support the issuance of Letters of Credit.

“Arranger” means U.S. Bank.

“Assignment and Acceptance” shall have the meaning such term is given in Section 11.07(a) of this Agreement.

“Base Rate” means the per annum rate of interest equal to the Floating Index from time to time plus the Applicable Margin, which Base Rate shall change simultaneously with any change in the Floating Index.

“Base Rate Loan” means any Loan which bears interest at or by reference to the Base Rate.

“Borrowing Base” means the sum of (y) (i) 60% of Eligible Loan Receivables if the Loss Ratio is greater than 30%, (ii) 70% of Eligible Loan Receivables if the Loss Ratio is greater than 25% but less than or equal to 30% or (iii) 80% of Eligible Loan Receivables if the Loss Ratio is less than or equal to 25%, and (z) (i) 60% of Eligible Factoring Receivables if the Loss Ratio is greater than 30%, (ii) 70% of Eligible Factoring Receivables if the Loss Ratio is greater than 25% but less than or equal to 30%, or (iii) 80% of Eligible Factoring Receivables if the Loss Ratio is less than or equal to 25%.

“Borrowing Base Certificate” means a Borrowing Base Certificate substantially in the form of Exhibit H hereto.

“Borrowing Date” means a date on which an advance of a Loan is made or a Letter of Credit is issued hereunder.

“Business Day” means a day other than a Saturday, Sunday or other day on which the Agent is not open to the public for carrying on substantially all of its banking functions; provided, however, that, for purposes of determining the LIBOR Rate or an applicable Loan Period for a LIBOR Rate Loan, references to Business Day shall include only those days on which dealings in Dollar deposits are carried out by U.S. financial institutions in the London, England interbank market.

“Canadian Company” means, QC Canada Holdings Inc., a British Columbia company and Direct Credit Holdings Inc., a British Columbia company.

“Canadian Pledge Agreement” means, the Pledge Agreement executed on the Third Closing Date by the Borrower in favor of Agent for the benefit of the Lenders, with respect to the ownership interests of QC Canada Holdings Inc., a British Columbia company, as such agreement is further amended, supplemented or restated from time to time.

“Capital Expenditures” means any expenditure to acquire or improve capital assets that is required to be capitalized pursuant to GAAP, including, without limitation, Capital Leases.

“Capital Lease” of any Person means any lease of property which, in accordance with GAAP, is required to be capitalized on the books of such Person.

“Cash Equivalents” means, as to any Person:

(a) Obligations issued, sponsored, or guaranteed by the U.S. Government or any of its agencies, including, but not limited to, bills, notes, bonds, and debentures;

(b) Fixed, floating or variable rate obligations of domestic or foreign banks their branches, and bank holding companies including, but not limited to, commercial paper, certificates of deposit, time deposits, notes and bonds;

(c) Investment of money in an investment company organized under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage house which invests its assets in obligations of the type described in (a) through (c) above including, but not be limited to, money market funds or short-term and intermediate term bond funds.

Notwithstanding the forgoing, Cash Equivalents shall be subject to the following limitations: (i) all securities constituting Cash Equivalents shall have short term ratings of at least A2/P2 and/or long term ratings at least equivalent to investment grade (Baa), (ii) except for obligations issued by the U.S. Government or its agencies and investments that can be liquidated within five Business Days, no single security or group of securities from the same issuer shall exceed $10,000,000 or 25% of all Cash Equivalents, (iii) a maximum of 50% of Cash Equivalents may be invested in short term obligations rated A2/P2 at the time of purchase with a maturity of 60 days or less, (iv) no security shall have a maturity greater than one year and (v) all securities constituting Cash Equivalents shall be denominated in the currency of the United States of America.

“Cash Holdings” means the sum of (i) cash held in stores, (ii) cash in depository accounts maintained with the Agent, (iii) cash in depository accounts with financial institutions that have executed and delivered a Deposit Account Control Agreement for the benefit of the Agent, (iv) the amount of items in clearing with the Agent or any financial institution that is a party to a Deposit Account Control Agreement, and (v) Cash Equivalents held with securities intermediaries that have executed and delivered a Securities Account Control Agreement for the benefit of the Agent, and (vi) cash in transit with armored carriers.

“Cash Operating Expenses” means the sum of Regional Expenses and Corporate Expenses, as each such item is shown on the financial statements of the Borrower.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted based (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or

(c) any individual(s) or entity(s) acting in concert (but excluding any individuals or entities acting in concert with Don Early) shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of such Person, or control over the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such

Person on a fully-diluted basis (and taking into account all such securities that such individual(s) or entity(s) or group has the right to acquire pursuant to any option right) representing 25% or more of the combined voting power of such securities; provided, however, a Change of Control shall not be deemed to have occurred as a result of any of the foregoing which arose solely as a result of the death of Don Early and the subsequent disposition of equity securities owned by Don Early at his death by any trust under which Don Early was the grantor as long as the purchaser of such equity securities shall not, after such purchase, own 50% or more of the voting equity securities of such Person.

“Change in Law” means the adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by any Lender or applicable Lending Installation or the Issuing Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Closing Date” means the date on which this Agreement has been executed by the Borrower, the Lenders and the Agent and on which all conditions precedent to the making of the initial extensions of credit hereunder have been satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Collateral” means all assets of the Borrower and its Subsidiaries identified in the Security Agreement, the Pledge Agreement, the Canadian Pledge Agreement, the Negative Pledge Agreement, the Subsidiary Security Agreement(s), and any other security document delivered pursuant to this Agreement.

“Commitment” means the Revolving Loan Commitments.

“Consolidated” or “consolidated” means, when used with reference to any financial term in this Agreement, the aggregate for the Borrower and its Subsidiaries of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” of the Borrower means, for any period, the Consolidated current assets, excluding prepaid expenses, of the Borrower and its Subsidiaries as shown on the Consolidated financial statements of the Borrower determined in accordance with GAAP.

“Consolidated Current Assets to Total Consolidated Debt” means the ratio of Consolidated Current Assets to Total Consolidated Debt as determined on a particular determination date.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income during such period, plus (b) to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense during such period, plus (ii) all provisions for any federal, state, local and/or foreign income taxes made by the Borrower and its Subsidiaries during such period (whether paid, accrued or deferred), plus (iii) all depreciation and amortization expenses of the Borrower and its Subsidiaries during such period, plus (iv) any non-recurring losses approved by the Agent and any extraordinary losses approved by the Agent for such period, plus (v) any losses from the sale or other disposition of Property other than in the ordinary course of business approved by the Agent during such period, plus (vi) the decrease, if any, during the subject period in the Rate Hedging Termination Value under any Hedge Agreement to which such Person is a party to the extent such Rate Hedging Termination Value is owed or would be owed by such Person, plus (vii) the aggregate actual out of pocket transaction fees and expenses incurred in connection with a Permitted Acquisition to the extent not capitalized by the Borrower and in any event, such aggregate amount not to exceed the greater of $50,000 or 5% of the purchase price of the acquired business or assets in the Permitted Acquisition, but not to exceed $250,000, plus (viii) non-cash charges related to equity based compensation of employees or directors, minus (c) to the extent added in determining such Consolidated Net Income, the sum of (i) any non-recurring gains approved by the Agent and any extraordinary gains approved by the Agent during such period, minus (ii) the increase, if any, during the subject period in the Rate Hedging Termination Value under any Hedge Agreement to which such Person is a party to the extent such Rate Hedging Termination Value is owed or would be owed to such Person, plus (iii) any gains from the sale or other disposition of Property other than in the ordinary course of business approved by the Agent during such period, all determined on a Consolidated basis in accordance with GAAP. Such Consolidated EBITDA may be adjusted for any Permitted Acquisition occurring after the Closing Date using the actual trailing twelve (12) month Consolidated EBITDA of the acquired entity, as reviewed and approved by the Agent.

“Consolidated Net Income” of the Borrower means, for any period, the consolidated net income of the Borrower and its Subsidiaries determined in accordance with GAAP, but not including in the computation thereof the amounts (including related expenses and any tax effect related thereto) resulting from: (a) any gains resulting from the revaluation of assets, (b) any gains resulting from an acquisition by the Borrower or any of its Subsidiaries at a discount of any debt of any Borrower or any of its Subsidiaries, (c) any earnings of any Person acquired by the Borrower or any of its Subsidiaries through purchase, merger or consolidation or otherwise for any time prior to the date of acquisition, (d) any deferred credit representing the excess of equity in any Subsidiary of the Borrower at the date of acquisition over the cost of the investment in such Subsidiary, or (e) any net gain from the collection of life insurance policies.

“Contingent Liabilities” of any Person means, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including all reimbursement obligations of such Person in respect of any letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person; provided, Contingent Liabilities shall not include Third Party Guarantees.

“Current Maturities of Long-Term Debt” means, as of any determination date, the aggregate amount of principal payments that were required to be paid during twelve (12) months ending on the determination date on indebtedness (including the principal portion of payments in respect of Capital Leases, but excluding principal payments in respect of the Revolving Loans).

“Daily Floating LIBOR Rate” means the one-month LIBOR rate quoted by the Agent from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each Business Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation.

“Default” means any of the events or conditions described in Section 8.01, the occurrence of which might become an Event of Default with notice or lapse of time or both.

“Defaulting Lender” means any Lender, as determined by Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within one Business Day of the date such portion is required in the determination of Agent to be funded by it hereunder, (b) notified the Borrower, Agent, the Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations (i) under this Agreement or (ii) under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is the subject of a good faith dispute, (c) failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not become a Defaulting Lender solely as the result of (x) the acquisition or maintenance of an ownership interest in such Lender or a Person controlling such Lender or (y) the exercise of control over a Lender or a Person controlling such Lender, in each case, by a governmental authority or an instrumentality thereof. Any determination by Agent that a Lender is a Defaulting Lender will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender upon notification of such determination by Agent to the Borrower, the Issuing Lender, the Swingline Lender and the Lenders.

“Default Rate” means the rate per annum which is four percent (4%) per annum in excess of the Base Rate, as adjusted from time to time.

“Deposit Account Control Agreement” means any Deposit Account Control Agreement required by Agent to perfect its security interest in cash deposits of the Borrower or a Guarantor which are held in a financial institution other than U.S. Bank.

“Distribution” means any declaration, payment or setting a part of any sum for payment of any dividend (except a dividend payable in common stock of the Borrower) on, or any distribution (except a distribution in common stock of the Borrower) in respect of, any shares of capital stock of the Borrower.

“Dollars” and “$” means, the lawful money of the United States of America.

“Eligible Factoring Receivable” means a factoring receivable which (i) arose in the ordinary course of the factoring finance business; (ii) is not more than ten (10) days past due; (iii) is not subject to a claim or threat of a defense or set-off; (iv) is not due from a debtor that is deceased or dissolved or which is subject to a bankruptcy, insolvency, receivership or similar proceeding; (v) is not owed by an Affiliate; (vi) is not unacceptable to the Agent in the exercise of its reasonable credit judgment; and (vii) is subject to a first-perfected security interest held by the Agent for the benefit of the Lenders; provided, however, any factoring receivable, or portion of a factoring receivable, which is (y) a factoring receivable that results in the total amount of Eligible Factoring Receivables to exceed twelve and one-half of one percent (12.5%) of total loans and factoring receivables, or (z) which is owned by a Canadian Company or a Subsidiary of a Canadian Company, shall not constitute an Eligible Factoring Receivable.

“Eligible Loan Receivable” means a loan which (i) arose in the ordinary course of the payday lending, installment lending or the title loan finance business; (ii) is not more than ten (10) days past due; (iii) is not subject to a claim or threat of a defense or set-off; (iv) is not due from a debtor that is deceased or dissolved or which is subject to a bankruptcy, insolvency, receivership or similar proceeding; (v) is not owed by an Affiliate; (vi) is not unacceptable to the Agent in the exercise of its reasonable credit judgment; and (vii) is subject to a first-perfected security interest held by the Agent for the benefit of the Lenders; provided, however, any loan, or portion of a loan, which is (x) a title loan that results in the total amount of title loans exceeding ten percent (10%) of total loans and factoring receivables, or (y) the rollover of a previous loan and results in the total amount of rollover loans exceeding thirty percent (30%) of total loans and factoring receivables, shall not constitute an Eligible Loan Receivable.

“Environmental Laws” means any and all Governmental Regulations concerning the protection of, or regulating the discharge of substances into, the environment, including the Governmental Regulations specified in the definition of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person or any Subsidiary of such Person, would be treated as a single employer under Section 414 of the Code.

“Event of Default” means any of the events or conditions described in Section 8.01.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the Issuing Lender, and the Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender, the Issuing Lender or the Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.05(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.05(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” for any day means the per annum rate (rounded upwards, if necessary, to the nearest one-hundredth of one percent (1/100%)) that is equal to the average of the rates on reserves traded for overnight use among members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Lender of New York, or, if such rate is not published for any day, the average of the quotations for such rates received by the Agent from three federal funds brokers of recognized standing selected by the Agent in its discretion.

“First Closing Date” means January 19, 2006.

“Fiscal Year” means the twelve (12) month fiscal period of Borrower and its Subsidiaries which begins on January 1 of each calendar year and ends on December 31 of the same calendar year.

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of Operating Cash Flow to Fixed Charges, all such items being calculated for (i) the trailing three (3) months ending as of September 30, 2014, (ii) the trailing six (6) months ending as of December 31, 2014, (iii) the trailing nine (9) months ending as of March 31, 2015, and (iv) the trailing twelve (12) months ending as of June 30, 2015 and the trailing twelve (12) months ending as of the end of each calendar quarter thereafter.

“Fixed Charges” means, for the determination period, the sum of (i) Interest Expense paid or payable during such period (but excluding the issuance or accrual of PIK Interest), (ii) Current Maturities of Long-Term Debt, and (iii) Operating Lease Expense, all as determined on a Consolidated basis in accordance with GAAP.

“Floating Index” means, at any time, the higher of (i) the Prime Rate, (ii) the Federal Funds Rate plus one-half of one percent (0.50%), or (iii) the Daily Floating LIBOR Rate plus two percent (2.00%).

“Funding Date” means any Business Day designated by the Borrower as a day on which (a) a Loan is to be made, (b) a Base Rate Loan is to be converted to a LIBOR Rate Loan, or (c) a Loan Period is to be renewed or extended, each in accordance with the terms and conditions of this Agreement.

“GAAP” means generally accepted accounting principles as set forth by governing accounting authorities in the United States of America, such as the Financial Accounting Standards Board and the Securities and Exchange Commission, as such principles may change from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Governmental Regulations” means any and all laws, statutes, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards, or any similar requirement, of the government of the United States or any foreign government or any state, province, municipality or other political subdivision thereof or therein or any court, agency, instrumentality, regulatory authority or commission of any of the foregoing.

“Guarantor” means QC Financial Services, Inc., a Missouri corporation, QC Properties, LLC, a Kansas limited liability company, QC Financial Services of California, Inc., a California corporation, QC Advance, Inc., a Missouri corporation, Cash Title Loans, Inc., a Missouri corporation, QC Financial Services of Texas, Inc., a Kansas corporation, Express Check Advance of South Carolina, LLC, a Tennessee limited liability company, QC Auto Services, Inc., a Kansas corporation, and QC Loan Services, Inc., a Kansas corporation, QC E-Services, Inc., a Kansas corporation, QC Capital, Inc., a Kansas corporation and any other Person that is now or hereafter becomes a guarantor of some or all of the Borrower’s Obligations to Agent and the Lenders.

“Guaranty” means (i) the Subsidiary Guaranty delivered by QC Financial Services, Inc., a Missouri corporation, QC Properties, LLC, a Kansas limited liability company, QC Financial Services of California, Inc., a California corporation, QC Advance, Inc., a Missouri corporation, Cash Title Loans, Inc., a Missouri corporation and QC Financial Services of Texas, Inc., a Kansas corporation to Agent for the benefit of the Lenders on the First Closing Date, (ii) the Subsidiary Guaranty delivered by Express Check Advance of South Carolina, LLC, a Tennessee

limited liability company, to Agent for the benefit of the Lenders on December 1, 2006, (iii) the Subsidiary Guaranty delivered by QC Auto Services, Inc., a Kansas corporation and QC Loan Services, Inc., a Kansas corporation, and QC E-Services, Inc., a Kansas corporation, to Agent for the benefit of the Lenders on the Second Closing Date, and (iv) any other guaranty agreement delivered by a Person after the Closing Date, pursuant to which such Guarantors guarantee payment and performance of the Obligations, as amended, supplemented or restated from time to time.

“Hazardous Materials” means asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials and any “hazardous substance”, “hazardous waste”, “pollutant”, “toxic pollutant”, “oil” or “contaminant” as used in, or defined pursuant to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC § 9601 et seq., and 40 CFR 302.1 et seq.; the Federal Clean Air Act, as amended, 42 USC § 7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq., as amended, and regulations thereunder; the Federal Water Pollution Control Act, 33 USC § 1251 et seq., as amended, and regulations thereunder; 40 CFR § 116.1 et seq. and § 129.1 et seq.; and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, release, threatened release, or emission of which is regulated or governed by any Environmental Laws.

“Hedge Agreement” means any agreement between Borrower and a Lender or any Affiliate of a Lender now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest rates, currency valuations or commodity prices.

“Indebtedness” of any Person means, (a) all obligations of such Person for borrowed money, (b) the principal components of all obligations of such Person as lessee under any Capital Lease, (c) all obligations which are secured by any Lien existing on any asset or property of such Person whether or not the obligation secured thereby shall have been assumed by such Person, (d) the unpaid purchase price for goods, property or services acquired by such Person, except for trade accounts payable arising in the ordinary course of business, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered (generally referred to as “take or pay contracts”), (f) all liabilities of such Person in respect of unfunded benefit liabilities (determined in accordance with Section 4001(a)(18) of ERISA) under any Plan of such Person or of any ERISA Affiliate, (g) all obligations of such Person under any Hedge Agreement (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (h) all Third-Party Guarantees of such Person.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Expense” means, for any period, all amounts recorded and deducted in computing the Borrower’s Consolidated Net Income for such period in respect of interest charges and expense (whether paid or accrued), including the interest component payable with respect to any Capital Lease.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s or a Guarantor’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means any advance, loan, extension of credit or capital contribution to, or any investment in the capital stock or other equity interests, or debt securities or other obligations of, another Person.

“Issuing Lender” means U.S. Bank, as issuer of Letters of Credit issued under Section 2.12.

“Lender” refers to any bank which is a signatory hereto, any bank which becomes a party to this Agreement after the Closing Date in accordance with the provisions of Section 11.07, and their respective successors and permitted transferees and assigns, and includes each of the Revolving Lenders and the Swingline Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof.

“Letter of Credit” means a standby or commercial letter of credit issued by the Issuing Lender pursuant to Section 2.12 for the account of the Borrower which supports a financial undertaking of the Borrower or a Subsidiary in favor of a Person advancing credit or securing an obligation on behalf of the Borrower.

“Letter of Credit Commitment” means, with respect to each Lender, the obligation of such Lender to acquire Participations in respect of Letters of Credit and Reimbursement Obligations up to an aggregate amount at any one time outstanding not to exceed the amount for such Lender set forth on Schedule 2.01 attached hereto. The total aggregate Letter of Credit Commitment of all Lenders as of the Closing Date is $5,000,000.

“Letter of Credit Outstandings” means, as of any date of determination, the aggregate amount available to be drawn under all Letters of Credit plus Reimbursement Obligations then outstanding.

“LIBOR Rate” means, with respect to a LIBOR Rate Loan for the relevant Loan Period, the applicable interest settlement rate for deposits in Dollar LIBOR appearing on the applicable Reuters Screen LIBOR01 (or on any successor or substitute page on such screen) as of 11:00 a.m. (London time) on the Quotation Date for such Loan Period, and having a maturity equal to such Loan Period, provided that, if the applicable Reuters Screen LIBOR01 for Dollar LIBOR (or any successor or substitute page) is not available to the Agent for any reason, the applicable LIBOR Rate for the relevant Loan Period shall instead be the applicable interest settlement rate for deposits in Dollar LIBOR as reported by any other generally recognized financial information service selected by the Agent as of 11:00 a.m. (London time) on the Quotation Date for such Loan Period, and having a maturity equal to such Loan Period, provided that, if no such interest settlement rate is available to the Agent, the applicable LIBOR Rate for the relevant Loan Period shall instead be the rate determined by the Agent to be the rate at which U.S. Bank or one of its Affiliate banks offers to place deposits in Dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Loan Period, in the approximate amount of U.S. Bank’s relevant LIBOR Rate Loan and having a maturity equal to such Loan Period.

“LIBOR Rate Loan” means any Loan that bears interest at or by reference to the Adjusted LIBOR Rate.

“Lien” means any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, conditional sale or title retention contract, sale and leaseback transaction, financing statement filing, lease for security purposes, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential arrangement or other claim or right.

“Loan” means a Base Rate Loan or a LIBOR Rate Loan, whether a Revolving Loan or a Swingline Loan, made by a Lender pursuant to this Agreement and evidenced by a Note.

“Loan Documents” means this Agreement, the Notes, the Security Agreement, any Guaranty, the Pledge Agreement, the Canadian Pledge Agreement, the Negative Pledge Agreement, the Subordination Agreement, any Hedge Agreement, any Subsidiary Security Agreement (as described in Section 7.01(g)), any Deposit Account Control Agreement or Securities Account Control Agreement and all other agreements, documents or instruments executed contemporaneously with the execution of this Agreement or hereafter executed by or on behalf of the Borrower or the Subsidiaries and delivered to the Agent or the Lenders in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.

“Loan Period” means, with respect to each LIBOR Rate Loan, the period commencing on the Funding Date for such LIBOR Rate Loan and ending on the numerically corresponding day one (1) month, three (3) months or six (6) months thereafter, as specified by the Borrower in the Notice of Borrowing submitted under Section 2.04; provided, however, that:

(a) if any Loan Period which would otherwise end on a day which is not a Business Day, then the Loan Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case such Loan Period shall end on the immediately preceding Business Day;

(b) if any Loan Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Loan Period), then the Loan Period shall end, subject to clause (c) below, on the last Business Day of the calendar month at the end of such Loan Period;

(c) any Loan Period which would otherwise end after the Termination Date shall end on the Termination Date; and

(d) the interest rate applicable to any Loan Period shall apply from and include the first day of such Loan Period to, but excluding, the last day of such Loan Period.

“Loss Ratio” means, for trailing twelve (12) month period ending on any determination date, the percentage of the provision for losses to revenues, as each item is shown on the consolidated income statement of the Borrower and its Subsidiaries, as determined in accordance with GAAP; provided that, for purposes of determining such percentage, $750,000 of extraordinary losses of Borrower shall be excluded from any period of determination which includes the month of December 2013.

“Material Adverse Event” means any event, occurrence or state of facts which has or could have a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries on a consolidated basis.

“Multi-Employer Plan” means any “multi-employer plan” as defined in Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Negative Pledge Agreement” means, collectively, (i) the Negative Pledge Agreement executed on the Third Closing Date by the Canadian Companies in favor of Agent for the benefit of the Lenders, and (ii) any other negative pledge agreement delivered by a Subsidiary of QC Canada Holdings Inc., a British Columbia company, pursuant to which such Subsidiary restricts the placement of Liens upon all real and personal property which such Subsidiary now or thereafter acquires an interest, as amended supplemented or restated from time to time.

“Net Proceeds” means cash payments received by Borrower or any Subsidiary from (i) any public or private offering of any security (other than stock options or restricted stock granted to employees, officers, directors or other parties pursuant to a stock option or equity incentive plan or agreement), net of all customary legal, accounting, banking and underwriting fees and expenses, commissions or discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid as a result of such issuance or (ii) the sale of Property (other than the sale of inventory or bad debt in the ordinary course of business, but including the sale of stock or membership interest of any Subsidiary) less customary expenses of the sale and taxes actually paid due to such sale.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Notes” means, collectively, the Revolving Loan Notes and the Swingline Note.

“Notice of Borrowing” has the meaning given such term in Section 2.04(a).

“Obligations” means the principal of and interest on the Loans, Borrower’s reimbursement obligations and amounts available to be drawn by Borrower with respect to the Letters of Credit, and all other indebtedness, obligations and liabilities of the Borrower to the Agent or the Lenders under, arising out of or in connection with this Agreement or any other Loan Document (including indemnities, fees and expenses), whether now existing or hereafter incurred, direct or indirect, absolute or contingent, matured or unmatured, joint or several, whether for principal, interest, reimbursement obligations, fees, expenses or otherwise, and the due performance and compliance by the Borrower with the terms and conditions of this Agreement and the other Loan Documents including, without limitation, all obligations of the Borrower to a Lender under any Hedge Agreement.

“Operating Cash Flow” means, for the determination period, the sum of (i) Consolidated EBITDA, plus (ii) Operating Lease Expense, minus (iii) the greater of (A) Capital Expenditures or (B) $2,000,000 (for any 12 month period; for testing periods less than 12 months, this figure shall be prorated to the number of months being tested), minus (iv) the aggregate amount of all federal, state, local and/or foreign income taxes paid by Borrower and its Subsidiaries, minus (v) the value or amount of a Distribution, all as determined on a Consolidated basis in accordance with GAAP. For purposes of the foregoing, Capital Expenditures for any Fiscal Year that are funded with the proceeds of Permitted Subordinated Debt, other than the 2011 Subordinated Debt, will be excluded from the determination of Capital Expenditures above, up to a maximum amount of $2,000,000.

“Operating Lease Expense” means payments under any leases other than Capital Leases.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal Dollar Amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its pro rata share of the aggregate principal amount of Swingline Loans outstanding at such time, plus (iii) an amount equal to its pro rata share of the Letter of Credit Outstandings at such time.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participation” means, with respect to any Lender (other than the Issuing Lender) and a Letter of Credit, the extension of credit represented by the participation of such Lender hereunder in the liability of the Issuing Lender in respect of a Letter of Credit issued by the Issuing Lender in accordance with the terms of Section 2.12.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Acquisition” means an Acquisition that satisfies each of the following requirements: (i) the target Person is in the same line of business as Borrower, (ii) the total consideration paid for any single Acquisition shall not exceed $5,000,000, (iii) the aggregate consideration paid for all such Acquisitions, from the Closing Date through the Termination Date does not exceed $15,000,000, (iv) after giving effect to the Acquisition, the Borrower shall have current availability under the Revolving Loans of not less than two months of Cash Operating Expenses and the Leverage Ratio of the Borrower shall be 0.25x less than the Leverage Ratio required pursuant to Section 7.02(c) of this Agreement, (v) if the Acquisition takes the form of a merger, the Borrower or one of its wholly-owned subsidiaries must be the surviving entity, (vi) the Acquisition shall not create a Default or Event of Default under this Agreement, and (vii) not later than five (5) Business Days prior to the consummation of the proposed Acquisition, the

Borrower shall have provided to the Agent pro forma financial statements giving effect to the Acquisition which demonstrate continued compliance with the financial covenants contained in this Agreement.

“Permitted Investments” means, with respect to any Person:

(a) Investments in Cash Equivalents;

(b) Investments in entities which, as of the Closing Date, are existing Subsidiaries of the Borrower or one of its Subsidiaries, provided that such Subsidiary is not a Canadian Company or a Subsidiary of a Canadian Company;

(c) [Intentionally Omitted.]

(d) existing Investments as of the Closing Date, and any renewals, refinancings or extensions of such existing Investments, in partnerships, joint ventures or limited liability companies in which the Borrower or one of its Subsidiaries has less than a majority ownership or other equity interest;

(e) travel or relocation advances or loans extended to officers and employees in the ordinary course of business of the Borrower or a Subsidiary, not to exceed $250,000 in the aggregate at any time;

(f) Investments in entities other than QC Capital, Inc., which, after the Closing Date, become Subsidiaries of the Borrower or any Subsidiary of the Borrower in compliance with Section 7.01(g);

(g) the purchase of life insurance policies upon the lives of key employees or directors, each of which (other than policies purchased in conjunction with deferred compensation plans) shall be assigned to the Agent for the benefit of the Lenders and shall be described on Schedule 1.01 (Key Man Policies) hereto;

(h) Investments in QC Capital, Inc. not to exceed $5,000,000 in the aggregate, provided such Subsidiary is in compliance with Section 7.01(g); and

(i) other Investments not to exceed $500,000 in the aggregate at any one time outstanding on a consolidated basis at any time after the Closing Date.

“Permitted Liens” means the Liens permitted by Section 7.02(e).

“Permitted Subordinated Debt” means (i) the 2011 Subordinated Debt, and (ii) Indebtedness in favor of a Person who was a shareholder of Borrower as of the Third Amendment Date, which Indebtedness is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Agent (including, without limitation, that cash payments of principal and interest with respect to such Indebtedness shall be prohibited in the event of the occurrence of any Default or Event of Default hereunder) and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Agent in its sole discretion.

“Person” or “person” includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a trade or business (whether or not incorporated), a government (foreign or domestic) and any agency or political subdivision thereof, or any other entity.

“PIK Interest” means any interest on Permitted Subordinated Debt that is payable in kind by the issuance of additional subordinated notes, whether represented by book-entry accrual of PIK Interest or physical issuance of subordinated PIK notes representing the PIK Interest.

“Plan” means, with respect to any Person, any pension plan (other than a Multi-Employer Plan) subject to Title IV of ERISA or to the minimum funding standards of Section 412 of the Code which has been established or maintained by such Person, any subsidiary of such Person or any ERISA Affiliate, or by any other Person if such Person, any subsidiary of such Person or any ERISA Affiliate could have liability with respect to such pension plan.

“Pledge Agreement” means, collectively, the Pledge Agreement executed on the First Closing Date by the Borrower in favor of Agent for the benefit of the Lenders, as amended by a First Amendment to Pledge Agreement dated as of the Second Closing Date, and the Pledge Agreement executed on the First Closing Date by QC Financial Services, Inc. in favor of Agent for the benefit of the Lenders, as amended by a First Amendment to Pledge Agreement dated December 1, 2006 as each agreement is further amended, supplemented or restated from time to time.

“Prime Rate” means the prime or base rate of interest as announced by Agent, as in effect from time to time, which rate may not be the lowest rate charged by said Agent to any of its customers, and which Prime Rate shall change simultaneously with any change in such announced rate.

“Prohibited Transaction” means any transaction involving any Plan which is proscribed by Section 406 of ERISA or Section 4975 of the Code.

“Property” means any kind of asset or property, whether real, personal or mixed, tangible or intangible, in which Borrower or any of its Subsidiaries has an interest of any type or right of possession.

“Quotation Date” means, in relation to any Loan Period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.

“Rate Hedging Termination Value” means in respect of any Hedge Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreement, (a) for any date on or after the date such Hedge Agreement has been closed out and a termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Hedge Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreement (which may include a Lender or any Affiliate of a Lender).

“Reimbursement Obligation” means at any time the obligation of the Borrower with respect to any Letter of Credit to reimburse the Issuing Lender for amounts theretofore paid by the Issuing Lender pursuant to a drawing under such Letter of Credit.

“Related Company Contingent Liabilities” means Contingent Liabilities of the Borrower incurred with respect to payment and/or performance obligations of a Subsidiary and Contingent Liabilities of a Subsidiary incurred with respect to payment and/or performance obligations of another Subsidiary or the Borrower.

“Reportable Event” means a reportable event as described in Section 4043(b) of ERISA including those events as to which the 30-day notice period is waived under Part 2615 of the regulations promulgated by the PBGC under ERISA.

“Required Lenders” means, (a) at any time the number of Lenders is greater than or equal to four (4), the Lenders owning at least fifty-one percent (51%) of the aggregate outstanding Commitments, excluding Commitments of any Defaulting Lender, and (b) at any time the number of Lenders is less than or equal to three (3), the Lenders owning one hundred percent (100%) of the aggregate outstanding Commitments, excluding Commitments of any Defaulting Lender.

“Reserve Requirement” means, with respect to an Loan Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Lender” means each Lender with a Revolving Loan Commitment, together with its successors and permitted assigns. The initial Revolving Lenders are set forth in Schedule 2.01.

“Revolving Loan Commitment” means, with respect to each Revolving Lender: (i) the obligation of such Lender to make Revolving Loans to the Borrower under this Agreement in an aggregate principal amount at any one time outstanding not to exceed the amounts set forth for that Revolving Lender on Schedule 2.01 attached hereto, and (ii) the obligation of such Revolving Lender to purchase Participations in Letter of Credit and Reimbursement Obligations in an aggregate amount at any one time outstanding not to exceed the amount set forth for that Lender on Schedule 2.01 attached hereto.

“Revolving Loans” has the meaning given such term in Section 2.01(a).

“Revolving Loan Note” means a Promissory Note, substantially in the form of Exhibit A, given to evidence a Revolving Loan, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“Second Closing Date” means December 7, 2007.

“Securities Account Control Agreement” means any control agreement required by the Agent to perfect its security interest in any securities account or investment property of the Borrower or a Guarantor.

“Security Agreement” means the Security Agreement executed on the First Closing Date by Borrower in favor of Agent for the benefit of the Lenders, as amended, supplemented or restated from time to time.

“Security Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Consolidated Debt” means the sum of: (i) the outstanding principal balance of the Loans under this Agreement, plus (ii) the Letter of Credit Outstandings, plus (iii) the aggregate outstanding principal balance of all other senior indebtedness for borrowed money, including Capital Lease obligations, plus (iv) guarantees of indebtedness.

“Senior Leverage Ratio” means the ratio of Senior Consolidated Debt to Consolidated EBITDA, as determined on a particular determination date.

“Solvent” means, with respect to any Person on a particular determination date, that on such date (i) the fair value of the property of such Person is greater than the total amount of debts and other liabilities, including, without limitation, contingent and unliquidated liabilities, of such Person, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or other liabilities beyond such Person’s ability to pay as such debts and other liabilities mature or become due, and (iv) such Person is not engaged in a business or a transaction for which such Person’s property would constitute unreasonably small capital.

“Subordination Agreement” means the Subordination Agreement dated of even date herewith executed by Don Early and Gregory L. Smith, in their individual capacity and as the trustees of their revocable trusts, in favor of the Agent for the benefit of the Lenders.

“Subsidiary” of any Person means any other Person (whether now existing or hereafter organized or acquired) in which at least a majority of the securities or other ownership interests of each class having ordinary voting power or analogous rights of such other Person are owned (other than securities or other ownership interests which at the time as of which any determination is being made, are owned or have such power or right only by reason of the happening of a contingency), beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. Unless the context otherwise provides, “Subsidiary” means a Subsidiary of Borrower.

“Subsidiary Security Agreement” means (i) the Subsidiary Security Agreement delivered on the First Closing Date by the initial Guarantors to the Agent for the benefit of the Lenders, (ii) the Subsidiary Security Agreement delivered on December 1, 2006 by Express Check Advance of South Carolina, LLC to the Agent for the benefit of the Lenders, (iii) the Subsidiary Security Agreement delivered on the Second Closing Date by QC Auto Services, Inc., QC Loan Services, Inc. and QC E-Services, Inc. for the benefit of the Lenders, (iv) QC Capital, Inc., a Kansas corporation and (v) any Subsidiary Security Agreement delivered after the Closing Date by a new Subsidiary pursuant to this Agreement.

“Swingline Lender” means U.S. Bank.

“Swingline Loan” has the meaning given such term in Section 2.02(a).

“Swingline Note” means a Promissory Note, substantially in the form of Exhibit B, given to evidence a Swingline Loan, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Swingline Sublimit” means $5,000,000.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Termination Date” means the earlier to occur of (a) July 23, 2016, (b) the date on which the Commitments shall be terminated pursuant to Section 2.07, or (c) the date on which the Commitments shall be terminated pursuant to Section 8.02.

“Third Closing Date” means September 30, 2011.

“Third Party Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly; and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Third Party Guarantee shall not include endorsements for collection or deposit in the ordinary course of business (including, but not limited to, third-party bill payment receipts and remittances, money-transfer services, or money-order sales) or a Guaranty in favor of the Agent.

“Total Consolidated Debt” means all Indebtedness for borrowed money (including obligations under this Agreement and the principal component of Capital Leases), except: (i) loans between Borrower and its Subsidiaries which are Guarantors hereunder, (ii) Third-Party Guarantees issued by QC Financial Services of Texas, Inc. as a credit service organization, and (iii) the 2011 Subordinated Debt.

“Total Leverage Ratio” means the ratio of Total Consolidated Debt to Consolidated EBITDA as determined on a particular determination date.

“Type of Loan” has the meaning given such term in Section 2.01(a).

“U.S. Bank” means U.S. Bank National Association.

1.02 Certain Rules of Construction. For purposes of this Agreement:

(a) Certain References. The words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Articles, Sections, Exhibits or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

(b) General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iii) all references to any party shall include such party’s successors and permitted assigns; and (iv) the term “including” means including, without limitation.

(c) Accounting Terms. All accounting terms used herein that are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP, all computations made pursuant to this Agreement shall be made in accordance with GAAP, except as otherwise expressly permitted or directed by this Agreement, and all financial statements shall be prepared in accordance with GAAP.

ARTICLE II. THE CREDIT FACILITY

2.01 Revolving Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each of the Revolving Lenders, severally and not jointly, agrees to make revolving credit loans (“Revolving Loans”) to Borrower from time to time from and including the Closing Date to but excluding the Termination Date on a pro rata basis as to the total borrowings requested by Borrower based on such Revolving Lender’s Applicable Revolving Commitment Percentage, up to, but not exceeding in the aggregate principal amount at any one time outstanding, the amount of such Lender’s Revolving Loan Commitment; provided, however, that no Revolving Lender shall have any obligation to make a Revolving Loan if: (i) a Default or Event of Default exists or would result from such Revolving Loan, (ii) the sum of outstanding Revolving Loans made by the Revolving Lender plus the Revolving Lender’s pro rata share of Letter of Credit Outstandings based on the Revolving Lender’s Applicable Revolving Commitment Percentage would exceed that Revolving Lender’s Revolving Loan Commitment, or (iii) the sum of outstanding Revolving Loans made by all Revolving Lenders plus all Letter of Credit Outstandings and Swingline Loans would exceed the lesser of (A) the aggregate Revolving Commitments of all Revolving Lenders and (B) the Borrowing Base. Revolving Loans may be outstanding as Base Rate Loans or LIBOR Rate Loans (each a “Type of Loan”). Within the limits of the aggregate Revolving Loan Commitments and the Borrowing Base and subject to the other terms and conditions of this Agreement, the Revolving Loans may be borrowed, repaid and reborrowed by the Borrower, in its discretion, from time to time prior to the Termination Date. Agent may, with three (3) Business Days prior notice to or the consent of Borrower, make a Revolving Loan to pay any interest due, any Reimbursement Obligations, or any fees, cash or expenses due from Borrower to the Agent or the Revolving Lender under this Agreement and such Revolving Loan will be deemed made by the Revolving Lenders on a pro rata basis based on their Applicable Revolving Loan Commitment Percentages. The principal balance of the Revolving Loans referred to in the Second Amended and Restated Credit Agreement and outstanding on the Closing Date shall be deemed outstanding as the Revolving Loans under this Agreement on the Closing Date. Similarly, accrued but unpaid interest, if any, on such Revolving Loans shall be deemed owing as accrued but unpaid interest on the Revolving Loans under this Agreement.

(b) Principal Payments. Unless earlier payment is required under this Agreement, the Revolving Loans shall be due and payable to the Revolving Lenders on the Termination Date. If at any time the outstanding principal amount of Revolving Loans made by a Revolving Lender plus that Revolving Lender’s pro rata share of Letter of Credit Outstandings based on the Revolving Lender’s Applicable Revolving Commitment Percentage shall exceed that Revolving Lender’s Revolving Loan Commitment, the Borrower shall forthwith pay to the Agent for disbursement to said Revolving Lender an amount not less than the amount of any such excess for application to the outstanding principal amount of the Revolving Loans of that Revolving Lender. If at any time the outstanding principal amount of Revolving Loans made by all Revolving Lenders plus all Letter of Credit Outstandings and Swingline Loans exceeds the lesser of (i) the aggregate Revolving Commitments of all Lenders and (ii) the Borrowing Base, the Borrower shall forthwith pay to the Agent for disbursement to the Revolving Lenders an amount not less than the amount of any such excess for application to the outstanding principal amount of the Revolving Loans of all Revolving Lenders; provided, however, insofar as any excess results from the Agent reclassifying any Eligible Loan Receivable as ineligible under the Borrowing Base based upon the exercise of the Agent’s reasonable credit judgment (the amount of such excess attributable to such reclassification being the “Reclassification Amount”), the Borrower shall pay the Reclassification Amount to the Agent for disbursement to the Revolving Lenders not later than fourteen (14) days after Borrower receives written notice from the Agent of such reclassification and the Reclassification Amount. Each such payment shall be applied first against Revolving Loans that are Base Rate Loans which are then outstanding until payment in full thereof. If any such payment prepays Revolving Loans that are the Base Rate Loans in full, the balance of such payment shall be applied to any LIBOR Rate Loans which are then outstanding in the order in which such LIBOR Rate Loans first become due.

(c) Revolving Notes. The Revolving Loan of each Revolving Lender to the Borrower made pursuant to this Agreement shall be evidenced by a single promissory note in favor of such Lender in the form of Exhibit A, dated the Closing Date, duly completed and executed by the Borrower.

(d) Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans for working capital purposes, to finance the costs of Capital Expenditures, for its general corporate purposes, including the costs of a Permitted Acquisition, and to make a payment on the Closing Date with respect to certain outstanding amounts under the Second Amended and Restated Credit Agreement. The proceeds of the Revolving Loans shall not be advanced by the Borrower to any Subsidiary which is not a Guarantor hereunder except for the Investments contemplated under subparagraph (c) of the definition of “Permitted Investments” in Section 1.01.

2.02 Swingline Loans.

(a) Swingline Loans. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth herein, to make revolving credit loans (the “Swingline Loans”) to Borrower from time to time on any Business Day from and including the Closing Date, to, but excluding, the Termination Date in an aggregate amount not to exceed at any time outstanding the Swingline Sublimit; provided, however, that after giving effect to any Swingline Loan, the Swingline Lender shall not have any obligation to make a Swingline Loan if: (i) a Default or Event of Default exists or would result from the making of such Swingline Loan, (ii) the sum of outstanding Swingline Loans made by the Swingline Lender plus the Swingline Lender’s pro rata share of Letter of Credit Outstandings and Revolving Loans based on the Revolving Lender’s Applicable Revolving Commitment Percentage would exceed that Revolving Lender’s Revolving Loan Commitment, or (iii) the sum of outstanding Revolving Loans made by all Revolving Lenders plus all Letter of Credit Outstandings and Swingline Loans would exceed the lesser of (A) the aggregate Revolving Commitments of all Revolving Lenders and (B) the Borrowing Base. Swingline Loans will be comprised solely of Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a participation interest in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof. The principal balance of the Swingline Loans referred to in the Second Amended and Restated Credit Agreement and outstanding on the Closing Date shall be deemed outstanding as Swingline Loans under this Agreement on the Closing Date. Similarly, accrued but unpaid interest, if any, on such Swingline Loans shall be deemed owing as accrued but unpaid interest on the Swingline Loans under this Agreement.

(b) Borrowing Procedures. Each Swingline Loan request shall be made upon Borrower’s irrevocable notice to the Swingline Lender and Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and Agent not later than 1:00 p.m. St. Louis time on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and Agent of a written Notice of Borrowing, appropriately completed and signed by an authorized officer of Borrower. Promptly after receipt by the Swingline Lender of any telephonic notice, the Swingline Lender will confirm with Agent (by telephone or in writing) that Agent has also received the notice and, if not, the Swingline Lender will notify Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. St. Louis time on the date of the proposed Swingline borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.02(a), or (B) that a Default or Event of Default exists or would result from such Swingline Loan, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. St. Louis time on the borrowing date specified in such Swingline Loan notice of Borrowing, make the amount of such Swingline Loan available to Borrower. The Revolving Lenders agree that the Swingline Lender may agree to modify the borrowing procedures used in connection with Swingline Loans in its discretion and without affecting any of the obligations of Revolving Lenders hereunder other than notifying Agent of a Swingline Loan Notice.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Applicable Revolving Loan Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.04, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Loan Commitments and the conditions set forth in Section 5.02. The Swingline Lender shall furnish Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to Agent. Each Revolving Lender shall make an amount equal to its Applicable Revolving Loan Percentage of the amount specified in such Notice of Borrowing available to Agent in immediately available funds for the account of the Swingline Lender at the Agent’s Office not later than 1:00 p.m. St. Louis time on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.02(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Revolving Loans in accordance with Section 2.02(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to Agent for the account of the Swingline Lender pursuant to Section 2.02(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute a Revolving Loan made by such Revolving Lender or funding of its risk participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Lender (through Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s Commitment to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.02(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.02(c) is subject to the conditions set forth in Section 5.02. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Revolving Commitment Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any circumstance, each Revolving Lender shall pay to the Swingline Lender its Applicable Revolving Loan Percentage thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of the Swingline Lender. The Swingline Lender shall be responsible for invoicing Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.02 to refinance such Revolving Lender’s Applicable Revolving Loan Percentage of any Swingline Loan, interest in respect of such Applicable Revolving Loan Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to the Swingline Lender. Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) Swingline Note. The Swingline Loan of the Swingline Lender to the Borrower pursuant to this Agreement shall be evidenced by a single promissory note in the form of Exhibit B, dated the Closing Date, duly completed and executed by the Borrower.

(h) Use of Proceeds. The Borrower shall use the proceeds of the Swingline Loan for the purposes set forth in Section 2.01(d).

2.03 [Intentionally Omitted.]

2.04 Borrowings.

(a) Loans and Letters of Credit. In order to obtain a Loan or Letter of Credit, the Borrower shall give Agent written (which may be a telecopy as provided in Subsection 11.02) or telephone notice (each telephone notice to be promptly confirmed in writing if required by Agent) of each borrowing or request for Letter of Credit to be made hereunder as provided in Sections 2.08 or 2.12. Each such notice shall be in the form of a “Notice of Borrowing” in substantially the form of Exhibit E hereto, specifying therein (i) the requested date of the proposed Loan (or in the case of a Letter of Credit, the proposed date of the Letter of Credit and the other terms and conditions relating to such Letter of Credit, which shall be as agreed upon by the Issuing Lender and the Borrower), (ii) whether the Loan is a Revolving Loan or a Swingline Loan, (iii) the aggregate amount of the proposed Loan (or where applicable Letter of Credit), and (iv) in the case of a LIBOR Rate Loan, the Loan Period therefor, or in the case of a Letter of Credit, the expiry date therefor and the proposed beneficiary. Not later than 3:00 p.m. St. Louis time on the requested date of such Loan, the Agent shall, subject to the conditions of this Agreement, make the amount of the Loan to be made by the Lenders on such day available to the Borrower in immediately available funds, by crediting an account of the Borrower designated by the Borrower and maintained with Agent.

2.05 Prepayments and Conversions. Subject to Section 3.04 hereof with respect to LIBOR Rate Loans, the Borrower shall have the right to make prepayments of principal on any Loan, in whole or in part, without payment of any penalty or premium, or to convert one Type of Loan into another Type of Loan (provided, Swingline Loans shall be Base Rate Loans only), at any time or from time to time; provided, however, that each partial prepayment shall be in an amount of at least $500,000, and if greater than $500,000, an integral multiple of $100,000. The

Borrower shall give the Agent notice of each such prepayment or conversion as provided in Section 2.08. The Borrower shall not have the right to convert one Type of Loan into another Type of Loan during the continuance of an Event of Default.

2.06 Loan Periods; Renewals.

(a) In the case of each LIBOR Rate Loan, the Borrower shall select a Loan Period of any duration in accordance with the definition of Loan Period in Section 1.01.

(b) Provided that no Event of Default has occurred and is continuing, upon notice to the Agent as provided in Section 2.08, the Borrower may renew any LIBOR Rate Loan on the last day of the Loan Period therefor as the same Type of Loan with a Loan Period of the same or different duration in accordance with the limitations provided in the definition of Loan Period in Section 1.01. If the Borrower shall fail to give notice to the Agent of such a renewal or, if an Event of Default has occurred and is continuing, such LIBOR Rate Loan shall automatically become, as of the last day of the then current Loan Period, a Base Rate Loan maturing on the Termination Date.

2.07 Changes of Commitments. The Borrower shall have the right to reduce or terminate the amount of unused Commitments for Loans at any time or from time to time; provided, however, that: (a) the Borrower shall give written notice of each such reduction or termination to the Agent as provided in Section 2.08; (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000, and if greater than $1,000,000, an integral multiple of $500,000; (c) each reduction and termination shall be applied to the Commitments of the Lenders pro rata according to the amounts of their Applicable Revolving Commitment Percentages; provided, however, that in no event shall the Commitments for Loans be partially reduced or terminated pursuant to this Section 2.07 if, as a result thereof, the Commitment for Loans of any Lender would thereby be reduced to an amount less than the sum of all Loans and Letter of Credit Outstandings of such Lender then currently outstanding. The Commitments once reduced or terminated may not be reinstated.

2.08 Certain Notices. Notices by the Borrower to the Agent pursuant to Section 2.04, each prepayment or conversion pursuant to Section 2.05 and each renewal pursuant to Section 2.06(b), and notices by the Borrower to the Agent of each reduction or termination of the Commitments for Loans pursuant to Section 2.07, shall be irrevocable and shall be effective only if received by the Agent not later than 12:00 noon St. Louis time, and (a) in the case of borrowings and prepayments of, conversions into and (in the case of LIBOR Rate Loans) renewals of (i) Base Rate Loans, given on the Business Day thereof; and (ii) LIBOR Rate Loans, given three (3) Business Days prior thereto; and (b) in the case of reductions or termination of the Commitment for Loans, given three (3) Business Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Section 2.09) and Type of Loans to be borrowed, converted, prepaid or renewed (and, in the case of a conversion, the Type of Loans to result from such conversion and, in the case of a LIBOR Rate Loan, the Loan Period therefor) and the date of the borrowing, prepayment, conversion or renewal (which shall be a Business Day) or the amount and date (which shall be a Business Day) of such reduction or termination of the Commitments for Loans and, in the case of a borrowing, such additional information as may be required by Section 2.04. Each notice received by the

Agent from the Borrower pursuant to this Section 2.08, together with the amount of each Lender’s portion of a borrowing, prepayment, conversion, renewal, reduction or termination shall be provided by the Agent to each Lender by telefacsimile transmission with reasonable promptness, but (provided the Agent shall have received such notice by 12:00 noon St. Louis time) not later than 3:00 p.m. St. Louis time on the same day as the Agent’s receipt of such notice (if notice is received after 12:00 noon St. Louis time, then such items shall be supplied by 12:00 noon St. Louis time, the following Business Day). Each request for the issuance of a Letter of Credit shall be made, together with the fully completed accompanying Application and Agreement for Letter of Credit, five (5) Business Days prior to the date of the requested issuance of the Letter of Credit.

2.09 Minimum Amounts. Each Base Rate Loan shall be in the minimum amount of $100,000, and if greater than $100,000, an integral multiple of $25,000. Each LIBOR Rate Loan shall be in the minimum amount of $1,000,000, and if greater than $1,000,000, an integral multiple of $500,000. In addition, there shall be no more than six (6) LIBOR Rate Loans outstanding at any time.

2.10 Interest.

(a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at the following rates per annum: (i) for a Base Rate Loan, at a variable rate per annum equal to the Base Rate; and (ii) for a LIBOR Rate Loan, at a fixed rate equal to the Adjusted LIBOR Rate. Upon the occurrence and during the continuance of any Event of Default, the outstanding principal amount of all Loans, and, to the extent permitted by applicable law, any interest payments thereon or any fees or other amounts then due and payable hereunder shall thereafter bear interest (including post-petition interest in any proceeding under Title 11 of the United States Code or other applicable bankruptcy laws) payable upon demand at the Default Rate.

(b) Interest on each Base Rate Loan shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. Interest on each LIBOR Rate Loan and fees due under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. The Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(c) Accrued interest shall be due and payable in arrears upon any payment of principal or conversion and (i) for each Base Rate Loan, on the last day of each month, commencing on the first such date after the making of such Loan; and (ii) for each LIBOR Rate Loan, on the last day of each Loan Period with respect thereto and, in the case of a Loan Period greater than three (3) months, at three (3) month intervals (as applicable) after the first day of such Loan Period.

2.11 Fees.

(a) Non-Use Fee. For the period beginning on the Closing Date and ending on the Termination Date, the Borrower agrees to pay to the Agent, for the pro rata benefit of the Lenders based on their Applicable Revolving Commitment Percentages, a Non-Use Fee equal to the Applicable Non-Use Fee Percentage multiplied by the sum of the average daily amount by which the aggregate Revolving Loan Commitments (as reduced from time to time pursuant to Section 2.07) exceed the sum of outstanding Revolving Loans and Swingline Loans plus Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each March, June, September and December commencing September 30, 2014 to and including the Termination Date.

(b) Letters of Credit. In addition to the fees and charges described in Section 2.11(a), on the date of issuance and renewal of each Letter of Credit, the Borrower shall pay (i) to Agent, for the pro rata benefit of the Lenders based on their Applicable Revolving Commitment Percentages, a per annum fee equal to the then current Applicable Margin for LIBOR Rate Loans multiplied by the face amount of the outstanding Letters of Credit, payable quarterly in arrears on the last Business Day of each March, June, September and December commencing September 30, 2014 to and including the Termination Date, (ii) to Agent, for its own account, a fronting fee of one-tenth of one percent (0.10%) of the face amount of the Letter of Credit being issued or renewed, payable upon issuance or renewal of a Letter of Credit and (iii) to Agent, for its own account, its other customary charges relating to Letters of Credit.

(c) Agent Fees. Borrower agrees to pay to Agent, for the Agent’s individual account, certain fees in the amounts set forth in the Agent Fee Letter as the same may be amended, modified, extended, renewed or restated. All obligations of the Borrower under the Agent Fee Letter shall survive the execution of this Agreement.

2.12 Letters of Credit.

(a) Letters of Credit. The Issuing Lender agrees, subject to the terms and conditions of this Agreement, upon request of the Borrower, to issue from time to time for the account of the Borrower Letters of Credit upon delivery by the Borrower to the Issuing Lender of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to the Issuing Lender; provided, that (i) the Issuing Lender shall not be obligated to issue (or renew) any Letter of Credit if it has been notified by the Agent or has actual knowledge that a Default or Event of Default has occurred and is continuing, (ii) the Letter of Credit Outstandings shall not exceed the aggregate Letter of Credit Commitments of all Lenders, and (iii) no Letter of Credit shall be issued (or renewed) if, after giving effect thereto, Letter of Credit Outstandings plus outstanding Revolving Loans and Swingline Loans exceed the lesser of the Borrowing Base or the aggregate Revolving Loan Commitments of all Revolving Lenders. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the Termination Date.

(b) Reimbursement and Participations.

(i) The Borrower hereby unconditionally agrees to pay to the Issuing Lender immediately on demand all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Lender in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Lender sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Issuing Lender agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. The Issuing Lender may charge any account the Borrower may have with it for any and all amounts the Issuing Lender pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Lender and the Borrower; provided, that at Agent’s election, such amounts may be paid by the making of Revolving Loans without notice to or consent of the Borrower. The Borrower agrees to pay the Issuing Lender interest on any Reimbursement Obligations not paid according to any method referenced in this Section 2.12(b)(i) when due hereunder at the Default Rate.

(ii) Each Lender (other than the Issuing Lender) shall automatically acquire on the date of issuance thereof, a Participation in the liability of the Issuing Lender in respect of each Letter of Credit in an amount equal to such Lender’s Applicable Revolving Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay the Issuing Lender under Section 2.12(b)(i), each Lender (other than the Issuing Lender) thereby shall absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to the Issuing Lender, its Applicable Revolving Commitment Percentage of the liability of the Issuing Lender under such Letter of Credit in the manner and with the effect provided in Section 2.13 hereof.

(iii) Simultaneously with the making of each payment by a Lender to the Issuing Lender pursuant to Section 2.13, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest accrued prior to the date the Lender made its payment) in the related Reimbursement Obligation of the Borrower. Each Lender’s obligation to make payment to the Agent for the account of the Issuing Lender pursuant to Section 2.13 and Section 2.12(b)(ii), and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and shall be made without any offset, abatement, withholding or reduction whatsoever. In the event the Lenders have purchased Participations in any Reimbursement Obligation as set forth above, then at any time payment (in fully collected, immediately available funds) of such Reimbursement Obligation, in whole or in part, is received by the Issuing Lender from the Borrower, the Issuing Lender shall promptly pay to each Lender an amount equal to its Applicable Revolving Commitment Percentage of such payment from the Borrower.

(iv) Promptly following the end of each calendar quarter, the Issuing Lender (if different than the Agent) shall deliver to the Agent a notice describing the aggregate undrawn amount of all Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, the Issuing Lender (if different than the Agent) shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to each Letter of Credit Outstanding.

(v) The issuance by the Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article V, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Lender consistent with the then current practices and procedures of the Issuing Lender with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Lender shall have reasonably requested consistent with such practices and procedures and shall not be in conflict with any of the express terms herein contained. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practices for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 or, if the Issuing Lender shall elect by express reference in an affected Letter of Credit, the International Chamber of Commerce International Standby Practices commonly referred to as “ISP98,” or any subsequent amendment or revision of either thereof.

(vi) The Borrower agrees that the Issuing Lender may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

(vii) Without limiting the generality of the provisions of Section 11.05, the Borrower hereby agrees to indemnify and hold harmless the Issuing Lender, each other Lender and the Agent from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which the Issuing Lender, such other Lenders or the Agent may incur (or which may be claimed against the Issuing Lender, such other Lenders or the Agent) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Lender, any other Lender or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent: (i) caused by the willful misconduct or gross negligence of the party to be indemnified, or (ii) caused by the failure of the Issuing Lender to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree. The indemnification and hold harmless provisions of this Section 2.12(b)(vii) shall survive repayment of the Obligations, occurrence of the Termination Date and expiration or termination of this Agreement.

(viii) Without limiting the Borrower’s obligations as set forth in Section 2.12(b)(vii), the obligation of the Borrower to immediately reimburse the Issuing Lender for drawings made under Letters of Credit and the Issuing Lender’s right to receive such payment shall be absolute, unconditional and irrevocable, and such obligations of the

Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Application and Agreement for Letter of Credit, under all circumstances whatsoever, including the following circumstances:

(A) any lack of validity or enforceability of the Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Related LC Documents”);

(B) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

(C) the existence of any claim, setoff, defense (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

(D) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), the Agent, the Lenders or any other Person;

(E) any draft, statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(F) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by the Agent, with or without notice to or approval by the Borrower in respect of any of Borrower’s Obligations under this Agreement; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.13 Payments Generally. All payments under this Agreement (in respect of Letters of Credit or otherwise) or the Notes shall be made to Agent in Dollars in immediately available funds not later than 2:00 p.m. St. Louis time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Agent is hereby authorized to charge the account of the Borrower maintained with U.S. Bank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. All payments made by Borrower on any of the Obligations may be applied first to any expenses or fees owed under this Agreement, then to interest accrued under any such Obligation and then to the principal balance of such Obligation.

2.14 No Setoff or Deduction. All payments of principal of and interest on the Loans and other Obligations shall be paid by the Borrower without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority or other person.

2.15 Payment on Non-Business Day. Except as otherwise provided in this Agreement, whenever any installment of principal of, or interest on, any Loan or any other Obligation becomes due and payable on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the applicable rate for such Loan or other Obligation during such extension.

ARTICLE III. YIELD PROTECTION; ILLEGALITY; ETC.

3.01 Yield Protection. If, after the date of this Agreement, there occurs any Change in Law which:

(a) subjects any Lender or any applicable Lending Installation, the Issuing Lender, or the Agent to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the Issuing Lender (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Rate Loans), or

(c) imposes any other condition (other than Taxes) the result of which is to increase the cost to any Lender or any applicable Lending Installation or the Issuing Lender of making, funding or maintaining its LIBOR Rate Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the Issuing Lender in connection with its LIBOR Rate Loans, Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or the Issuing Lender to make any payment calculated by reference to the amount of LIBOR Rate Loans, Letters of Credit or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the Issuing Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Person of making or maintaining its Loans or Commitment or of issuing or participating in Letters of Credit or to reduce the amount received by such Person in connection with such Loans or Commitment, Letters of Credit or participations therein, then, within fifteen (15) days after demand by such Person, the Borrower shall pay such Person, as the case may be, such additional amount or amounts as will compensate such Person for such increased cost or reduction in amount received. Failure or delay on the part of any such Person to demand compensation pursuant to this Section 3.01 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 3.01 for any increased costs or reductions (i) except to the extent such Person has demanded, or intends to demand, such compensation from other similarly situated borrowers, and (ii) suffered more than 270 days prior to the date that such Person notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Person’s intention to claim compensation therefor; provided further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to in (ii) above shall be extended to include the period of retroactive effect thereof.

3.02 Changes in Capital Adequacy Regulations. If a Lender or the Issuing Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender or the Issuing Lender, any Lending Installation of such Lender or the Issuing Lender, or any corporation or holding company controlling such Lender or the Issuing Lender is increased as a result of (i) a Change in Law or (ii) any change after the date of this Agreement in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by such Lender or the Issuing Lender, the Borrower shall pay such Lender or the Issuing Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender or the Issuing Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the Issuing Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. Failure or delay on the part of such Lender or the Issuing Lender to demand compensation pursuant to this Section 3.02 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or the Issuing Lender pursuant to this Section 3.02 for any shortfall (i) except to the extent such Person has demanded, or intends to demand, such compensation from other similarly situated borrowers, and (ii) suffered more than 270 days prior to the date that such Lender or the Issuing Lender notifies the Borrower of the Change in Law or change in the Risk-Based Capital Guidelines giving rise to such shortfall and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided further, that if the Change in Law or change in Risk-Based Capital Guidelines giving rise to such shortfall is retroactive, then the 270-day period referred to in (ii) above shall be extended to include the period of retroactive effect thereof.

3.03 Availability of Types of Advances; Adequacy of Interest Rate. If the Agent or the Required Lenders determine that deposits of a type and maturity appropriate to match fund LIBOR Rate Loans are not available to such Lenders in the relevant market or the Agent, in consultation with the Lenders, determines that the interest rate applicable to LIBOR Rate Loans is not ascertainable or does not adequately and fairly reflect the cost of making or maintaining LIBOR Rate Loans, then the Agent shall suspend the availability of LIBOR Rate Loans and require any affected LIBOR Rate Loans to be repaid or converted to Base Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.04.

3.04 Funding Indemnification. If (a) any payment of a LIBOR Rate Loan occurs on a date which is not the last day of the applicable Loan Period, whether because of acceleration, prepayment or otherwise, (b) a LIBOR Rate Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, (c) a LIBOR Rate Loan is converted other than on the last day of the Loan Period applicable thereto, or (d) the Borrower fails to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto, the Borrower will indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” shall mean that sum equal to the greater of zero or the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from the investments in money markets as of the Borrowing Date of such advance) had prepayment not occurred and the interest such Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

3.05 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.05) the applicable Lender, the Issuing Lender or the Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall indemnify the Lender, the Issuing Lender or the Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.05) payable or paid by such Lender, the Issuing Lender or the Agent or required to be withheld or deducted from a payment to such Lender, the Issuing Lender or the Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or Issuing Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.05, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.05(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.05 (including by the payment of additional amounts pursuant to this Section 3.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.05 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 3.05 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) For purposes of Section 3.05(d) and (f), the term “Lender” includes the Issuing Lender.

3.06 Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Sections 3.01, 3.02 and 3.05 or to avoid the unavailability of LIBOR Rate Loans under Section 3.03, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.01, 3.02, 3.04 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Rate Loan shall be calculated as though each Lender funded its LIBOR Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.01, 3.02, 3.04 and 3.05 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV. SECURITY

4.01 Security. As security for the full and timely payment and performance of all Obligations, the Borrower shall, on or before the Closing Date, do or cause to be done all things necessary in the opinion of the Agent and its counsel to grant to the Agent for the benefit of the Lenders a duly perfected first priority security interest in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer other than the Liens, encumbrances or restrictions permitted under Section 7.02(e). Borrower shall take such further action and deliver or cause to be delivered such further documents as required by the Loan Documents or otherwise as the Agent may request to effect the transactions contemplated by this Article IV.

4.02 Further Assurances. At the request of the Agent, the Borrower will execute, by its duly authorized officers, alone or with the Agent, any certificate, instrument, control agreement, statement or document, or procure any such certificate, instrument, statement or document, or take such other action (and pay all connected costs) which the Agent reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in the Collateral (and the perfection and priority thereof) of the Agent contemplated hereby and by the other Loan Documents and specifically including all Collateral acquired by any Borrower after the Closing Date. The Agent is hereby authorized to file or cause to be filed all Uniform Commercial Code financing statements reflecting the Borrower as “debtor” and the Agent as “secured party”, and continuations thereof and amendments thereto, as the Agent reasonably deems necessary or advisable to give effect to the transactions contemplated hereby and by the other Loan Documents.

4.03 Information Regarding Collateral. The Borrower represents, warrants and covenants that (i) the chief executive office of the Borrower and each Guarantor providing collateral pursuant to a Loan Document (each, a “Grantor”) at the Closing Date is located at the address or addresses specified on Schedule 4.03, and (ii) Schedule 4.03 contains a true and complete list of (a) the exact legal name, jurisdiction of formation, and address of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor since January 1, 2001, (b) the exact legal name, jurisdiction of formation, and each location of the chief executive office of each Grantor at any time since January 1, 2001, and (c) each trade style currently used by any Grantor. Borrower shall not change, and shall not permit any other Grantor to change, its name, jurisdiction of formation or the location of its chief executive office without providing Agent fifteen (15) days prior written notice thereof.

ARTICLE V. CONDITIONS TO LOANS

5.01 Conditions for Initial Loans. The obligation of the Lenders to make the initial Loans hereunder is subject to receipt by the Agent of the following documents and completion of the following matters on or prior to the Closing Date, in form and substance satisfactory to the Agent and its counsel:

(a) Charter Documents. Certificates of recent date of the appropriate authority or official of the state of incorporation or organization of the Borrower, the Guarantors and the Canadian Companies listing all charter documents of the Borrower, the Guarantors and the Canadian Companies on file in that office and certifying as to the good standing and corporate existence of the Borrower, the Guarantors and the Canadian Companies, together with copies of such charter documents of the Borrower, the Guarantors and the Canadian Companies, certified as of a recent date by such authority or official, and certified as true and correct as of the Closing Date by duly authorized officers of the Borrower, the Guarantors and the Canadian Companies.

(b) Bylaws and Corporate Authorizations. Copies of the bylaws or operating agreement of each of the Borrower, the Guarantors and the Canadian Companies together with all authorizing resolutions and evidence of other corporate or limited liability company action taken by the Borrower, the Guarantors and the Canadian Companies to authorize the execution, delivery and performance by such corporation or limited liability company of the Loan Documents to which such corporation or limited liability company is a party and the consummation by such corporation or limited liability company of the transactions contemplated hereby, certified as true and correct as of the Closing Date by duly authorized officers of the Borrower, the Guarantors and the Canadian Companies, as applicable.

(c) Incumbency Certificates. Certificates of incumbency of each of the Borrower, the Guarantors and the Canadian Companies containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of such corporation or limited liability company in connection with this Agreement and the other Loan Documents to which such corporation or limited liability company is a party, certified as true and correct as of the Closing Date by duly authorized officers of the Borrower, the Guarantors and the Canadian Companies, as applicable.

(d) Notes and Other Loan Documents. The Notes and other Loan Documents to which the Borrower or the Guarantors are parties appropriately completed and duly executed on behalf of the Borrower or the Guarantors.

(e) Legal Opinions. The favorable written opinion of counsel for the Borrower, the Guarantors and the Canadian Companies addressed to the Agent, as to matters concerning the Borrower, the Guarantors, the Canadian Companies and the Loan in form and substance satisfactory to the Agent.

(f) Consents, Approvals, Etc. Copies of all governmental and non-governmental consents, approvals, authorizations, declarations, registrations or filings, if any, required on the part of the Borrower, the Guarantors or the Canadian Companies in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the other Loan Documents.

(g) Satisfaction of Legal Counsel. Satisfaction of legal counsel to the Agent with all documents and instruments delivered hereunder or under any other Loan Document and all proceedings related to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, and delivery to the Agent and such legal counsel of copies (executed or certified as may be appropriate) of all legal documents or proceedings which the Agent or such legal counsel may reasonably request in connection with the consummation of such transactions.

(h) Material Adverse Event. There shall not have occurred any Material Adverse Event.

(i) Insurance. Evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, is in a form acceptable to Agent and that the interest of the Agent as “loss payee” is duly noted on all property insurance policies.

(j) Fees and Expenses. All fees and expenses required to be paid by Borrower pursuant to this Agreement and the Agent Fee Letter.

(k) First Liens. Evidence that all Liens in favor of the Agent granted pursuant to any Loan Document shall constitute first-perfected priority Liens, subject only to Permitted Liens, including, without limitation, Deposit Account Control Agreements executed by depository banks and Securities Account Control Agreements executed by Securities Intermediaries as are necessary to perfect the security interest in favor of the Agent in Cash Holdings included in the Borrowing Base.

(l) Agent’s Counsel’s Fees and Expenses. Borrower shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings; provided, that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent.

(m) Renewal of 2011 Subordinated Debt. The Agent shall have received evidence, in form and content satisfactory to it, that the 2011 Subordinated Debt has been renewed to a date beyond July 23, 2016.

(n) Other Items. The Agent shall have received, in form and content satisfactory to it, such other assurances, certificates, documents or consents relating to the foregoing as the Agent or the Required Lenders may reasonably require.

5.02 Further Conditions for Disbursement. The obligation of the Agent and the Lenders to make any Loan (including the initial Loans or any extension or conversion of any Loan, other than an automatic conversion of a LIBOR Rate Loan to a Base Rate Loan) or issue a Letter of Credit is further subject to the satisfaction of the following conditions precedent:

(a) Representations True. The representations and warranties contained in Article VI shall be true and correct on and as of the date such Loan is made (both before and after such Loan is made) as if such representations and warranties were made on and as of such date (except to the extent such representations and warranties specifically refer to an earlier date).

(b) No Default. No Default or Event of Default shall exist or shall have occurred and be continuing on the date such Loan is made (whether before or after such Loan is made).

(c) No Material Adverse Event. Nothing shall have occurred since the Closing Date which the Agent shall determine either (i) constitutes a Material Adverse Event, or (ii) has, or may have, an adverse effect on the rights or remedies of the Agent and the Lenders under this Agreement or any other Loan Document.

(d) Request for Loans. The Agent shall have timely received the Notice of Borrowing, or in the case of an extension or conversion of any Loan the applicable notice of extension or conversion, in accordance with this Agreement, in form and substance reasonably satisfactory to the Agent.

(e) Other Items. The Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents relating to the foregoing as the Agent or the Required Lenders may reasonably require.

The Borrower shall be deemed to have made a representation and warranty to the Agent and the Lenders at the time of the making of each Loan and the issuance of each Letter of Credit to the effect set forth in clauses (a) and (b) of this Section 5.02.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to Agent and to each Lender as to itself, and as to each Subsidiary, as follows, on the Closing Date and on each Funding Date:

6.01 Corporate Existence and Power. The Borrower and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, and is duly qualified to do business, and is in good standing, in all additional jurisdictions where such qualification is necessary under applicable law. The Borrower and each of its Subsidiaries has all requisite corporate or limited liability company power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and the other Loan Documents to be executed by the Borrower and to engage in the transactions contemplated by this Agreement.

6.02 Corporate Authority. The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents (by the Borrower and each of its Subsidiaries) have been duly authorized by all necessary corporate or limited liability company action and are not in contravention of any Governmental Regulation, or of the terms of the Borrower’s or any of its Subsidiaries charter, bylaws or operating agreement, or of any contract or undertaking to which Borrower or any of its Subsidiaries is a party or by which Borrower or any of its Subsidiaries or their property may be bound or affected and do not result in the imposition of any Lien, except for the Lien granted to Agent for the benefit of the Lenders pursuant to this Agreement and the Loan Documents.

6.03 Binding Effect. This Agreement, and each of the Loan Documents are legal, valid and binding obligations of the Borrower and each of its Subsidiaries, enforceable against the Borrower and each of its Subsidiaries in accordance with their respective terms, except as those terms may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.

6.04 Subsidiaries. All of the Subsidiaries of the Borrower are listed on Schedule 6.04. Each Subsidiary is, and each corporation becoming a Subsidiary of the Borrower after the date hereof will be, a corporation or organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and is, or will be, duly qualified to do business in each additional jurisdiction where such qualification may be necessary under applicable law. Each Subsidiary of the Borrower has or will have all requisite corporate or limited liability company power to own or lease the properties used in its business and to carry on its business as now being conducted and as proposed to be conducted. Except as set forth in Schedule 6.04, all outstanding shares of capital stock or other equity interests of each class of each Subsidiary of the Borrower are and will be validly issued, fully paid and non-assessable, and owned, beneficially and of record, by Borrower or any Subsidiary free and clear of any Liens.

6.05 Litigation. Except as set forth in Schedule 6.05, there is no action, suit or proceeding pending or, to the best of the Borrower’s knowledge, threatened against or affecting Borrower or any of its Subsidiaries before or by any court, governmental authority or arbitrator, which if adversely decided would reasonably be expected to result, either individually or collectively, in any Material Adverse Event or in any adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and, to the best of the Borrower’s knowledge, there is no basis for any such action, suit or proceeding.

6.06 Financial Condition. The financial statements listed in Schedule 6.06, copies of which have been furnished to the Agent, fairly present, and the financial statements delivered pursuant to Section 7.0l(d) will fairly present, the financial position of the Borrower and its Subsidiaries on a consolidated basis as at the respective dates thereof, and the results of operations of the Borrower for the respective periods indicated, all in accordance with GAAP (subject, in the case of interim statements, to normal, immaterial year-end audit adjustments). There has been no Material Adverse Event since March 31, 2014. There is no Third Party Guarantee by Borrower or any Subsidiary that is not reflected in such financial statements or in the notes thereto.

6.07 Use of Loans. The Borrower will use the proceeds of the Loans for the purposes described in Sections 2.01(d) and 2.02(h). Neither the Borrower nor any Subsidiary extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock or maintaining or extending credit to others for such purpose.

6.08 Consents, Etc. Except for such consents, approvals, authorizations, declarations, registrations or filings delivered by the Borrower or any Subsidiary pursuant to Section 5.01(f), if any, each of which is in full force and effect, no consent, approval or authorization of or declaration, registration or filing with any governmental authority or any non-governmental person, including any creditor, lessor or shareholder of the Borrower or any Subsidiary, is required on the part of the Borrower or the Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Loan Documents or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement and the other Loan Documents.

6.09 Taxes. The Borrower and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on its books and records for payment thereof. The Borrower does not know of any actual or proposed tax assessment, or any basis therefor, for which it has not established adequate financial reserves on its books and records for payment thereof.

6.10 Title to Properties. Except as otherwise disclosed in the latest balance sheet delivered pursuant to Sections 6.06 or 7.01(d), the Borrower and its Subsidiaries have a valid and indefeasible ownership interest in all of the properties and assets reflected on their consolidated balance sheet or subsequently acquired by the Borrower or any one or more of its Subsidiaries. All of such properties and assets are free and clear of any Lien, except for Permitted Liens.

6.11 Compliance with Governmental Regulations. The Borrower and its Subsidiaries are in compliance in all material respects with all Governmental Regulations (including Environmental Laws) applicable to such Person or its business or properties. Without limiting the generality of the foregoing, all material licenses, permits, orders or approvals which are required under any Governmental Regulation in connection with any of the businesses or properties of the Borrower or its Subsidiaries (“Permits”) are in full force and effect, no notice of any violation has been received in respect of any such Permits and no proceeding is pending or, to the knowledge of the Borrower, threatened to terminate, revoke or limit any such Permits.

6.12 ERISA. The Borrower, its Subsidiaries, their ERISA Affiliates and their respective Plans are in compliance in all material respects with those provisions of ERISA and of the Code which are applicable to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. Neither the Borrower nor any of its Subsidiaries or any of their ERISA Affiliates is an employer with respect to any Multi-Employer Plan. The Borrower, its Subsidiaries and each of their ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no material unfunded benefit liability, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Borrower, its Subsidiaries or their ERISA Affiliates.

6.13 Environmental Matters. Except as disclosed in Schedule 6.13, and without limiting the generality of Section 6.11:

(a) No written demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or, to the best of the Borrower’s knowledge, threatened against Borrower, any Subsidiary, any Property or any past or present operation of Borrower or any of the Subsidiaries which could result in a Material Adverse Event.

(b) The Borrower has no knowledge of any existing violation of Environmental Laws at or about any Property, and the Borrower does not have any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any Property, activities at any Property or Hazardous Materials at, from or affecting any Property.

(c) None of the Property appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. To the best of the Borrower’s knowledge, none of the Property has been contaminated with substances which give rise to a clean-up obligation under any Environmental Law or common law.

6.14 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor its Subsidiaries (i) are an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended or (ii) a “holding company,” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

6.15 Solvency. The Borrower individually is, and the Borrower and its Subsidiaries taken as a whole are, and during the term of this Agreement, the Borrower individually, and the Borrower and its Subsidiaries taken as a whole, will be at all times, Solvent, both before and after giving effect to the transactions contemplated by the Loan Documents.

6.16 Disclosure. No report or other information furnished in writing by the Borrower to the Agent or the Lenders in connection with the negotiation or administration of this Agreement, taken as a whole, contains any material misstatement of fact or omits to state any material fact or any fact necessary to make the statements contained therein not misleading. Neither this Agreement, the other Loan Documents, nor any other document, certificate, or report or statement or other information furnished to the Agent or the Lenders by the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to the Borrower which materially and adversely affects the business, properties, operations, condition, financial or otherwise, or prospects of the Borrower, which has not been set forth in this Agreement or in the other documents, certificates, statements, reports and other information furnished in writing to the Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby.

6.17 Intellectual Properties; Licenses. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person (provided, as of the Closing Date, Borrower and its Subsidiaries do not possess any registered intellectual property rights). To the best knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part of other material now employed, or now contemplated to be employed, by Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Event to occur.

6.18 Prior Agreements. Each Loan Document executed and delivered by the Borrower or a Guarantor on the First Closing Date, the Second Closing Date, the Third Closing Date or as of a date prior to the Closing Date, which is not amended and restated in connection with this Agreement, remains in full force and effect as of the Closing Date and hereafter guarantees or secures repayment of the Obligations under this Agreement.

ARTICLE VII. COVENANTS

7.01 Affirmative Covenants. The Borrower covenants and agrees that, until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment or performance of all other Obligations, unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of its Subsidiaries (excluding Financial Services of North Carolina, Inc.) to:

(a) Preservation of Corporate Existence; Etc. Except for the liquidation and termination of the corporate existence of QC Auto Services, Inc., do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, and its qualification as a foreign corporation in good standing in each jurisdiction in which such qualification is necessary under applicable law, and the rights, licenses, permits (including those required under Environmental Laws), franchises, patents, copyrights, trademarks and trade names material to the conduct of its businesses; and defend all of the foregoing against all claims, actions, demands, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority.

(b) Compliance with Laws; Etc. Comply, in all material respects, with all Governmental Regulations (including ERISA, the Code and Environmental Laws), in effect from time to time; and pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income, revenues or property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to any Lien upon such properties or any portion thereof, except to the extent that payment of any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Borrower or a Subsidiary.

(c) Maintenance of Properties; Insurance. Maintain, preserve and protect all property that is material to the conduct of its business and keep such property in reasonable repair, working order and condition (except for equipment or other property no longer used or useful in the conduct of its business or the business of its Subsidiaries) and from time to time make, or cause to be made all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times in accordance with customary and prudent business practices for similar businesses; and maintain in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated and maintain in full force and effect public liability insurance, business interruption insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of its activities or any properties owned, occupied or controlled by it, in such amounts as it shall reasonably deem necessary, and maintain such other insurance as may be required by Governmental Regulations or as may be reasonably requested by the Agent. Each policy of insurance shall provide for not less than thirty (30) days’ prior written notice to the Agent of termination, lapse or cancellation of such insurance. All policies of casualty insurance shall name the Agent as a loss payee and general liability policies shall name the Agent as an additional insured. Insurance proceeds resulting from any casualty shall be applied by Borrower or any Subsidiary pursuant to the applicable provisions of the Security Agreement. The Borrower shall deliver to the Agent copies of all or any of such insurance policies or the related certificates of insurance.

(d) Reporting Requirements. Furnish to the Agent the following:

(i) promptly, and in any event within three (3) Business Days after becoming aware of the occurrence, notice of (A) any Default or Event of Default, (B) the commencement of any material litigation against, by or affecting the Borrower or any Subsidiary, and any material developments therein, (C) any development in the business or affairs of the Borrower or any Subsidiary which has resulted in or which is likely, in the reasonable judgment of the Borrower, to result in a Material Adverse Event, (D) the occurrence of a Reportable Event or Prohibited Transaction, or (E) the occurrence of an Internal Control Event, together with a statement of the president or chief financial officer of Borrower setting forth details of such Event of Default or such event or condition or such litigation and the action which the affected person has taken and proposes to take with respect thereto;

(ii) as soon as available and in any event (i) within 30 days of the end of each of the first two months of each fiscal quarter and (ii) within forty-five (45) days after the end of each fiscal quarter of the Borrower and its Subsidiaries (other than the fourth fiscal quarter), the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal month or quarter (as applicable) and the consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the month or quarter period then ended (as applicable) and for the period commencing at the end of the previous fiscal year and ending with the end of such month or quarter (as applicable), setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal, immaterial year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with GAAP, and with respect to each quarterly statement, together with (A) a certificate in the form of Exhibit G attached hereto of the chief financial officer of the Borrower stating that no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 7.02(a), (b), (c) and (d) of this Agreement and (B) a management discussion and analysis in form and detail reasonably satisfactory to the Agent;

(iii) as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower and its Subsidiaries, a copy of the consolidated financial statements specified in Section 7.01(d)(ii) as of the end of, and for, such fiscal year, prepared in accordance with GAAP and with a customary audit report of such independent certified public accountants selected by the Borrower and the Subsidiaries and reasonably acceptable to the Agent, without qualifications unacceptable to the Agent, together with a certificate in the form of Exhibit G attached hereto of the chief financial officer of the Borrower (A) stating that no Default or Event of Default has occurred or is continuing or if any Default or Event of Default has occurred and is continuing, a statement setting forth the details thereof and the action which the applicable person has taken and proposes to take with respect thereto, and (B) setting forth a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing compliance with Sections 7.02(a), (b), (c) and (d) of this Agreement;

(iv) within sixty (60) days after each fiscal year end, a budget for the Borrower and its Subsidiaries for the following fiscal year in form reasonably acceptable to the Agent;

(v) within thirty (30) days after the end of each month, (A) a Borrowing Base Certificate in the form of Exhibit H hereto duly completed and executed by the chief financial officer of the Borrower and (B) a net charge-off report in form and content acceptable to the Agent;

(vi) promptly after receipt thereof by the Borrower, copies of any audit or management reports submitted to it by independent accountants which report any material weakness in the internal controls of the Borrower or any of its Subsidiaries;

(vii) promptly after the same are filed or otherwise transmitted, copies of each annual report, proxy or financial statement or other communication sent to the Borrower’s stockholders and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission or with any securities exchange or the Nasdaq Stock Market;

(viii) promptly, and in any event within five (5) Business Days after receipt by Borrower or any of its Subsidiaries, a copy of each notice or other correspondence received from the Securities and Exchange Commission concerning any investigation or possible investigation or other inquiry by such agency regarding financial and other operational results of Borrower or any of its Subsidiaries;

(ix) promptly, notice of any material change in the accounting policies or financial reporting practices by Borrower or any Subsidiary;

(x) promptly after the furnishing thereof, copies of any statement or report furnished to the holder of debt securities of Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Agent or the Lenders pursuant to this Section 7.01(d);

(xi) not later than five (5) Business Days prior to the acquisition or creation of a new Subsidiary, notice of the Borrower’s plan to acquire or create the new Subsidiary;

(xii) promptly after the liquidation and termination of the corporate existence of QC Auto Services, Inc., notice of such liquidation and termination; and

(xiii) promptly, such other information respecting the business, properties, operations or condition, financial or otherwise, of the Borrower or any Subsidiary as the Agent may from time to time reasonably request upon reasonable notice.

(e) Accounting, Access to Records, Books, etc. Maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP and to comply with the requirements of this Agreement and, at any reasonable time upon advance notice from the Agent from time to time, (i) permit the Agent or any agents or representatives thereof to examine and make, to the extent deemed reasonably necessary by Agent, copies of and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower with their respective directors, officers, employees and independent auditors, and by this provision the Borrower does hereby authorize the same, and (ii) permit the Agent or any of its agents or representatives to conduct a comprehensive field audit of the books, records, properties and assets of the Borrower and its Subsidiaries at the Borrower’s expense; provided, however, Borrower shall be liable for the expense of only one such audit each calendar year unless an Event of Default shall exist, under which circumstances, Borrower shall be liable for all such audits conducted by Agent. The Borrower shall provide information and access to the books, records, properties and assets of the Borrower and its Subsidiaries in a manner that will permit an initial comprehensive field audit to be performed within ninety (90) days of the date of this Agreement.

(f) Further Assurances. Execute and deliver promptly after request therefor by the Agent all other instruments and documents and take all other action that may be necessary or desirable, or that the Agent may reasonably request, in order to give effect to, and to aid in the exercise and enforcement of the rights and remedies of the Agent and the Lenders under, this Agreement and the other Loan Documents. In addition, the Borrower agrees to deliver to the Agent from time to time upon the acquisition or creation of any Subsidiary not listed in Schedule 6.04 supplements to such Schedule, so that such Schedule, together with such supplements, shall at all times accurately reflect the information provided for thereon.

(g) New Subsidiaries. Simultaneously with the acquisition or creation of any Subsidiary that is not a Subsidiary of a Canadian Company, cause to be delivered to the Agent each of the following:

(i) a Guaranty executed by such Subsidiary substantially in the form of Exhibit C;

(ii) a Subsidiary Security Agreement of such Subsidiary substantially in the form of Exhibit D, together with such Uniform Commercial Code financing statements on Form UCC-1 naming such Subsidiary as “Debtor” and naming the Agent for the benefit of the Lenders as “Secured Party”, in form, substance and number sufficient in the reasonable opinion of the Agent and its counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Agent for the benefit of the Lenders the Lien on the Collateral to the extent such Lien may be perfected by Uniform Commercial Code filing;

(iii) an amendment to the Pledge Agreement which results in all of the stock or other ownership interests of the Subsidiary to be subject to the Pledge Agreement and further deliver to the Agent all certificates of stock or other ownership interests as Agent may require in order for Agent to perfect a security interest in such stock or ownership interests;

(iv) if requested by Agent, an opinion of counsel to the Subsidiary dated as of the date of delivery of the Guaranty and other Loan Documents provided for in this Section 7.01(g) and addressed to the Agent and the Lenders, as to the due execution delivery and enforceability of the Guaranty and the Subsidiary Security Agreement and such other matters as reasonably required by the Agent;

(v) current copies of the organizational documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such organizational documents, operating documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 7.01(g).

(h) Canadian Companies. Simultaneously with the acquisition or creation of any Subsidiary of QC Canada Holdings Inc., a British Columbia company, cause to be delivered to the Agent each of the following:

(i) a Negative Pledge Agreement, in form and content acceptable to Agent, restricting the placement of Liens upon all real and personal property in which such Subsidiary now or thereafter acquires an interest;

(ii) if requested by Agent, an opinion of counsel to such Subsidiary dated as of the date of delivery of the Negative Pledge Agreement provided for in this Section 7.01(h) and addressed to the Agent and the Lenders, as to the due execution, delivery and enforceability of the Negative Pledge Agreement and such other matters as reasonably required by the Agent;

(iii) current copies of the organizational documents of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such organizational documents, operating documents or applicable law, of the shareholders, members or partners) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this Section 7.01(h).

7.02 Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the payment and performance of all other Obligations, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it shall not, nor shall it allow any of its Subsidiaries to:

(a) [Intentionally omitted.]

(b) Fixed Charge Coverage Ratio. Permit or suffer the Fixed Charge Coverage Ratio, determined for the Borrower and its Subsidiaries on a Consolidated basis as of the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2014, to be less than 1.30 to 1.00.

(c) Senior Leverage Ratio. Permit or suffer the Senior Leverage Ratio, determined for the Borrower and its Subsidiaries on a Consolidated basis as of the end of each fiscal quarter of the Borrower after the Closing Date (for the twelve (12) month period then ending), to exceed 1.50 to 1.00.

(d) Consolidated Current Assets to Total Consolidated Debt Ratio. Permit or suffer the Consolidated Current Assets to Total Consolidated Debt Ratio, determined for the Borrower and its Subsidiaries on a Consolidated basis as of the end of each fiscal quarter of the Borrower to be less than 1.0 to 1.0.

(e) Liens. Create, incur or suffer to exist any Lien on any of the assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, of Borrower or any Subsidiary, other than the following (collectively, the “Permitted Liens”):

(i) Liens for taxes not delinquent or for taxes being contested in good faith by appropriate proceedings and as to which adequate financial reserves have been established on its books and records;

(ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of business which are not material in the aggregate, and which would not constitute or result in a Material Adverse Event, and which constitute (A) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, (B) good faith deposits in connection with bids, tenders, contracts or leases to which Borrower is a party for a purpose other than borrowing money or obtaining credit, including rent security deposits, (C) Liens imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, and (D) pledges or deposits to secure public or statutory obligations of Borrower or a Subsidiary, or surety, customs or appeal bonds to which Borrower or a Subsidiary is a party;

(iii) Liens affecting real property owned by Borrower or any Subsidiary which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; provided, however, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of the Borrower or any Subsidiary;

(iv) each Lien described in Schedule 7.02(e) may be suffered to exist upon the same terms as those existing on the date hereof, but no extension or renewal thereof shall be permitted except for a refinancing in the ordinary course of business for an amount not in excess of the original amount subject to such Lien;

(v) Liens arising out of judgments or awards against the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided, however, that the aggregate amount of judgments or awards, that are not insured by a financially sound and reputable insurer that has admitted liability without a reservation of rights, secured by such Liens shall not exceed $500,000 at any time outstanding;

(vi) Liens on or upon any property of a Person existing at the time such Person shall be merged into or acquired by the Borrower or any Subsidiary pursuant to Section 7.02(f); provided, however, that no such Lien shall (A) extend to or cover any other property of any Borrower or such Subsidiary, (B) have been created in contemplation or as a result of such merger or acquisition, and (C) secure Indebtedness assumed by Borrower or any Subsidiary in excess of $1,500,000;

(vii) purchase money Liens upon or in property of the Borrower or a Subsidiary acquired after the Closing Date; provided, however, that no such Lien shall extend to or cover any other property of the Borrower or a Subsidiary;

(viii) Liens granted solely in connection with the execution and delivery of a Hedge Agreement between the Borrower and a Lender or an Affiliate of a Lender; and

(ix) Liens created under this Agreement.

(f) Merger, Purchase of Assets, Acquisitions, Etc. Purchase or otherwise acquire, whether in one or a series of transactions, all or a substantial portion of the business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, of any Person, or all or a substantial portion of the capital stock of or other ownership interest in any other Person, other than a Permitted Acquisition; nor merge or consolidate or amalgamate with any other person or take any other action having a similar effect (other than a Permitted Acquisition); nor enter into any joint venture or similar arrangement with any other person; provided, further, that this Section 7.02(f) shall not prohibit any merger or consolidation solely between or among the Borrower and its Subsidiaries, so long as a Borrower is the surviving Person of such merger or consolidation.

(g) Disposition of Assets; Etc. In a single transaction, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, for sale consideration in excess of $1,500,000, other than the sale of the real properly located at 7601-19 Metcalf Avenue, Overland Park, Kansas 66204, the sale of the real property located at 2812 W. 47th Street, Kansas City, Kansas 66103, inventory sold in the ordinary course of business upon customary credit terms, sale of loans receivable that have been charged off, sales of obsolete or damaged material or equipment, sales of used vehicles and trailers, and sales or redemptions of life insurance policies owned by the Borrower.

(h) Nature of Business. Make any substantial change in the nature of its business from that engaged in on the Closing Date or engage in any other businesses other than those in which it is engaged on the Closing Date.

(i) Investments. Make or commit to make any Investment, other than a Permitted Investment.

(j) Transactions with Affiliates. Enter into, or permit or suffer to exist, any transaction or arrangement with any Affiliate, except (i) on terms which are no less favorable to the Borrower than could be obtained from Persons who are not Affiliates and (ii) Investments which are permitted under Section 7.02(i).

(k) Restricted Payments. Make or commit to make (i) any Distribution, or (ii) the redemption, repurchase, retirement or other acquisition of (or the setting a part of any sum in respect of any of the foregoing actions) shares of capital stock of the Borrower or warrants, rights or options to purchase or acquire shares of any capital stock of the Borrower (other than an exchange of capital stock of the Borrower for other shares of capital stock of the Borrower) if, a Default or Event of Default has occurred and is continuing or would result from any of the foregoing.

(l) Indebtedness. Create, incur or suffer to exist any liability for Indebtedness, except: (i) to Agent and the Lenders under this Agreement, (ii) as specified in Schedule 7.02(l), (iii) other Indebtedness not exceeding $500,000.00 in the aggregate, (iv) to any of the Lenders or an Affiliate of a Lender under a Hedge Agreement, (v) loans between the Borrower and its Subsidiaries which are Guarantors hereunder, (vi) Third Party Guarantees issued by QC Financial Services of Texas, Inc. as a credit service organization, (vii) the 2011 Subordinated Debt and (viii) Permitted Subordinated Debt, other than the 2011 Subordinated Debt, in an amount not to exceed $6,000,000 in the aggregate at any time.

(m) Contingent Liabilities. Create, incur or suffer to exist any Contingent Liability, except Related Company Contingent Liabilities.

(n) Fiscal Year. Change its Fiscal Year.

(o) Amendment to or Creation of Stock Repurchase Program. Make any modification or amendment to its existing stock repurchase program to increase the aggregate authorization for stock repurchases to an amount in excess of $60,000,000 or create or institute any new stock repurchase program.

(p) Redemption of Stock. Prior to the redemption, repurchase, retirement or acquisition of capital stock or the issuance of any warrant, right or option to purchase or acquire capital stock in a transaction that exceeds $1,000,000, the Borrower shall provide to the Agent pro forma financial statements as of the end of the most recently completed fiscal quarter (together with calculation of the financial covenants contained in Section 7.02 and a calculation of the minimum liquidity of the Borrower as referenced in item (ii) below), in form and content acceptable to the Agent, which evidence that the making or committing to make any of the foregoing actions will not result in (i) a violation of any financial covenant contained in Section 7.02 of this Agreement or (ii) the sum of the amount available to lend as shown on the most recent Borrowing Base Certificate plus the amount of cash and Cash Equivalents owned by the Borrower and its Subsidiaries which are not included in the Borrowing Base to be less than three (3) months of Cash Operating Expenses.

ARTICLE VIII. DEFAULT

8.01 Events of Default. The occurrence of any one of the following events or conditions shall be deemed an “Event of Default” hereunder unless waived by the Required Lenders pursuant to Section 11.01:

(a) Nonpayment. The Borrower shall fail to pay (i) when due (whether by mandatory prepayment or otherwise) any principal of the Notes or (ii) more than five (5) days after the due date thereof, any interest on the Notes on any fees or any other Obligations payable hereunder.

(b) Misrepresentation. Any representation or warranty made by the Borrower in Article VI or in any certificate, report, financial statement or other document furnished by the Borrower, a Guarantor or a Canadian Company in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made.

(c) Certain Covenants. Any term, covenant or agreement contained in Sections 7.01(d), 7.01(g), 7.02 shall be breached.

(d) Other Defaults. Any term, covenant or agreement contained in this Agreement or any other Loan Document (other than Section 7.02 or with regard to payments)

shall be breached, and such breach shall remain unremedied for thirty (30) calendar days after the earlier of (i) notice thereof by the Borrower to Agent or (ii) the date Borrower was required to give notice to Agent under Section 7.01(d)(i)(A).

(e) Other Indebtedness to the Lenders. The Borrower shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any Indebtedness owed to the Lenders, other than Obligations under this Agreement, beyond any period of grace provided with respect thereto.

(f) Cross Default. The Borrower or any Subsidiary shall fail to pay any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any of its Indebtedness (other than Indebtedness under this Agreement or other Indebtedness owed to the Lenders), beyond any period of grace provided with respect thereto, which individually or together with other such Indebtedness as to which any such failure exists has an aggregate outstanding principal amount in excess of $500,000; or the Borrower or any Subsidiary shall fail to perform or observe any other term, covenant or agreement contained in any agreement, document or instrument evidencing or securing any such Indebtedness having such aggregate outstanding principal amount, or under which any such Indebtedness was issued or created, beyond any period of grace, if any, provided with respect thereto if the effect of such failure is either (i) to cause, or permit the holders of such Indebtedness (or a trustee on behalf of such holders) to cause, any payment in respect of such Indebtedness to become due prior to its due date or (ii) to permit the holders of such Indebtedness (or a trustee on behalf of such holders) to elect a majority of the board of directors of the Borrower.

(g) Judgments. One or more judgments or orders for the payment of money in an aggregate amount of $500,000 or more shall be rendered against the Borrower or any Subsidiary (other than any judgment for which a financially sound and reputable insurer has admitted liability without reservation of rights), or any other judgment or order (whether or not for the payment of money) shall be rendered against or shall affect the Borrower or any Subsidiary which causes or could cause a Material Adverse Event or which does or could have an adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document and either (i) such judgment or order shall have remained unsatisfied and the Borrower shall not have taken action necessary to stay enforcement thereof by reason of pending appeal or otherwise, prior to the expiration of the applicable period of limitations for taking such action or, if such action shall have been taken, a final order denying such stay shall have been rendered, or (ii) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order.

(h) ERISA. The occurrence of one or more Reportable Events that result in or could result in liability of the Borrower, any Subsidiary or their respective ERISA Affiliates to the PBGC or to any Plan of $250,000 or more, in the aggregate, and such Reportable Event or Events are not corrected within thirty (30) days after the occurrence thereof; or the occurrence of any Reportable Event which could constitute grounds for termination of any Plan of the Borrower, any Subsidiary or their respective ERISA Affiliates by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan and such Reportable Event is not corrected within thirty (30) days after the occurrence thereof; or the filing by the Borrower, any Subsidiary or any of their respective ERISA

Affiliates of a notice of intent to terminate a Plan or the institution of other proceedings to terminate a Plan; or the Borrower, any Subsidiary or any of their respective ERISA Affiliates shall fail to pay when due any liability to the PBGC or to a Plan; or the PBGC shall have instituted proceedings to terminate, or to cause a trustee to be appointed to administer, any Plan of the Borrower, any Subsidiary or their respective ERISA Affiliates; or any person engages in one or more Prohibited Transactions with respect to any Plan which result in or could result in liability of any Borrower, a Subsidiary, any of their respective ERISA Affiliates, or any fiduciary of any such Plan of $250,000 or more, in the aggregate; or one or more failures by the Borrower, any Subsidiary or any of their respective ERISA Affiliates to make a required installment or other payment to any Plan within the meaning of Section 302(f) of ERISA or Section 412(n) of the Code that result in or could result in liability of the Borrower, any Subsidiary or any of their respective ERISA Affiliates to the PBGC or any Plan for $250,000 or more, in the aggregate; or the withdrawal of the Borrower, a Subsidiary or any of their respective ERISA Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; or the Borrower, a Subsidiary or any of their respective ERISA Affiliates becomes an employer with respect to any Multi-Employer Plan without the prior written consent of the Agent.

(i) Insolvency, Etc. The Borrower shall be dissolved or liquidated (or any final judgment, order or decree therefor shall be entered); or shall generally not pay its debts as they become due; or shall admit in writing its inability to pay its debts generally; or shall make a general assignment for the benefit of creditors; or shall institute, or there shall be instituted against the Borrower, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief, or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its assets, rights, revenues or property, and, if such proceeding is instituted against the Borrower and is being contested by the Borrower, in good faith by appropriate proceedings, such proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection.

(j) Change of Control. There occurs any Change of Control with respect to the Borrower, any Guarantor or QC Canada Holdings Inc., a British Columbia company.

(k) Enforceability of Loan Documents. This Agreement or any of the other Loan Documents shall, at any time after their respective execution and delivery, and for any reason, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof or hereof shall be contested by the Borrower or any stockholder of the Borrower, or the Borrower shall deny that it has any or further liability or obligation thereunder or hereunder, as the case may be.

(l) Material Adverse Event Resulting From Legislation. Any state in which Borrower or any Subsidiary operates passes a law or laws that make deferred check cashing or payday lending illegal or unprofitable, and which would, with the passage of time, constitute a Material Adverse Event.

(m) Material Adverse Event. The occurrence of a Material Adverse Event.

8.02 Remedies.

(a) Termination of Commitment; Acceleration. Upon the occurrence and during the continuance of any Event of Default the Agent shall, at the request of, or may with the consent of, the Required Lenders, by notice to the Borrower terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other Obligations to be immediately due and payable, or both, whereupon the Commitments shall terminate forthwith and all such amounts shall become immediately due and payable, or both, and the Borrower shall deliver to Agent cash collateral in an amount equal to the Letter of Credit Outstandings; provided, however, that in the case of any event or condition described in Section 8.01(i) with respect to the Borrower, the Commitments shall automatically terminate forthwith and all such amounts (including, without limitation, cash collateral for Letters of Credit) shall automatically become immediately due and payable without notice; in all cases without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

(b) Other Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent shall, at the request of, or may with the consent of, the Required Lenders, exercise and enforce any and all other rights and remedies available to the Agent or the Lenders, whether arising under this Agreement or any other Loan Document or under applicable law, in any manner deemed appropriate by the Agent, including suit in equity, action at law, or other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in any other Loan Document or in aid of the exercise of any power granted in this Agreement or any other Loan Document or under applicable law.

(c) Set Off. Upon the occurrence and during the continuance of any Event of Default, the Lenders may at any time and from time to time, without advance notice to the Borrower (any requirement for such advance notice being expressly waived by the Borrower) set off and apply against any and all of the Obligations any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lenders to or for the credit or the account of the Borrower and any property of any Borrower from time to time in possession of the Lenders, irrespective of whether or not the Agent or the Lenders shall have made any demand hereunder. The Borrower hereby grants to the Lenders a Lien on all such deposits, indebtedness and property as collateral security for the payment and performance of the Obligations. If any Lender exercises the right of set off pursuant to this Section, such Lender shall remit the proceeds thereof to the Agent to be applied in accordance with Section 10.01.

ARTICLE IX. AGENCY PROVISIONS

9.01 Appointment of Agent. U.S. Bank is hereby appointed Agent hereunder and under each of the other Loan Documents. Each Lender irrevocably authorizes U.S. Bank to act as the Agent for such Lender. Agent shall not have any duties or responsibilities except those expressly stated in the Loan Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, duties, responsibilities, obligations or liabilities shall be read into the Loan Documents or otherwise exist against Agent by reason of this Agreement.

9.02 Powers. Agent shall have and may exercise such powers hereunder as are specifically delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Agent shall not have any implied duties to Lenders, or any obligation to Lenders to take any action hereunder except action specifically provided by this Agreement to be taken by Agent.

9.03 General Immunity of Agent. Neither Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender for any act or failure to act with respect to their respective duties hereunder that does not constitute gross negligence or willful misconduct.

9.04 No Responsibility for Loans, Recitals, etc. Agent and its directors, officers, agents, and employees shall not be responsible to Lenders for any recitals, reports, statements, warranties or representations herein or in any other Loan Document or be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement.

9.05 Actions on Instructions of Required Lenders. Agent and its directors, officers, agents, and employees shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with written instructions executed by the Required Lenders, and such instructions and any act or failure to act pursuant thereto shall be binding on all Lenders and on all holders of Notes.

9.06 Employment of Agents and Counsel. Agent may execute any of their duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to Lenders, except as to money or securities received by them or their authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by them with reasonable care. Agent, at its own expense, shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder.

9.07 Reliance on Documents; Counsel. Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by it, which counsel may be its employees.

9.08 Agent’s Reimbursement and Indemnification Rights. Lenders agree to reimburse and indemnify Agent pro rata according to their applicable Commitment percentages: (i) for any amounts not reimbursed by the Borrower for which Agent is entitled to reimbursement by the Borrower under the Loan Documents, including without limitation, fees and expenses incurred by Agent for its legal counsel, (ii) for any other expenses incurred by Agent on behalf of the Lenders in connection with the enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other document delivered in connection with this Agreement or the transactions contemplated hereby or the enforcement of any of the terms hereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent arising from any act or failure to act of Agent that constitutes gross negligence or willful misconduct with respect to its duties as Agent hereunder.

9.09 Rights as a Lender. With respect to its Commitments, Loans made by it and the Notes issued to it, Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it was not Agent and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent and in its individual capacity as a lender hereunder. Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not Agent hereunder.

9.10 Independent Credit Decisions. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on the initial financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

9.11 Successor Agents. Agent may resign at any time by giving written notice thereof to Lenders and the Borrower. At the time of such resignation, Agent shall have the right to assign its rights and delegate its associated obligations as Agent under the Loan Documents to one or more other financial institutions. If Agent resigns without assigning its rights and delegating its associated obligations as Agent under the Loan Documents, then the Required Lenders, with (absent the existence of an Event of Default) the consent of the Borrower which shall not be unreasonably withheld, shall have the right to appoint, on behalf of the Borrower and Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent or giving notice of resignation, the retiring Agent may appoint, on behalf of the Borrower and Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $250,000,000. Agent’s resignation shall not be effective until a successor Agent has been appointed and accepts such appointment. Upon a successor Agent’s acceptance of its appointment, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent as such, and the resigning Agent shall be discharged from its duties and obligations as Agent hereunder. After the resignation of Agent, the provisions of this Article IX shall continue in effect for the resigning Agent’s benefit in respect of any act or failure to act while it was Agent hereunder.

9.12 Notification of Lenders. Each Lender agrees to use its good faith efforts, upon becoming aware of anything which would likely constitute a Material Adverse Event, to promptly notify the Agent thereof. Agent shall promptly deliver to each Lender copies of every written notice, demand, report (including any financial report), or other writing which Agent gives to or receives from the Borrower and which itself (i) constitutes, or which contains information about, something that would likely constitute a Material Adverse Event with respect to the Obligations, or (ii) is otherwise delivered to Agent by the Borrower pursuant to the Loan Documents and is deemed material information by Agent in its sole discretion. Agent and its directors, officers, agents, and employees shall have no liability to any Lender for failure to deliver any such item to such Lender unless the failure constitutes gross negligence or willful misconduct.

9.13 No Knowledge of Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless Agent has received written notice thereof from a Lender or the Borrower referring to this Agreement and describing such Default or Event of Default, or Agent otherwise has actual knowledge thereof. If Agent receives such notice or otherwise acquires such actual knowledge, Agent shall notify Lenders of the same, solicit advice from Lenders as to the appropriate course of action, and take such action as is directed by the Required Lenders; provided, however, that unless and until Agent has received such directions, Agent may at its option take such actions as it deems appropriate without the direction of the Required Lenders in circumstances where the ability of Lenders to recover the Obligations may otherwise be materially impaired.

9.14 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or any Guarantor, Agent (irrespective of whether the principal of the Loans or any Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

9.15 Collateral Matters.

(a) Each Lender hereby irrevocably authorizes and directs Agent to enter into the Loan Documents relating to Collateral for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Agent is hereby authorized (but not obligated) on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents related thereto which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to such loan Documents.

(b) Each Lender hereby irrevocably authorizes Agent, at its option and in its discretion,

(i) to release any lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) if approved, authorized or ratified in writing by all Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.15(b).

(c) Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender to), execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and the Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any Guarantor in respect of) all interests retained by Borrower or any Guarantor, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(d) Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Person or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.15 or in any of the Loan Documents as they relate to the Collateral, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to the Lenders.

(e) The Lenders hereby appoint each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

ARTICLE X. PAYMENT CONVENTIONS

10.01 Pro Rata Payments. Except as otherwise specified herein: (a) each payment on account of the principal of and interest on Loans, the fees described in Section 2.11(a) and (b), and the Reimbursement Obligations as to which the Lenders have funded their respective Participations which remain outstanding, shall be made to the Agent for the account of the Lenders pro rata based on their Applicable Revolving Commitment Percentages and (b) the Agent will promptly distribute to the Lenders in immediately available funds payments received in fully collected, immediately available funds from the Borrower.

10.02 Intraday Funding. Without limiting the provisions of Section 10.03, unless the Borrower or any Lender has notified the Agent not later than 10:00 a.m. of the Business Day before the date any payment (including in the case of Lenders any Loan) to be made by it is due, that it does not intend to remit such payment, the Agent may, in its discretion, assume that each Borrower or the Lender, as the case may be, has timely remitted such payment in the manner required hereunder and may, in its discretion and in reliance thereon, make available such payment (or portion thereof) to the Person entitled thereto as otherwise provided herein. If such payment was not in fact remitted to the Agent in the manner required hereunder, then:

(a) If the Borrower fails to make such payment, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at the Federal Funds Rate; and

(b) If any Lender failed to make such payment, the Agent shall be entitled to recover such corresponding amount forthwith upon the Agent’s demand therefore, the Agent promptly shall notify the Borrower, and the Borrower shall promptly repay such corresponding amount to the Agent in immediately available funds upon receipt of such demand. Agent also shall be entitled to recover interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, and (i) from such Lender at a rate per annum equal to the daily Federal Funds Rate, or (ii) from the Borrower, at a rate per annum equal to the interest rate applicable to the Loan which includes such corresponding amount. Until the Agent shall recover such corresponding amount together with interest thereon, such corresponding amount shall constitute a deficiency advance within the meaning of Section 10.03. Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitments hereunder or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

10.03 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b) the Commitment of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder;

(c) if any Swingline Loans shall be outstanding or any Letter of Credit Outstandings shall exist at the time a Lender becomes a Defaulting Lender then:

(i)	all or any part of the unfunded participations in and commitments with respect to such Swingline Loans or Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Revolving Loan Commitment Percentage but only to the extent (x) that such reallocation does not result in a non-Defaulting Lender being required to fund Revolving Loans or participate in Letters of Credit in excess of its Revolving Loan Commitment or Letter of Credit Commitment and (y) the conditions set forth in Section 5.01 are satisfied at such time; provided, that the Letter of Credit fees payable to the Lenders referenced in Section 2.11(b) shall be determined taking into account such reallocation.

(ii)	if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay the outstanding Swingline Loans that were not reallocated and (y) second, cash collateralize such Defaulting Lender’s Applicable Revolving Commitment Percentage of the Letter of Credit Outstandings for so long as such Letter of Credit Outstandings exist;

(iii)	if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Outstandings pursuant to clause (i) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Outstandings during the period such Defaulting Lender’s Letter of Credit Outstandings is cash collateralized; and

(iv)	if any Defaulting Lender’s Letter of Credit Outstandings is not cash collateralized pursuant to clause (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s Letter of Credit Outstandings shall be payable to the Issuing Lender until such Letter of Credit Outstandings is cash collateralized;

(d) so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue or modify any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by cash collateral provided by the Borrower in accordance with Section 10.03(c); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise shall, in lieu of being distributed to such Defaulting Lender, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender or Swingline Lender hereunder, (iii) third, to the funding of any Revolving Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, if so determined by the Agent, distributed to the Lenders other than the Defaulting Lender until the ratio of the outstanding credit exposure of such Lenders to the aggregate outstanding exposure equals such ratio immediately prior to the Defaulting Lender’s failure to fund any portion of any Revolving Loans or participations in Letters of Credit or Swingline Loans and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations in respect of draws under Letters of Credit with respect to which the Issuing Lender has funded its participation obligations, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all Lenders that are not Defaulting Lenders pro rata prior to being applied to the prepayment of any Revolving Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Revolving Commitment Percentage of all Lenders shall be readjusted to reflect the inclusion of such Defaulting Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold the Revolving Loans in accordance with its Applicable Revolving Commitment Percentage.

Nothing contained in the foregoing shall be deemed to constitute a waiver by the Borrower of any of its rights or remedies (whether in equity or law) against any Lender which fails to fund any of its Loans hereunder at the time or in the amount required to be funded under the terms of this Agreement.

ARTICLE XI. MISCELLANEOUS

11.01 Amendments and Waivers. No modification, amendment or waiver of any provision of any of the Loan Documents, including, without limitation, this Agreement, and no consent to any departure therefrom by the Borrower, shall in any event be effective unless the same shall be in writing and signed by Agent on behalf of the Required Lenders or by the Required Lenders, and then such waiver, amendment, modification or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification, amendment, waiver or consent shall, without the written consent of all the Lenders (other than any Defaulting Lenders): (i) increase or decrease the Commitment of a Lender, (ii) extend the Termination Date, (iii) alter the stated maturity or principal amount of any Loan, the amortization schedule for any Loan, or the rate of interest payable on any Loan, the expiry date of any Letter of Credit or the maturity or amount of any other payment required to be made under this Agreement, (iv) release any portion of any collateral security which may be granted to the Agent for the pro rata benefit of the Lenders for the Obligations except in connection with the disposition of assets as allowed by Section 7.02(g) above, or (v) amend, modify or waive the definition of Required Lenders; provided, further, that no amendment, consent, modification or waiver shall affect the rights or duties of the Agent under any of the Loan Documents, unless in writing and signed by the Agent in addition to the Lenders required hereinabove to take such action. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Agent shall furnish to the Lenders a copy of any written request from the Borrower for any amendment, waiver or consent, together with any amendment to this Agreement.

11.02 Notices.

(a) General. All notices, requests, consents and other communications hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail or courier service to the Borrower, the Agent, or the Lenders at the “Address for Notices” set forth on the signature pages hereof; or to such other address as may be designated by the Borrower, the Agent, or the Lenders by written notice to each other. All notices, requests, consents and other communications shall be deemed to have been given when received if hand delivered, if mailed by certified or registered mail, postage prepaid, on the third (3rd) day after such mailing, or if deposited with an expedited courier service such as “Federal Express”, on the Business Day following such deposit, in all cases, addressed to the respective address set forth on the signature pages hereof or as may otherwise be designated in accordance herewith.

(b) Notices of Termination or Prepayment. Notices by the Borrower to the Agent with respect to terminations or reductions of the Commitment pursuant to Section 2.07, and notices of prepayment pursuant to Section 2.05 shall be irrevocable and binding on the Borrower.

11.03 No Waiver By Conduct; Remedies Cumulative. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver of such right, power or privilege or otherwise prejudice the Agent’s or the Lenders’ rights and remedies hereunder or under any other Loan Document; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Agent or the Lenders under this Agreement or under any other Loan Document, is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy granted thereunder or now or hereafter existing under any applicable law. Every right and remedy granted by this Agreement or under any other Loan Document or by applicable law to the Agent or the Lenders may be exercised from time to time and as often as may be deemed expedient by the Agent or the Lenders.

11.04 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrower made herein or in any certificate, report, financial statement or other document furnished by the Borrower in connection with this Agreement or any other Loan Document shall be deemed to have been relied upon by the Agent and the Lenders, notwithstanding any investigation heretofore or hereafter made by the Agent or the Lenders, and those covenants and agreements of the Borrower set forth in Section 11.05 shall survive the repayment in full of the Obligations and the termination of the Commitments.

11.05 Expenses; Indemnification. The Borrower agrees to pay, or reimburse the Agent for the payment of, on demand, (a) the reasonable fees and expenses of outside counsel to the Agent in connection with the preparation, execution, delivery and administration of this Agreement and the consummation of the transactions contemplated hereby, and in connection with advising the Agent as to their rights and responsibilities with respect thereto, and in connection with any amendments, waivers or consents in connection therewith, and (b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, the Notes and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (c) all reasonable costs and expenses of the Agent and the Lenders (including reasonable fees and expenses of counsel and whether incurred through negotiations, legal proceedings or otherwise) in connection with any Default or Event of Default or the enforcement of, or the exercise or preservation of any rights under, this Agreement or any other Loan Document or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement. The Borrower further agrees to indemnify the Agent and the Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against the Agent or the Lenders in any way relating to or arising out of their duties under this Agreement or any other Loan Documents or the transactions contemplated hereby (excluding, unless a Default or an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of their duties hereunder); provided however, that the Borrower shall not be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent or the Lenders. Borrower and its Subsidiaries, taken as a whole, will not be obligated under this Section 11.05 or any indemnification provision of any Guaranty or Subsidiary Security Agreement or any other agreement delivered by Borrower or a Subsidiary pursuant to this Agreement for (i) more than one firm of attorneys (together with local counsel from other firms, if reasonably necessary) representing Agent and all Lenders on any matter for which indemnification is sought, or (ii) any disputes or claims between the Agent and any one or more of the Lenders or between any Lender with one or more other Lenders.

11.06 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Borrower may not assign their rights or obligations hereunder or under the Notes and the Lenders shall not be obligated to make any Loan hereunder to any person other than the Borrower.

11.07 Assignments and Participations.

(a) Permitted Assignments. At any time after the Closing Date, any Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes payable to it), provided that the terms of assignment satisfy the following requirements (the “Assignment and Acceptance”):

(i) The Agent shall have accepted the assignment and, absent the existence of an Event of Default, the Borrower shall have consented to the assignment, which acceptance and consent shall not be unreasonably withheld or delayed.

(ii) Each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement.

(iii) For each assignment involving the issuance and transfer of Notes, the assigning Lender, the assignee thereunder, Borrower and Agent shall execute an Assignment and Acceptance in the form attached hereto as Exhibit F.

(iv) The minimum Commitment which shall be assigned (which shall include the applicable portion of the assigning Lender’s Commitment) is $1,000,000 or such lesser amount which constitutes such Lender’s entire Commitment; provided, however, that no such minimum shall apply between a Lender and its Affiliates.

(v) The assignee shall have an office located in the United States.

(b) Consequences and Effect of Assignments.

(i) From and after the effective date specified in any Assignment and Acceptance, the assignee shall be deemed and treated as a party to this Agreement and, to the extent that rights and obligations hereunder and under the Notes held by the assignor have been assigned or negotiated to the assignee pursuant to such Assignment and Acceptance, to have the rights and obligations of a Lender hereunder as fully as if such assignee had been named as a Lender in this Agreement and of a holder of such Notes, and the assignor shall, to the extent that rights and obligations hereunder or under such Notes have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its future obligations under this Agreement.

(ii) By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse; (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of their Obligations; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements of Borrower, and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assignor, or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and a holder of a Note.

(c) Assignment Fee. Any Lender which makes an assignment shall pay to the Agent a one-time administrative fee of $3,500, which shall not be reimbursed by Borrower.

(d) Agent to Retain Copies of Assignments and Acceptances. Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it.

(e) Notice to Borrower of Assignment. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the other parties thereto as aforesaid, if Agent accepts the assignment contemplated thereby, Agent shall give prompt notice thereof to Borrower. Subject to the Borrower’s consent to the assignment contemplated thereby if there is no Event of Default hereunder, which consent shall not be unreasonable withheld, Borrower shall execute and deliver replacement Notes to the assignor and assignee as requested by Agent and necessary to give effect to the assignment. Upon its receipt of such Notes, assignor shall mark its old Note paid or cancelled and shall return the same to the Borrower.

(f) Sale of Participations. Each Lender may, at its own cost, sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement provided that the terms of sale satisfy the following requirements:

(i) Such Lender’s obligations under this Agreement shall remain unchanged.

(ii) Such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations.

(iii) Such Lender shall remain the holder of any Notes issued to it for the purpose of this Agreement.

(iv) Such participations shall be in a minimum amount of $1,000,000; provided, however, that no such minimum amount shall apply between any Lender and its Affiliates.

(v) Borrower, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and with regard to Loans and payments to be made under this Agreement. Participation agreements between a Lender and its participants may, however, provide that such Lender will obtain the approval of such participant prior to such Lender agreeing to any amendment or waiver of any provisions of this Agreement which would require the consent of all of the Lenders under Section 11.01 of this Agreement.

The sale of any such participations which require Borrower to file a registration statement with the Securities Exchange Commission or under the securities laws of any state shall not be permitted.

(g) Assignments to Affiliates. Notwithstanding anything in Section 11.07 to the contrary, any Lender may assign all or any portion of its interest in the Loans to its Affiliate without the acceptance or consent of Agent or Borrower and without payment of any fees.

11.08 Disclosure of Information. The Borrower authorizes the Agent and the Lenders to disclose to any participant or assignee of the Lenders consented to by the Borrower as provided in Section 11.07 or to any successor of any Lender (each, a “Transferee”) and any prospective Transferee any and all financial and other information in the Agent’s or the Lenders’ possession concerning the Borrower which has been delivered to the Agent or the Lenders by the Borrower pursuant to this Agreement or the other Loan Documents or which has been received by the Agent or the Lenders in connection with its credit evaluation of the Borrower prior to entering into this Agreement. All such information given to a Transferee shall be treated by such Transferee as confidential and shall not be disclosed by such Transferee to any third party or used for any purpose other than to evaluate the Borrower.

11.09 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Any party to this Agreement may execute the same and return the executed page(s) to Agent by facsimile transmission, and said facsimile signature shall be binding on and enforceable against such party in the same manner as if said signature were an original. Any party executing this Agreement by facsimile shall promptly thereafter provide Agent with original signature pages.

11.10 Governing Law.

(a) General. This Agreement is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Kansas applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State. The Borrower further agrees that any legal action or proceeding with respect to this Agreement or any other Loan Document or the transactions contemplated hereby may be brought in any state court of the State of Kansas sitting in Johnson County, Kansas or in any federal court of the United States of America sitting in the Eastern District of Kansas, and the Borrower hereby submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person and property.

(b) Suit in Other Jurisdictions. Nothing in Section 11.10(a) shall affect the right of the Agent or the Lenders to serve legal process in any other manner permitted by law or affect the right of the Agent or the Lenders to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdictions.

(c) Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any service of process (whether from service or notice, or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Notes and the other Loan Documents.

11.11 Table of Contents and Headings. The table of contents and the headings of the various Articles, Sections and paragraphs hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

11.12 Construction of Certain Provisions. If any provision of this Agreement refers to any action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such person, whether or not expressly specified in such provision.

11.13 Integration and Severability. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower, the Agent and the Lenders, and supersede all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Borrower under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrower under this Agreement or any other Loan Document in any other jurisdiction.

11.14 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any such covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default or any event or condition which with notice or lapse of time, or both, could become such a Default or an Event of Default if such action is taken or such condition exists.

11.15 Interest Rate Limitation. Notwithstanding any provisions of this Agreement or any other Loan Document, in no event shall the amount of interest paid or agreed to be paid by the Borrower exceeds an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or any other Loan Document at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Lenders shall ever receive as interest an amount which would be deemed unlawful under such applicable law such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrower if such principal and all other Obligations of the Borrower to the Lenders have been paid in full.

11.16 Limitation of Liability. Neither the Agent, the Lenders nor any of their Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Borrower or any of the Borrower’s Affiliates for any action taken, or omitted to be taken, by it or them or any of them under this Agreement or any other Loan Document or in connection herewith or therewith, except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No claim may be made by the Borrower or any of the Borrower’s Affiliates against the Agent, the Lenders, or any of their Affiliates, directors, officers, agents, attorneys or employees, for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim is based on contract or tort or duty imposed by law) arising out of or related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection herewith or therewith, other than reasonable attorneys’ fees and costs incurred in connection with the successful enforcement by the Borrower or any of the Borrower’s Affiliates of their rights under this Agreement. The Borrower, on its own behalf and on behalf of its Affiliates, hereby waives, releases and agrees not to sue upon any claim for any such damages, other than reasonable attorneys’ fees and costs as aforesaid, whether or not accrued, and whether or not known or suspected to exist in their favor.

11.17 Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

11.18 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”)), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Agent, as applicable, to identify Borrower in accordance with the Act.

11.19 WAIVER OF JURY TRIAL. THE AGENT, THE LENDERS AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THEM. NEITHER THE AGENT, THE LENDERS NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE AGENT, THE LENDERS OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

11.20 NO ORAL AGREEMENTS. THIS IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE BORROWER, THE AGENT AND THE LENDERS AND SUCH WRITTEN CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AGREEMENT OR OF A CONTEMPORANEOUS ORAL CREDIT AGREEMENT BETWEEN THE BORROWER, THE AGENT AND LENDERS.

ANY ADDITIONAL NON-STANDARD TERMS OF THE CREDIT AGREEMENT AND THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL CREDIT AGREEMENT BETWEEN THE BORROWER, THE AGENT AND LENDERS IS SET FORTH IN THE SPACE BELOW:

NONE

BORROWER, THE AGENT AND LENDERS AFFIRM THAT NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THEM EXISTS.

Please initial
	Borrower	Agent	U.S. Bank

	BOKF	Enterprise

	Pulaski	United

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of this 23rd day of July, 2014, which shall be the date inserted by the Agent when the Agent has received counterparts of this Agreement executed by each of the parties hereto, notwithstanding the date first above written or the date this Agreement is executed by any of the parties hereto on the following signature pages.

BORROWER:

Address for Notices:	QC HOLDINGS, INC.,
a Kansas corporation
9401 Indian Creek Parkway,
Suite 1500
Overland Park, KS 66210	By:	/s/ Douglas E. Nickerson
Attn: Chief Financial Officer		Douglas E. Nickerson
Telephone: (913) 234-5100		Chief Financial Officer

Telecopy: (913) 234-5500

AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Colleen S. Hayes
Colleen S. Hayes
Vice President

Address for Notice:

U.S. Bank National Association

Kansas City Metro Commercial Middle Market

9900 West 87th Street

Overland Park, KS 66212

Attention: Colleen S. Hayes

Telephone: (913) 652-5158

Telecopy: (913) 652-5111

LENDERS:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Colleen S. Hayes
Colleen S. Hayes
Vice President

Address for Notice:

U.S. Bank National Association

Kansas City Metro Commercial Middle Market

9900 West 87th Street

Overland Park, KS 66212

Attention: Colleen S. Hayes

Telephone: (913) 652-5158

Telecopy: (913) 652-5111

Address for Notice:	BOKF, NA d/b/a/ BANK OF KANSAS CITY

Bank of Kansas City	By:	/s/ Bryan W. Palmer
7500 College Blvd.	Name:	Bryan W. Palmer
Suite 1450	Title:	Assistant Vice President
Overland Park, KS 66210
Attention: Bryan W. Palmer
Telephone: (913) 307-1649

Telecopy: (913) 234-6603

Address for Notice:	ENTERPRISE BANK & TRUST

Enterprise Bank & Trust	By:	/s/ Kevin M. Antes
12695 Metcalf Ave.	Name:	Kevin M. Antes
Overland Park, KS 66213	Title:	Vice President
Attention: Kevin M. Antes
Telephone: (913) 234-6470

Telecopy: (314) 810-1079

Address for Notice:	PULASKI BANK

Pulaski Bank	By:	/s/ Jason P. Conaway
12300 Olive Blvd.	Name:	Jason P. Conaway
St. Louis, MO 63141	Title:	Vice President
Attention: Jim Howard
Telephone: (314) 317-4906

Telecopy:

Address for Notice:	UNITED COMMUNITY BANK

United Community Bank	By:	/s/ Allen K. Schmale
301 N. Main Street	Name:	Allen K. Schmale
Chatham, IL 62629	Title:	Executive Vice President/Chief Credit
Attention: Allen Schmale		Officer
Telephone: (217) 483-2491

Telecopy: (217) 547-3022

EXHIBIT A

FORM OF REVOLVING NOTE

PROMISSORY NOTE

(Revolving Loan)

$	Overland Park, Kansas
July 23, 2014

FOR VALUE RECEIVED, THE UNDERSIGNED (“Borrower”), hereby promises to pay, as provided in the Agreement (as defined below), to the order of                      (the “Lender”), in its individual capacity, at the office of U.S. BANK NATIONAL ASSOCIATION, as agent for the Lenders (the “Agent”), 9900 West 87th Street, Overland Park, KS 66212 (or at such other place or places as the Agent may designate in writing) at the times set forth in the Third Amended and Restated Credit Agreement dated as of July 23, 2014 among the Borrower, the lenders party thereto (collectively, the “Lenders”) and the Agent (as amended from time to time, the “Agreement”), in lawful money of the United States of America, in immediately available funds, the principal amount of                      and     /100 DOLLARS ($        ) or, if less than such principal amount, the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower pursuant to the Agreement on the Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal amount of the Revolving Loans may be prepaid or required to be prepaid as provided in the Agreement. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest thereon evidenced by this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest due thereon at the rates set forth in the Agreement.

Interest hereunder shall be computed as provided in the Agreement.

This Note is one of the Revolving Loan Notes referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement, to which reference is hereby made for a more complete statement of the terms and conditions upon which the Revolving Loans evidenced hereby were or are made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

A-1

All persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law: (i) all defenses based on suretyship or impairment of collateral, (ii) the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issued against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and (iii) their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

QC HOLDINGS, INC., a Kansas corporation

By:
Douglas E. Nickerson
Chief Financial Officer

A-2

EXHIBIT B

FORM OF SWINGLINE NOTE

PROMISSORY NOTE

(Swingline Loan)

$5,000,000.00	Overland Park, Kansas
July 23, 2014

FOR VALUE RECEIVED, THE UNDERSIGNED (“Borrower”), hereby promises to pay, as provided in the Agreement (as defined below), to the order of U.S. BANK NATIONAL ASSOCIATION (the “Lender”), in its individual capacity, at 9900 West 87th Street, Overland Park, KS 66212 (or at such other place or places as the Lender may designate in writing) at the times set forth in the Third Amended and Restated Credit Agreement dated as of July 23, 2014 among the Borrower, the lenders party thereto (collectively, the “Lenders”) and U.S. Bank National Association, as agent (as amended from time to time, the “Agreement”), in lawful money of the United States of America, in immediately available funds, the principal amount of Five Million and NO/100 DOLLARS ($5,000,000) or, if less than such principal amount, the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower pursuant to the Agreement on the Termination Date or such earlier date as may be required pursuant to the terms of the Agreement, and to pay interest from the date hereof on the unpaid principal amount hereof, in like money, at said office, on the dates and at the rates provided in Article II of the Agreement. All or any portion of the principal amount of the Swingline Loans may be prepaid or required to be prepaid as provided in the Agreement. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

If payment of all sums due hereunder is accelerated under the terms of the Agreement or under the terms of the other Loan Documents executed in connection with the Agreement, the then remaining principal amount and accrued but unpaid interest thereon evidenced by this Note shall become immediately due and payable, without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees, and interest due thereon at the rates set forth in the Agreement.

Interest hereunder shall be computed as provided in the Agreement.

This Note is the Swingline Note referred to in the Agreement and is issued pursuant to and entitled to the benefits and security of the Agreement, to which reference is hereby made for a more complete statement of the terms and conditions upon which the Swingline Loans evidenced hereby were or are made and are to be repaid. This Note is subject to certain restrictions on transfer or assignment as provided in the Agreement.

B-1

All persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law: (i) all defenses based on suretyship or impairment of collateral, (ii) the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment be obtained and execution issued against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, and (iii) their right, if any, to require the holder hereof to hold as security for this Note any collateral deposited by any Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

IN WITNESS WHEREOF, the Borrower has caused this Note to be made, executed and delivered by its duly authorized representative as of the date and year first above written, all pursuant to authority duly granted.

QC HOLDINGS, INC., a Kansas corporation

By:
Douglas E. Nickerson
Chief Financial Officer

B-2

EXHIBIT C

FORM OF GUARANTY

UNLIMITED CONTINUING GUARANTY

THIS UNLIMITED CONTINUING GUARANTY (this “Guaranty Agreement”), dated as of              , 20    , is made by                     , a                      (each individually a “Guarantor” and collectively, the “Guarantors”), for the benefit of U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as agent (in such capacity, the “Agent”) for each of the lenders (the “Lenders”) now or hereafter party to the Third Amended and Restated Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Third Amended and Restated Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Lenders have previously provided to QC Holdings, Inc., a Kansas corporation (“Borrower”) revolving credit (which includes provisions permitting the issuance of letters of credit), swingline and term loan facilities pursuant to the terms of that certain Third Amended and Restated Credit Agreement dated as of July 23, 2014, among the Borrower, the Agent and the Lenders (as from time to time amended, modified, supplemented or restated, the “Third Amended and Restated Credit Agreement”); and

WHEREAS, each Guarantor is owned, directly or indirectly, by Borrower and will materially benefit from the Loans made and the Letters of Credit issued and to be issued, under the Third Amended and Restated Credit Agreement to Borrower; and

WHEREAS, each Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Third Amended and Restated Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Third Amended and Restated Credit Agreement by the Agent and the Lenders was the obligation of the Borrower to cause each Guarantor to enter into this Guaranty Agreement; and

WHEREAS, the Lenders are unwilling to extend and/or maintain the credit facilities provided under the Loan Documents unless each Guarantor enters into this Guaranty Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Guaranty. Each Guarantor hereby unconditionally, absolutely, continually and irrevocably guarantees, on a joint and several basis, to the Agent for the benefit of the Lenders the payment and performance in full of the Borrower’s Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Borrower’s Liabilities” means: (a) the Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Third Amended and Restated Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from the Borrower to the Agent or any one or more of the Lenders, including principal, interest, premiums and fees (including, but not limited to, loan fees and attorneys’ fees and expenses); (b) the Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Borrower under the Third Amended and Restated Credit Agreement and all other Loan Documents; and (c) the Borrower’s prompt payment in full, when due or declared due and at all such times, of any obligations now or hereafter arising under any interest rate or currency swap, rate cap or similar transaction (the “Hedge Agreements”). The Guarantors’ obligations to the Agent and the Lenders under this Guaranty Agreement are hereinafter referred to as the “Guarantors’ Obligations”. Notwithstanding the foregoing, the liability of each Guarantor with respect to the Guarantors’ Obligations shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to challenge under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Each Guarantor agrees that it is directly and primarily liable on a joint and several basis (subject to the limitation in the immediately preceding sentence) for the Borrower’s Liabilities.

The Guarantors’ Obligations are secured by various security instruments referred to in the Third Amended and Restated Credit Agreement, including without limitation the Subsidiary Security Agreement.

2. Payment. If the Borrower shall default in payment or performance of the Borrower’s Liabilities, whether principal, interest, premium, fee (including, but not limited to, loan fees and attorneys’ fees and expenses), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Third Amended and Restated Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Third Amended and Restated Credit Agreement, then each Guarantor will, upon demand thereof by the Agent, fully pay to the Agent, for the benefit of the Lenders, subject to any restriction on the Guarantors’ Obligations set forth in Section 1 hereof, an amount equal to all the Borrower’s Liabilities then due and owing.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantors’ Obligations under this Guaranty Agreement shall be joint and several, absolute and unconditional irrespective of, and each Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement and all security instruments to which it is a party by reason of:

(a) any lack of legality, validity or enforceability of the Third Amended and Restated Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantors’ Obligations, the Borrower’s Liabilities, or any other guaranty of any of the Borrower’s Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any exercise of any right or power under any of the Related Agreements, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any permitted acceleration of the maturity of the Borrower’s Liabilities, of the Guarantors’ Obligations, or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for the Borrower’s Liabilities, for any of the Guarantors’ Obligations, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of any Borrower or any Guarantor or any other party to a Related Agreement, or the combination or consolidation of Borrower or any Guarantor or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of Borrower or any Guarantor or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, and any acceptance of late or partial payments under, the Third Amended and Restated Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Borrower’s Liabilities;

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Third Amended and Restated Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of the Borrower’s Liabilities, any of the Guarantors’ Obligations, or any of the obligations or liabilities of any party to any other Related Agreement; and

(i) any other circumstance whatsoever (with or without notice to or knowledge of Guarantor) which may or might in any manner or to any extent vary the risks of Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Borrower or any other Guarantor or to any collateral in respect of the Borrower’s Liabilities or Guarantors’ Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantors’ Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4. Currency and Funds of Payment. All Guarantors’ Obligations will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Borrower’s Liabilities, or the rights of any Secured Party with respect thereto as against any Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Borrower of any or all of the Borrower’s Liabilities.

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Borrower’s Liabilities, at the Agent’s election and without notice thereof or demand therefor, the Guarantors’ Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 23 hereof, each Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to such Guarantor (i) of the Borrower, to the payment in full of the Borrower’s Liabilities, and (ii) of every other Guarantor (an “obligated guarantor”), to the payment in full of the Guarantors’ Obligations of such obligated guarantor. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Agent, paid over forthwith to the Agent for the benefit of the Lenders on account of the Borrower’s Liabilities, the Guarantors’ Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by such Guarantor as agent and bailee of the Agent and the Lenders separate and apart from all other funds, property and accounts, of such Guarantor.

7. Suits. In the event there shall occur and be continuing an Event of Default, each Guarantor from time to time shall pay to the Agent for the benefit of the Lenders, on demand, at the Agent’s place of business set forth in the Third Amended and Restated Credit Agreement or such other address as the Agent shall give notice of to Guarantor, the Guarantors’ Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Agent may proceed to suit against each Guarantor. At the Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Agent against each Guarantor, whether or not suit has been commenced against the Borrower, any other Guarantor, or any other Person and whether or not the Agent has taken or failed to take any other action to collect all or any portion of the Borrower’s Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Borrower’s Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. Each Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim, any defense (legal or equitable) or other claim which such Guarantor may now or at any time hereafter have against Borrower or any Secured Party (with respect to Secured Party, this waiver shall not apply to a defense, counterclaim set-off, recoupment or cross claim arising solely out of Secured Party’s gross negligence or willful misconduct) without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to such Guarantor. Each Guarantor agrees that each Secured Party shall have a lien for all the Guarantors’ Obligations upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts, now or hereafter pledged, mortgaged, transferred or assigned to such Secured Party or otherwise in the possession or control of such Secured Party for any purpose (other than solely for safekeeping) for the account or benefit of such Guarantor, including any balance of any deposit account or of any credit of such Guarantor with the Secured Party, whether now existing or hereafter established, and hereby authorizes each Secured Party from and after the occurrence of an Event of Default at any time or times with or without prior notice to apply such balances or any part thereof to such of the Guarantors’ Obligations to the Agent and the Lenders then due and in such amounts as provided for in the Third Amended and Restated Credit Agreement. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of the Agent or a Lender as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9. Waiver of Notice; Subrogation.

(a) Each Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or extending credit to or for the benefit of Borrower, whether pursuant to the Third Amended and Restated Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof, (iii) presentment, demand, default, non-payment, partial payment and protest, and (iv) any other event, condition, or occurrence described in Section 3 hereof.

(b) Each Guarantor hereby agrees that payment or performance by such Guarantor of its Guarantors’ Obligations under this Guaranty Agreement may be enforced by the Agent on behalf of the Lenders upon demand by the Agent to such Guarantor without the Agent being required, such Guarantor expressly waiving to the extent permitted by law any right it may have to require the Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against any Borrower or any other Guarantor of the Borrower’s Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Agent or any Lender or other party to a Related Agreement by Borrower, any other Guarantor or any other Person on account of the Borrower’s Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY SUCH GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE THIRD AMENDED AND RESTATED CREDIT AGREEMENT.

(c) Each Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Borrower’s Liabilities unless and until 93 days immediately following the Termination Date shall have elapsed without the filing or commencement, by or against Borrower or Guarantor, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to Borrower or Guarantor or its assets. This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by any Guarantor against the estate of Borrower or Guarantor within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving any other Borrower or Guarantor. If an amount shall be paid to Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 23 hereof, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent, for the benefit of the Lenders, to be credited and applied upon the Guarantors’ Obligations, whether matured or unmatured, in accordance with the terms of the Third Amended and Restated Credit Agreement or otherwise as the Agent may elect. The agreements in this subsection shall survive repayment of all of the Guarantors’ Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 23 hereof, and occurrence of the Termination Date.

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 23 hereof. Any claim or claims that the Agent or the Lenders may at any time hereafter have against any Guarantor under this Guaranty Agreement may be asserted by the Agent for itself or on behalf of the Lenders by written notice directed to such Guarantor in accordance with Section 25 hereof.

11. Representations, Warranties and Covenants. Each Guarantor warrants and represents to the Agent, for the benefit of the Lenders that it is duly authorized to execute, deliver and perform this Guaranty Agreement; that this Guaranty Agreement has been duly executed and delivered on behalf of such Guarantor by its duly authorized representatives; that this Guaranty Agreement is legal, valid, binding and enforceable against such Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that such Guarantor’s execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of any of its organizational documents, any agreement or instrument to which such Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

12. Expenses. Each Guarantor agrees to be jointly and severally liable for the payment of all reasonable fees and expenses, including attorneys’ fees, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

13. Reinstatement. Each Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Borrower’s Liabilities is rescinded or must be restored for any reason.

14. Attorney-in-Fact. To the extent permitted by law, each Guarantor hereby appoints the Agent, for the benefit of the Lenders, as Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

15. Reliance. Each Guarantor represents and warrants to the Agent, for the benefit of the Lenders, that: (a) such Guarantor has adequate means to obtain on a continuing basis (i) from the Borrower, information concerning the Borrower and the Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”’), and has full and complete access to the Borrower’s books and records and to such Other Information; (b) such Guarantor is not relying on any Secured Party or its or their employees, directors, agents or other representatives or affiliates, to provide any such information, now or in the future; (c) such Guarantor has been furnished with and reviewed the terms of the Third Amended and Restated Credit Agreement and such other Loan Documents as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) such Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Borrower, the Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) such Guarantor has not depended or relied on any Secured Party or its or their employees, directors, agents or other representatives or affiliates, for any information whatsoever concerning the Borrower or the Borrower’s financial condition and affairs or any other matters material to Guarantor’s decision to provide this Guaranty Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. Each Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to such Guarantor any information concerning the Borrower or the Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if such Guarantor receives any such information from any Secured Party or its or their employees, directors, agents or other representatives or affiliates, such Guarantor will independently verify the information and will not rely on any Secured Party or its or their employees, directors. agents or other representatives or affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Section 1.02 of the Third Amended and Restated Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement, together with the Third Amended and Restated Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 23, neither this Guaranty Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Third Amended and Restated Credit Agreement.

18. Binding Agreement; Assignment. This Guaranty Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that no Guarantor shall not be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement or any other interest herein without the prior written consent of the Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Third Amended and Restated Credit Agreement (to the extent permitted by the Third Amended and Restated Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Third Amended and Restated Credit Agreement, including Article IX thereof (concerning the Agent) and Section 11.07 thereof concerning assignments and participations. All references herein to the Agent shall include any successor thereof.

19. Hedge Agreements. All obligations of the Borrower under Hedge Agreements to which any Lender or its Affiliates are a party shall be deemed to be Borrower’s Liabilities, and each Lender or Affiliate of a Lender party to any such Hedge Agreement shall be deemed to be a

Secured Party hereunder with respect to such Borrower’s Liabilities; provided, however, that such obligations shall cease to be Borrower’s Liabilities at such time as such Person (or Affiliate of such Person) shall cease to be a “Lender” under the Third Amended and Restated Credit Agreement.

20. Severability. The provisions of this Guaranty Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

21. Counterparts. This Guaranty Agreement may be executed in any number of’ counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor.

22. Indemnification. Without limitation of Section 11.05 of the Third Amended and Restated Credit Agreement or any other indemnification provision in any Loan Document, each Guarantor agrees to indemnify and hold harmless each Secured Party and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or other extension of credit under the Loan Documents, except to the extent such claim, damage, loss, liability, cost, or expense resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of litigation or other proceeding to which the indemnity in this Section 22 applies, such indemnity shall be effective whether or not such litigation or proceeding is brought by such Guarantor or any other Borrower or any other Guarantor, any of their respective directors, shareholders or creditors, or an Indemnified Party or any other Person, or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Guarantor agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, any of its subsidiaries or Affiliates, or any security holders or creditors thereof arising out of, related to or in connection with the transactions contemplated herein, except to the extent that such liability resulted from such Indemnified Party’s gross negligence or willful misconduct. Each Guarantor agrees not to assert any claim against any Secured Party, any of its Affiliates, or any of their directors, officers, employees, attorneys, agents, or advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated therein or the actual or proposed use of the proceeds of the Loans or other extension of credit under the Loan Documents. The Guarantors and the Borrower, as a whole, will not be obligated under this Section 22 or any indemnification provision of any other Loan Document for (i) more than one firm of attorneys (together with local counsel from other firms, if reasonably necessary) representing Agent and all Lenders on any matter for which indemnification is sought, or (ii) any disputes or claims between the Agent and any one or more of the Lenders or between any Lender with one or more other Lenders. The agreements in this Section 22 shall survive repayment of all of the Guarantors’ Obligations and the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination upon occurrence of the Termination Date.

23. Termination. Subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement and all of the Guarantors’ Obligations hereunder (excluding those obligations and liabilities that expressly survive such termination) shall terminate on the Termination Date.

24. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Agent or any other Secured Party provided by law or under the Third Amended and Restated Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other extensions of credit to the Borrower pursuant to the Third Amended and Restated Credit Agreement shall be conclusively presumed to have been made or extended, respectively, in reliance upon each Guarantor’s guaranty of the Borrower’s Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

25. Notices. Any notice required or permitted hereunder shall be given, (a) with respect to each Guarantor, at the address of the Borrower indicated in Section 11.02 of the Third Amended and Restated Credit Agreement and (b) with respect to the Agent or any other Secured Party, at the Agent’s address indicated in Section 11.02 of the Third Amended and Restated Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Third Amended and Restated Credit Agreement.

26. Governing Law, Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF KANSAS APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b) EACH GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF JOHNSON, STATE OF KANSAS, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS

AGREEMENT, GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO SUCH GUARANTOR IN EFFECT PURSUANT TO SECTION 25 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF KANSAS.

(d) NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE ANY GUARANTOR OR ANY OF GUARANTORS’ PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, EACH GUARANTOR AND THE AGENT FOR ITSELF AND ON BEHALF OF THE BANKS HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTOR:

,
a

By:
Name:
Title:

EXHIBIT D

FORM OF SUBSIDIARY SECURITY AGREEMENT

THIS SUBSIDIARY SECURITY AGREEMENT (the “Security Agreement”) is made and entered into as of              , 20    , by EACH OF THE UNDERSIGNED SUBSIDIARIES (each a “Grantor” and collectively the “Grantors”) for the benefit of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent (the “Agent”) for each of the lenders (the “Lenders”) now or hereafter party to the Third Amended and Restated Credit Agreement (as defined below). All capitalized terms used but not otherwise defined herein or pursuant to Section 1 hereof shall have the respective meanings assigned thereto in the Third Amended and Restated Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Lenders have previously provided to QC Holdings, Inc., a Kansas corporation (“Borrower”) certain credit facilities pursuant to the Third Amended and Restated Credit Agreement dated as of July 23, 2014 by and among the Borrower, the Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the “Third Amended and Restated Credit Agreement”); and

WHEREAS, each Grantor is, directly or indirectly, a Subsidiary of the Borrower and will materially benefit from the Loans made and the Letter of Credits issued and to be issued under the Third Amended and Restated Credit Agreement; and

WHEREAS, contemporaneously with the execution of this Security Agreement, each Grantor is executing and delivering to Agent for the benefit of the Lenders a guaranty agreement (the “Subsidiary Guaranty”) pursuant to which such Grantor has guaranteed payment and performance of Borrower’s obligations under the Third Amended and Restated Credit Agreement and the other Loan Documents; and

WHEREAS, each Grantor is required to enter into this Security Agreement pursuant to the terms of the Third Amended and Restated Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Third Amended and Restated Credit Agreement by the Agent and the Lenders was the obligation of the Borrower to cause each Grantor to enter into this Security Agreement; and

WHEREAS, the Lenders are unwilling to extend and/or maintain the credit facilities provided under the Loan Documents unless each Grantor enters into this Security Agreement; and

WHEREAS, each Grantor will materially benefit from the Loans to be made, and the Letters of Credit to be issued, under the Third Amended and Restated Credit Agreement and the Agent and the Lenders are unwilling to enter into the Loan Documents unless the Grantor enters into this Security Agreement;

NOW, THEREFORE, in order to induce the Agent and the Lenders to enter into the Loan Documents and to make Loans and issue Letters of Credit pursuant to the Third Amended and Restated Credit Agreement, and in further consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Certain Definitions. Terms used in this Security Agreement, not otherwise expressly defined herein or in the Third Amended and Restated Credit Agreement, and for which meanings are provided in the Uniform Commercial Code of the State of Kansas (the “UCC”), shall have such meanings. The parties agree that with respect to terms that describe items or types of Collateral, the parties intend to and do hereby give effect, upon their respective effective dates, to revisions to the UCC effective after the date hereof to the extent, but only to the extent, such revisions either (i) provide meanings of terms not previously defined as items or types of property or (ii) expand the items of or interests in property that are included within a previously defined term, with the effect that each of such terms describing items or types of property shall at all times be interpreted in its broadest sense.

2. Grant of Security Interest. Each Grantor hereby grants, as collateral security for the payment, performance and satisfaction of all of its obligations and liabilities under the Subsidiary Guaranty (collectively, the “Secured Obligations”), to the Agent for the benefit of the Lenders a continuing security interest in and to, and collaterally assigns to the Agent for the benefit of the Lenders, the following property of such Grantor or in which such Grantor has or may have or acquire an interest, whether now owned or existing or hereafter created, acquired or arising and wheresoever located, including the following:

(a) All accounts, and including accounts receivable, contracts, bills, acceptances, choses in action, and other forms of monetary obligations at any time owing to such Grantor arising out of property sold, leased, licensed, assigned or otherwise disposed of or for services rendered or to be rendered by such Grantor and all of such Grantor’s rights with respect to any property represented thereby, whether or not delivered, property returned by customers and all rights as an unpaid vendor or lienor, including rights of stoppage in transit and of recovering possession by proceedings including replevin and reclamation (collectively referred to hereinafter as “Accounts”);

(b) All inventory, including all goods manufactured or acquired for sale or lease, and any piece goods, raw materials, work in process, finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of such Grantor or which may contribute to the finished product or to the sale, promotion and shipment thereof, in which such Grantor now or at any time hereafter may have an interest, whether or not the same is in transit or in the constructive, actual or exclusive occupancy or possession of such Grantor or is held by such Grantor or by others for such Grantor’s account (collectively referred to hereinafter as “Inventory”);

(c) All goods, including all machinery, equipment, motor vehicles (including those subject to and not subject to motor vehicle certificate of title statutes), parts, supplies, apparatus, appliances, tools, patterns, molds, dies, blueprints, fittings, furniture, furnishings, fixtures and articles of tangible personal property of every description (collectively referred to hereinafter as “Equipment”);

(d) All general intangibles, including all rights now or hereafter accruing to such Grantor under contracts, leases, agreements or other instruments to perform or receive services, to purchase or sell goods, to hold or use land or facilities, and to enforce all rights thereunder, all causes of action, corporate or business records, inventions, designs, goodwill, trademarks, trade names, trade secrets, trade processes, licenses, permits, franchises, customer lists, computer programs and software, all payment intangibles, all claims under guaranties, tax refund claims, all rights and claims against carriers and shippers, leases, all claims under insurance policies, all interests in general and limited partnerships, limited liability companies, and other Persons not constituting Investment Property (as defined below), all rights to indemnification and all other intangible personal property and intellectual property of every kind and nature (collectively referred to hereinafter as “General Intangibles”);

(e) All chattel paper, including tangible chattel paper, electronic chattel paper, or any hybrid thereof (collectively referred to hereinafter as “Chattel Paper”);

(f) All investment property, all other securities, security entitlements, securities accounts, commodity contracts and commodity accounts of or maintained for the benefit of such Grantor (collectively referred to hereinafter as “Investment Property”);

(g) All instruments, including all promissory notes and payday loan notes (collectively referred to hereinafter as “Instruments”);

(h) All documents, including warehouse receipts, bills of lading and other documents of title (collectively referred to hereinafter, as “Documents”);

(i) All supporting obligations pertaining to any of the foregoing, including all letter of credit rights (including rights to proceeds of letters of credit), personal or other checks, and all guaranties and other Contingent Obligations of any Person (collectively referred to hereinafter as “Supporting Obligations”);

(j) The commercial tort claims, if any, identified on Schedule 2(j) hereto, as such Schedule may be supplemented from time to time in accordance with the terms hereof (collectively referred to hereinafter as “Commercial Tort Claims”);

(k) All deposits and deposit accounts;

(l) All books and records relating to any of the forgoing (including customer data, credit files, ledgers, computer programs, printouts, and other computer materials and records (and all media on which such data, files, programs, materials and records are or may be stored)); and

(m) All proceeds, products and replacements of, accessions to, and substitutions for, any of the foregoing, including without limitation proceeds of insurance policies insuring any of the foregoing.

All of the property and interests in property described in subsections (a) through (l) are herein collectively referred to as the “Collateral”.

3. Perfection. At the time of execution of this Security Agreement, each Grantor shall have, to the extent expressly required by the terms hereof or of the Third Amended and Restated Credit Agreement, or otherwise as the Agent may request, furnished the Agent with properly executed control agreement, registrars’ certificates, issuer acknowledgments of the Agent’s interest in letter of credit rights, and evidence of the electronic identification of the Agent’s interest in electronic chattel paper and of the placement of a restrictive legend on tangible chattel paper, as appropriate, with respect to Collateral in which either (i) a security interest can be perfected only by control or such electronic identification or restrictive legending, or (ii) a security interest perfected by control or accompanied by such electronic identification or restrictive legending shall have priority as against a security interest perfected by Persons not having control or not accompanied by such electronic identification or restrictive legending, in each case in form and substance acceptable to the Agent and sufficient under applicable law so that the Agent, for the benefit of the Lenders, shall have a security interest in all such Collateral perfected by control, subject only to Liens allowed to exist under Section 7.02(e) of the Third Amended and Restated Credit Agreement. All financing statements (including all amendments thereto and continuations thereof), control agreements, certificates, acknowledgments, stock powers and other documents, electronic identification, restrictive legends, and instruments furnished in connection with the creation, enforcement, protection, perfection or priority of the Agent’s security interest in Collateral, including such items as are described above in this Section 3 are sometimes referred to herein as “Perfection Documents”. The delivery of possession of items of or evidencing Collateral, causing other Persons to execute and deliver Perfection Documents as appropriate, the filing or recordation of Perfection Documents, and the taking of such other actions as may be necessary or advisable in the determination of the Agent to create, enforce, protect, perfect, or establish or maintain the priority of, the security interest of the Agent for the benefit of the Lenders in the Collateral is sometimes referred to herein as “Perfection Action”.

4. Maintenance of Security Interest; Further Assurances.

(a) Each Grantor will from time to time at its own expense, deliver specific assignments of Collateral or such other Perfection Documents, and take such other or additional Perfection Action, as may be required by the terms of the Loan Documents or as the Agent may reasonably request in connection with the administration or enforcement of this Security Agreement or related to the Collateral or any part thereof in order to carry out the terms of this Security Agreement, to perfect, protect, maintain the priority of or enforce the Agent’s security interest in the Collateral, or otherwise to better assure and confirm unto the Agent its rights, powers and remedies for the benefit of the Lenders hereunder. Without limiting the foregoing, each Grantor hereby irrevocably authorizes the Agent to file (with, or to the extent permitted by applicable law, without the signature of the Grantor appearing thereon) financing statements or other Perfection Documents (including copies thereof) showing such Grantor as “debtor” at such time or times and in all filing offices as the Agent may from time to time determine to be necessary or advisable to perfect or protect the rights of the Agent and the Lenders hereunder, or otherwise to give effect to the transactions herein contemplated.

(b) Notwithstanding anything herein or in the other Loan Documents to the contrary, each Grantor may retain possession of all payday loan promissory notes payable to such Grantor; provided, however, that so long as any Event of Default is in effect, each Grantor shall promptly deliver to the Agent, if the Agent so requests, the originals of all such promissory notes together with any checks and supporting obligations held for the payment of such promissory notes.

(c) With respect to any and all Collateral, each Grantor agrees to do and cause to be done all things necessary to perfect, maintain the priority of and keep in full force the security interest granted in favor of the Agent for the benefit of the Lenders, including, but not limited to, the prompt payment upon demand therefor by the Agent of all fees and expenses (including documentary stamp, excise or intangibles taxes) incurred in connection with the preparation, delivery, or filing of any Perfection Document or the taking of any Perfection Action to perfect, protect or enforce a security interest in Collateral in favor of the Agent for the benefit of the Lenders, subject only to Permitted Liens. All amounts not so paid when due shall constitute additional Secured Obligations and (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the Default Rate.

(d) Each Grantor agrees to maintain among its books and records appropriate notations or evidence of, and to make or cause to be made appropriate disclosure upon its financial statements of, the security interest granted hereunder to the Agent for the benefit of the Lenders.

5. Receipt of Payment. In the event an Event of Default shall occur and be continuing and a Grantor (or any of its Affiliates, Subsidiaries, stockholders, directors, officers, employees or agents) shall receive any proceeds of Collateral, including without limitation monies, checks, notes, drafts or any other items of payment, each Grantor shall hold all such items of payment in trust for the Agent for the benefit of the Lenders, and as the property of the Agent for the benefit of the Lenders, separate from the funds and other property of such Grantor, and no later than the first Business Day following the receipt thereof, at the election of the Agent, such Grantor shall cause such Collateral to be forwarded to the Agent for its custody, possession and disposition on behalf of the Lenders in accordance with the terms hereof and of the other Loan Documents.

6. Preservation and Protection of Collateral.

(a) The Agent shall be under no duty or liability with respect to the collection, protection or preservation of the Collateral, or otherwise, except for the use of reasonable care in the custody and preservation thereof while in its possession and to the extent expressly contemplated under Section 25. Each Grantor shall be responsible for the safekeeping of its Collateral, and in no event shall the Agent have any responsibility for (i) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause, (ii) any diminution in the value thereof, or (iii) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other Person in any way dealing with or handling such Collateral.

(b) Each Grantor shall keep and maintain its tangible personal property Collateral in good operating condition and repair, ordinary wear and tear excepted.

(c) Each Grantor agrees (i) to pay when due all taxes, charges and assessments against the Collateral in which it has any interest, unless being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established in accordance with GAAP applied on a consistent basis and evidenced to the satisfaction of the Agent in the nature of levy or foreclosure are effectively stayed, and (ii) to cause to be terminated and released all Liens on the Collateral other than Liens in respect of such Collateral expressly permitted under Section 7.02(e) of the Third Amended and Restated Credit Agreement (“Permitted Liens”).

Upon the failure of any Grantor to so pay or contest such taxes, charges, or assessments, or cause such Liens to be terminated, the Agent at its option may pay or contest any of them or amounts relating thereto (the Agent having the sole right to determine the legality or validity and the amount necessary to discharge such taxes, charges, Liens or assessments) but shall not have any obligation to make any such payment or contest. All sums so disbursed by the Agent, including reasonable attorneys’ fees, court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Grantor to the Agent and shall be additional Secured Obligations secured by the Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the Default Rate.

7. Status of Grantors and Collateral Generally. Each Grantor represents and warrants to, and covenants with, the Agent for the benefit of the Lenders, with respect to itself and the Collateral as to which it has or acquires any interest, that:

(a) It is (or as to Collateral acquired after the date hereof will be upon the acquisition of the same) and, except as permitted by the Third Amended and Restated Credit Agreement and subsection (b) of this Section 7, will continue to be, the owner of the Collateral, free and clear of all Liens, other than the security interest hereunder in favor of the Agent for the benefit of the Lenders and Permitted Liens, and that it will at its own cost and expense defend such Collateral and any products and proceeds thereof against all claims and demands of all Persons (other than holders of Permitted Liens) at any time claiming the same or any interest therein adverse to the Agent. Upon the failure of any Grantor to so defend, the Agent may do so at its option but shall not have any obligation to do so. All sums so disbursed by the Agent, including reasonable attorneys’ fees, court costs, expenses and other charges related thereto, shall be payable on demand by the applicable Grantor to the Agent and shall be additional Secured Obligations secured by the Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the Default Rate.

(b) It shall not (i) sell, assign, transfer, lease, license or otherwise dispose of any of, or grant any option with respect to, the Collateral, except for dispositions permitted under the Third Amended and Restated Credit Agreement, (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral except for the security interests created by this Security Agreement and Permitted Liens, or (iii) take any other action in connection with any of the Collateral that would materially impair the value of the interest or rights of such Grantor in the Collateral taken as a whole or that would materially impair the interest or rights of the Agent for the benefit of the Lenders.

(c) It has full power, legal right and lawful authority to enter into this Security Agreement and to perform its terms, including the grant of the security interests in the Collateral herein provided for.

(d) No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required either (i) for the grant by such Grantor of the security interests granted hereby or for the execution, delivery or performance of this Security Agreement by such Grantor, or (ii) for the perfection of or the exercise by the Agent, on behalf of the Lenders, of its rights and remedies hereunder, except for action required by the Uniform Commercial Code to perfect the security interest conferred hereunder.

(e) No effective financing statement or other Perfection Document similar in effect, nor any other Perfection Action, covering all or any part of the Collateral purported to be granted or taken by or on behalf of such Grantor (or by or on behalf of any other Person and which remains effective as against all or any part of the Collateral) has been filed in any recording office, delivered to another Person for filing (whether upon the occurrence of a contingency or otherwise), or otherwise taken, as the case may be, except such as pertain to Permitted Liens and such as may have been filed for the benefit of, delivered to, or taken in favor of, the Agent for the benefit of the Lenders in connection with the security interests conferred hereunder.

(f) Schedule 7(f) attached hereto contains true and complete information as to each of the following: (i) the exact legal name of each Grantor as it appears in its organizational documents as of the date hereof and at any time during the five (5) year period ending as of the date hereof (the “Covered Period”), (ii) the jurisdiction of formation and form of organization of each Grantor, (iii) each address of the chief executive office of each Grantor as of the date hereof and at any time during the Covered Period, (iv) all trade names or trade styles used by such Grantor as of the date hereof, (v) the address of each location of such Grantor at which any tangible personal property Collateral is located as of the date hereof and, with respect to each location that is not owned beneficially and of record by such Grantor, such Grantor will provide to Agent, upon the request of Agent, the name and address of the owner thereof. No Grantor shall change its name or its jurisdiction of formation without providing Agent fifteen (15) days prior written notice thereof.

(g) No Grantor shall engage in any consignment transaction in respect of any of the Collateral, whether as consignee or consignor, without the prior written consent of the Agent in each instance.

8. Inspection. The Agent (by any of its officers, employees and agents), on behalf of the Lenders, shall have the right upon prior notice to an executive officer of any Grantor, and at any reasonable times during such Grantor’s usual business hours, to inspect the Collateral, all records related thereto (and to make extracts or copies from such records), and the premises upon which any of the Collateral is located, to discuss such Grantor’s affairs and finances with any Person and to verify with any Person the amount, quality, quantity, value and condition of, or any other matter relating to, the Collateral. Upon or after the occurrence and during the continuation of an Event of Default, the Agent, acting in a commercially reasonable manner, may at any time and from time to time employ and maintain on such Grantor’s premises a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent’s (for the benefit of the Lenders) interest. All reasonable expenses incurred by the Agent, on behalf of the Lenders, by reason of the employment of such custodian shall be paid by such Grantor on demand from time to time and shall be added to the Secured Obligations secured by the Collateral, and any amounts not so paid on demand (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the Default Rate.

9. [Intentionally Omitted].

10. Casualty and Liability Insurance Required.

(a) Each Grantor will keep the Collateral continuously insured against such risks in a manner consistent with the past practice of each Grantor and otherwise as required under Section 7.01(c) of the Third Amended and Restated Credit Agreement.

(b) Each insurance policy obtained in satisfaction of the requirements of Section 10(a):

(i) may be provided by blanket policies now or hereafter maintained by each or any Grantor or by the Borrower;

(ii) shall be issued by such insurer (or insurers) as shall be financially responsible, of recognized standing and reasonably acceptable to the Agent;

(iii) shall be in such form and have such provisions (including without limitation the loss payable clause, the waiver of subrogation clause, the deductible amount, if any, and the standard mortgagee endorsement clause) as are generally considered standard provisions for the type of insurance involved and are reasonably acceptable in all respects to the Agent;

(iv) shall prohibit cancellation or substantial modification, termination or lapse in coverage by the insurer without at least thirty (30) days’ prior written notice to the Agent, except for non-payment of premium, as to which such policies shall provide for at least ten (10) days’ prior written notice to the Agent;

(v) without limiting the generality of the foregoing, all insurance policies where applicable under Section 10(a)(i) carried on the Collateral shall name the Agent, for the benefit of the Lenders, as loss payee and as a party insured thereunder in respect of any claim for payment.

(c) Prior to expiration of any such policy, such Grantor shall furnish the Agent with evidence satisfactory to the Agent that the policy or certificate has been renewed or replaced or is no longer required by this Security Agreement.

(d) Each Grantor hereby makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent), for the benefit of the Lenders, as such Grantor’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance, which appointment is coupled with an interest and is irrevocable; provided, however, that the powers pursuant to such appointment shall be exercisable only upon the occurrence and during the continuation of an Event of Default.

(e) In the event such Grantor shall fail to maintain, or fail to cause to be maintained, the full insurance coverage required hereunder or shall fail to keep any of its Collateral in good repair and good operating condition, the Agent may (but shall be under no obligation to), without waiving or releasing any Secured Obligation or Default or Event of Default by such Grantor hereunder, contract for the required policies of insurance and pay the premiums on the same or make any required repairs, renewals and replacements; and all sums so disbursed by Agent, including reasonable attorneys’ fees, court costs, expenses and other charges related thereto, shall be payable on demand by such Grantor to the Agent, shall be additional Secured Obligations secured by the Collateral, and (in addition to other rights and remedies resulting from such nonpayment) shall bear interest from the date of demand until paid in full at the Default Rate.

(f) Each Grantor agrees that to the extent that it shall fail to maintain, or fail to cause to be maintained, the full insurance coverage required by Section 10(a), it shall in the event of any loss or casualty pay promptly to the Agent, for the benefit of the Lenders, to be held in a separate account for application in accordance with the provisions of Sections 10(h), such amount as would have been received as Net Proceeds (as hereinafter defined) by the Agent, for the benefit of the Lenders, under the provisions of Section 10(h) had such insurance been carried to the extent required.

(g) The Net Proceeds of the insurance carried pursuant to the provisions of Sections 10(a)(ii) and 10(a)(iii) shall be applied by such Grantor toward satisfaction of the claim or liability with respect to which such insurance proceeds may be paid.

(h) The Net Proceeds of the insurance carried with respect to the Collateral pursuant to the provisions of Section 10(a)(i) hereof shall, as long as no Event of Default shall have occurred and be continuing, be paid to Grantor and applied as follows: (1) if such Net Proceeds are $500,000 or less, as Grantor shall elect, or (2) if such Net Proceeds are greater than $500,000, then after any loss under any such insurance and payment of the proceeds of such insurance, each Grantor shall have a period of thirty (30) days after payment of the insurance proceeds with respect to such loss to elect to either (x) repair or replace the Collateral so damaged, (y) deliver such Net Proceeds to the Agent, for the benefit of the Lenders, as additional Collateral or (z) apply such Net Proceeds to the acquisition of tangible assets constituting Collateral used or useful in the conduct of the business of such Grantor, subject to the provisions of this Security Agreement. If such Grantor elects to repair or replace the Collateral so damaged, such Grantor agrees the Collateral shall be repaired to a condition substantially similar to or of better quality or higher value than its condition prior to damage or replaced with Collateral in a condition substantially similar to or of better quality or higher value than the condition of the Collateral so replaced prior to damage. At all times during which an Event of Default shall have occurred and be continuing, the Agent shall be entitled to receive direct and immediate payment of the proceeds of such insurance and such Grantor shall take all action as the Agent may reasonably request to accomplish such payment. Notwithstanding the foregoing, in the event such Grantor shall receive any such proceeds, such Grantor shall immediately deliver such proceeds to such Agent for the benefit of the Lenders as additional Collateral, and pending such delivery shall hold such proceeds in trust for the benefit of the Agent on behalf of the Lenders and keep the same segregated from its other funds.

(i) “Net Proceeds” when used with respect to any insurance proceeds shall mean the gross proceeds from such proceeds, award or other amount, less all taxes, fees and expenses (including attorneys’ fees) incurred in the realization thereof.

(j) In case of any material damage to, destruction or loss of, or claim or proceeding against, all or any material part of the Collateral pledged hereunder by a Grantor, such Grantor shall give prompt notice thereof to the Agent. Each such notice shall describe generally the nature and extent of such damage, destruction, loss, claim or proceeding. Subject to Section 10(d), each Grantor is hereby authorized and empowered to adjust or compromise any loss under any such insurance other than losses relating to claims made directly against any the Agent or any Lender as to which the insurance described in Section 10(a)(ii) or (iii) is applicable.

11. Rights and Remedies Upon Event of Default. Upon the occurrence and during the continuation of an Event of Default, the Agent shall have the following rights and remedies on behalf of the Lenders in addition to any rights and remedies set forth elsewhere in this Security Agreement or the other Loan Documents, all of which may be exercised with or, if allowed by law, without notice to a Grantor:

(a) All of the rights and remedies of a secured party under the UCC or under other applicable law, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights and remedies contained in this Security Agreement or any other Loan Document;

(b) The right to foreclose the Liens and security interests created under this Security Agreement by any available judicial procedure or without judicial process;

(c) The right to (i) enter upon the premises of a Grantor through self-help and without judicial process, without first obtaining a final judgment or giving such Grantor notice or opportunity for a hearing on the validity of the Agent’s claim and without any obligation to pay rent to such Grantor, or any other place or places where any Collateral is located and kept, and remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order effectively to collect or liquidate the Collateral, and (ii) require such Grantor or any bailee or other agent of such Grantor to assemble the Collateral and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both parties;

(d) The right to (i) exercise all of a Grantor’s rights and remedies with respect to the collection of Accounts, Chattel Paper, Instruments, Supporting Obligations and General Intangibles (collectively, “Payment Collateral”), including the right to demand payment thereof and enforce payment, by legal proceedings or otherwise; (ii) settle, adjust, compromise, extend or renew all or any Payment Collateral or any legal proceedings pertaining thereto; (iii) discharge and release all or any Payment Collateral; (iv) take control, in any manner, of any item of payment or proceeds referred to in Section 5 above; (v) prepare, file and sign a Grantor’s name on any Proof of Claim in bankruptcy, notice of Lien, assignment or satisfaction of Lien or similar document in any action or proceeding adverse to any obligor under any Payment Collateral or otherwise in connection with any Payment Collateral; (vi) endorse the name of a Grantor upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Collateral; (vii) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral to which a Grantor has access; (viii) open such Grantor’s mail and collect any and all amounts due to such Grantor from any Account Debtors or other obligor in respect of Payment Collateral; (ix) take over such Grantor’s post office boxes or make other arrangements as the Agent, on behalf of the Lenders, deems necessary to receive such Grantor’s mail relative to the Payment Collateral, including notifying the post office authorities to change the address for delivery of such mail to such address as the Agent, on behalf of the Lenders, may designate; (x) notify any or all Account Debtors or other obligor on any Payment Collateral that such Payment Collateral has been assigned to the Agent for the benefit of the Lenders and that Agent has a security interest therein for the benefit of the Lenders (provided that the Agent may at any time give such notice to an Account Debtor that is a department, agency or authority of the United States government); each Grantor hereby agrees that any such notice, in the Agent’s sole discretion, may (but need not) be sent on such Grantor’s stationery, in which event such Grantor shall co-sign such notice with the Agent; (xi) require a Grantor to establish a lockbox account with the Agent, which lockbox shall be under the control of the Agent and to which payment of all Accounts shall be directed upon demand of the Agent; and (xii) do all acts and things and execute all documents necessary, in Agent’s sole discretion, to collect the Payment Collateral; and

(e) The right to sell all or any Collateral in its then existing condition, or after any further manufacturing or processing thereof, at such time or times, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, with or without representations and warranties, all as the Agent, in its sole discretion, may deem advisable. The Agent shall have the right to conduct such sales on a Grantor’s premises or elsewhere and shall have the right to use a Grantor’s premises without charge for such sales for such reasonable time or times as is necessary to conduct such sales. The Agent may, if it deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the Agent has no obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person. The Agent for the benefit of the Lenders is hereby granted a license or other right to use, without charge, each Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and a Grantor’s rights under any license and any franchise agreement shall inure to the Agent’s benefit. If any of the Collateral shall require repairs, maintenance, preparation or the like, or is in process or other unfinished state, the Agent shall have the right, but shall not be obligated, to perform such repairs, maintenance, preparation, processing or completion of manufacturing for the purpose of putting the same in such saleable form as the Agent shall deem appropriate, but the Agent shall have the right to sell or dispose of the Collateral without such processing and no Grantor shall have any claim against the Agent for the value that may have been added to such Collateral with such processing. In addition, each Grantor agrees that in the event notice is necessary under applicable law, written notice mailed to such Grantor in the manner specified herein ten (10) days prior to the date of public sale of any of the Collateral or prior to the date after which any private sale or other disposition of the Collateral will be made shall constitute commercially reasonable notice to such Grantor. All notice is hereby waived with respect to any of the Collateral which threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, free from any right of redemption which is hereby expressly waived by such Grantor and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Secured Obligations. Each Grantor recognizes that the Agent may be unable to effect a public sale of certain of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state law, and may be otherwise delayed or adversely affected in effecting any sale by reason of present or future restrictions thereon imposed by governmental authorities (“Affected Collateral”), and that as a consequence of such prohibitions and restrictions the Agent may be compelled (i) to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire Affected Collateral for their own account, for investment and not with a view to the distribution or resale thereof, or (ii) to seek regulatory approval of any proposed sale or sales, or (iii) to limit the amount of Affected Collateral sold to any Person or group. Each Grantor agrees and acknowledges that private sales so made may be at prices and upon terms less favorable to such Grantor than if such Affected Collateral was sold either at public sales or at private sales not subject to other regulatory restrictions, and that the Agent has no obligation to delay the sale of any Affected Collateral for the period of time necessary to permit the Grantor or any other

Person to register or otherwise qualify them under or exempt them from any applicable restriction, even if such Grantor or other Person would agree to register or otherwise qualify or exempt such Affected Collateral so as to permit a public sale under the Securities Act or applicable state law. Each Grantor further agrees, to the extent permitted by applicable law, that the use of private sales made under the foregoing circumstances to dispose of Affected Collateral shall be deemed to be dispositions in a commercially reasonable manner. Each Grantor hereby acknowledges that a ready market may not exist for Affected Collateral that is not traded on a national securities exchange or quoted on an automated quotation system.

The net cash proceeds resulting from the collection, liquidation, sale, or other disposition of the Collateral shall be applied first to the expenses (including all attorneys’ fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Secured Obligations in such manner as Agent may determine in its sole discretion. Each Grantor shall be liable to the Agent, for the benefit of the Lenders, and shall pay to the Agent, for the benefit of the Lenders, on demand any deficiency which may remain after such sale, disposition, collection or liquidation of the Collateral. In the event any surplus of net cash proceeds exists after satisfaction of all Secured Obligations, such surplus shall be promptly paid to the Grantor(s).

12. Attorney-in-Fact. Each Grantor hereby appoints the Agent as the Grantor’s attorney-in-fact for the purposes of carrying out the provisions of this Security Agreement and taking any action and executing any instrument which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest; provided, that the Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the right and power:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (a) above;

(c) to endorse such Grantor’s name on any checks, notes, drafts or any other payment relating to or constituting proceeds of the Collateral which comes into the Agent’s possession or the Agent’s control, and deposit the same to the account of the Agent, for the benefit of the Lenders, on account and for payment of the Secured Obligations;

(d) to file any claims or take any action or institute any proceedings that the Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Agent, for the benefit of the Lenders, with respect to any of the Collateral; and

(e) to execute, in connection with any sale or other disposition of Collateral provided for herein, any endorsement, assignments, or other instruments of conveyance or transfer with respect thereto.

13. Reinstatement. The granting of a security interest in the Collateral and the other provisions hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by Agent or any Lender, whether upon the insolvency, bankruptcy or reorganization of any Grantor or any Guarantor or otherwise, all as though such payment had not been made. The provisions of this Section 13 shall survive repayment of all of the Secured Obligations and the termination or expiration of this Security Agreement in any manner, including but not limited to termination upon occurrence of the Termination Date; provided, this provision shall not alter the Agent’s obligation with respect to termination contained in Section 24 hereof.

14. Certain Waivers by the Grantors. Each Grantor waives to the extent permitted by applicable law (a) any right to require the Agent or any other obligee of the Secured Obligations to (x) proceed against any Person, including without limitation any Guarantor, (y) proceed against or exhaust any Collateral or other collateral for the Secured Obligations, or (z) pursue any other remedy in its power; (b) any defense arising by reason of any disability or other defense of any other Person, or by reason of the cessation from any cause whatsoever of the liability of any other Person, (c) any right of subrogation, (d) any defense or claim arising by reason of any impairment of any of the Collateral, (e) any right to enforce any remedy which the Agent or any other obligee of the Secured Obligations now has or may hereafter have against any other Person and any benefit of and any right to participate in any collateral or security whatsoever now or hereafter held by the Agent for the benefit of the Lenders, (f) require the Agent or any Lender to disclose to the Grantor any information which it may now have or hereafter acquire regarding the financial condition of the Borrower, and (g) provide notices of default or nonperformance by the Borrower to the Grantor. The Grantors authorize the Agent and the Lenders, without affecting the Grantors’ obligations under this Agreement, to enter into agreements with the Borrower to change the interest rate on or renew the Borrower’s Obligations, accelerate, extend, compromise or otherwise change the repayment terms of the Borrower’s Obligations. Upon the occurrence of an Event of Default, each Grantor authorizes each Secured Party and each obligee of the Secured Obligations without notice (except notice required by applicable law) or demand and without affecting its liability hereunder or under the Loan Documents from time to time to: (i) take and hold security, other than the Collateral herein described, for the payment of such Secured Obligations or any part thereof, and exchange, enforce, waive and release the Collateral herein described or any part thereof or any such other security; and (ii) apply such Collateral or other security and direct the order or manner of sale thereof as such Agent or obligee in its discretion may determine.

The Agent may at any time deliver (without representation, recourse or warranty) the Collateral or any part thereof to a Grantor and the receipt thereof by such Grantor shall be a complete and full acquittance for the Collateral so delivered, and the Agent shall thereafter be discharged from any liability or responsibility therefor.

15. Continued Powers. Until the Termination Date shall have occurred, the power of sale and other rights, powers and remedies granted to the Agent for the benefit of the Lenders hereunder shall continue to exist and, upon the occurrence and during the continuation of an Event of Default, may be exercised by the Agent at any time and from time to time irrespective of the fact that any of the Secured Obligations or any part thereof may have become barred by any statute of limitations or that any part of the liability of any Grantor may have ceased.

16. Other Rights. The rights, powers and remedies given to the Agent for the benefit of the Lenders by this Security Agreement shall be in addition to all rights, powers and remedies given to the Agent or any Lender under any Loan Documents or by virtue of any statute or rule of law. Any forbearance or failure or delay by the Agent in exercising any right, power or remedy hereunder shall not be deemed to be a waiver of such right, power or remedy, and any single or partial exercise of any right, power or remedy hereunder shall not preclude the further exercise thereof; and every right, power and remedy of the Agent and the Lenders shall continue in full force and effect until such right, power or remedy is specifically waived in accordance with the terms of the Third Amended and Restated Credit Agreement.

17. Anti-Marshaling Provisions. The right is hereby given by each Grantor to the Agent, for the benefit of the Lenders, to make releases (whether in whole or in part) of all or any part of the Collateral agreeable to the Agent without notice to, or the consent, approval or agreement of other parties and interests, including junior lienors, which releases shall not impair in any manner the validity of or priority of the Liens and security interests in the remaining Collateral conferred hereunder, nor release any Grantor from personal liability for the Secured Obligations. Notwithstanding the existence of any other security interest in the Collateral held by the Agent, for the benefit of the Lenders, the Agent shall have the right to determine the order in which any or all of the Collateral shall be subjected to the remedies provided in this Security Agreement. Each Grantor hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein or in any Loan Documents.

18. Entire Agreement. This Security Agreement, together with the Third Amended and Restated Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings, inducements, commitments or conditions, express or implied, oral or written, except as contained in the Loan Documents. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Neither this Security Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Third Amended and Restated Credit Agreement.

19. Third Party Reliance. Each Grantor hereby consents and agrees that all issuers of or obligors in respect of any Collateral, and all securities intermediaries, warehousemen, bailees, public officials and other Persons having any interest in, possession of, control over or right, privilege, duty or discretion in respect of, any Collateral shall be entitled to accept the provisions hereof as conclusive evidence of the right of the Agent, on behalf of the Lenders, to exercise its rights hereunder with respect to the Collateral, notwithstanding any other notice or direction to the contrary heretofore or hereafter given by any Grantor or any other Person to any of such Persons.

20. Binding Agreement; Assignment. This Security Agreement, and the terms, covenants and conditions hereof, shall be binding upon and inure to the benefit of the parties hereto, and to their respective successors and assigns, except that no Grantor shall be permitted to assign this Security Agreement or any interest herein or, except as expressly permitted herein or in the Third Amended and Restated Credit Agreement, in the Collateral or any part thereof, or otherwise, except as expressly permitted herein or in the Third Amended and Restated Credit Agreement, pledge, encumber or grant any option with respect to the Collateral or any part thereof. Without limiting the generality of the foregoing sentence of this Section 20, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Third Amended and Restated Credit Agreement (to the extent permitted by the Third Amended and Restated Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Third Amended and Restated Credit Agreement, including Article IX thereof (concerning the Agent) and Section 11.07 thereof (concerning assignments and participations). All references herein to the Agent and to the Lenders shall include any successor thereof or permitted assignee, and any other obligees from time to time of the Secured Obligations.

21. Intentionally Omitted.

22. Severability. The provisions of this Security Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Security Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

23. Counterparts. This Security Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart executed by the Grantor against whom enforcement is sought.

24. Termination. Subject to the provisions of Section 13, this Security Agreement and all obligations of the Grantors hereunder (excluding those obligations and liabilities that expressly survive such termination) shall terminate without delivery of any instrument or performance of any act by any party on the Termination Date. Upon such termination of this

Security Agreement, the Agent shall, at the request and sole expense of the Grantors, promptly deliver to the Grantors such termination statements and take such further actions as the Grantors may reasonably request to terminate of record, or otherwise to give appropriate notice of the termination of, any Lien conferred hereunder.

25. Notices. Any notice required or permitted hereunder shall be given (a) with respect to any Grantor, at the address for the giving of notice then in effect under the Third Amended and Restated Credit Agreement for the Borrower, and (b) with respect to the Agent or a Lender, at the Agent’s address indicated in the Third Amended and Restated Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 11.02 of the Third Amended and Restated Credit Agreement.

26. Rules of Interpretation. The rules of interpretation contained in Sections 1.02 of the Third Amended and Restated Credit Agreement shall be applicable to this Security Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or secured hereby.

27. Governing Law; Waivers.

(a) THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF KANSAS APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE; PROVIDED THAT (i) WITH RESPECT TO THOSE INSTANCES IN WHICH THE APPLICABLE CHOICE OF LAWS RULES OF SUCH STATE, INCLUDING SECTION 9-103 OF THE UCC, REQUIRE THAT THE MANNER OF CREATION OF A SECURITY INTEREST IN SPECIFIC COLLATERAL OR THE MANNER OR EFFECT OF PERFECTION OR NONPERFECTION OR THE RULES GOVERNING PRIORITY OF SECURITY INTERESTS ARE TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION, THEN THE LAWS OF SUCH OTHER JURISDICTION SHALL GOVERN SUCH MATTERS, AND (ii) IN THOSE INSTANCES IN WHICH THE LAWS OF THE JURISDICTION IN WHICH COLLATERAL IS LOCATED GOVERN MATTERS PERTAINING TO THE METHODS AND EFFECT OF REALIZING ON COLLATERAL, SUCH LAWS SHALL BE GIVEN EFFECT WITH RESPECT TO SUCH MATTERS.

(b) EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF JOHNSON, STATE OF KANSAS, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT,

EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY HAVE NOW OR HEREAFTER TO THE LAYING OF THE VENUE OR TO THE JURISDICTION OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c) EACH GRANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS OF SUCH PARTY PROVIDED IN SECTION 26 OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF KANSAS.

(d) NOTHING CONTAINED IN SUBSECTIONS (b) OR (c) HEREOF SHALL PRECLUDE ANY SECURED PARTY FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY PLACE WHERE ANY OTHER PARTY OR ANY OF SUCH PARTY’S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS WHICH NOW OR HEREAFTER, BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS SECURITY AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THE FOREGOING, EACH PARTY HEREBY AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY EXPRESSLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f) EACH GRANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Grantor has duly executed this Security Agreement on the day and year first written above.

GRANTOR:

,
a

By:
Name:
Title:

Schedule 7(f)

1.	Exact Legal Name:

2.	Previous Legal Names (5 years):

3.	Jurisdiction of formation:

4.	Form of Organization:

5.	Chief Executive Office:

6.	Trade Names:

7.	Location of Collateral:

EXHIBIT E

FORM OF NOTICE OF BORROWING

To:	U.S. BANK NATIONAL ASSOCIATION
Kansas City Metro Commercial Middle Market
9900 West 87th Street
Overland Park, KS 66212
Attention: Colleen S. Hayes
Telephone: (913) 652-5158
Telecopy: (913) 652-5111

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of July 23, 2014 (as amended from time to time, the “Agreement”) among QC Holdings, Inc., (the “Borrower”), the Lenders party thereto and U.S. Bank National Association, in its capacity as Agent (the “Agent”). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

The Borrower hereby gives notice to the Agent that [Revolving Loans/Swingline Loans] of the type and amount set forth below be made on the date indicated:

Type of Loan (check one)	Interest Period(1)	Aggregate Amount (2)	Date of Loan(3)

Base Rate Loan	N.A.

LIBOR Rate Loan

(1)	For any LIBOR Rate Loan, one, two, three or six months.
(2)	Must be $100,000 or if greater an integral multiple of $25,000 if a Base Rate Loan or $1,000,000 or if greater an integral multiple of $500,000 if a LIBOR Rate Loan.
(3)	At least (3) Business Days later if a LIBOR Rate Loan.

The Borrower hereby certifies that:

1.	No Default or Event of Default exists either now or after giving effect to the borrowing described herein; and

2.	All the representations and warranties set forth in Section 4 of the Agreement and in the Loan Documents (other than those expressly stated to refer to a particular date) are true and correct as of the date hereof.

3.	All conditions contained in the Agreement to the making of any Loan requested hereby have been met or satisfied in full.

E-1

QC HOLDINGS, INC.,
a Kansas corporation

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower: QC Holdings, Inc.

4.	Agent: U.S. Bank National Association, as Agent under the Credit Agreement

5.	Credit Agreement: Third Amended and Restated Credit Agreement dated as of July 23, 2014, as amended, restated, supplemented or otherwise modified from time to time, among the Borrower, the Lenders party thereto and U.S. Bank National Association as Agent and Arranger

6.	Assigned Interest[1]:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]

Revolving Loan Commitment	$	$		%

Letter of Credit Commitment	$	$		%

Effective Date:             , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

[1]	Must comply with the minimum assignment amount set forth in Section 11.07(a)(iv) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
[2]	Set forth, to at least nine decimals, as a percentage of the Commitments/Loans of all Revolving Loan Lenders.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Accepted:

U.S. Bank National Association, as Agent,
Issuing Lender and Swingline Lender

By:
Name:
Title:

[Consented to:][3]

QC Holdings, Inc., as Borrower

By:
Name:
Title:

[3]	To be included only if the consent of the Agent is required by Section 11.07(a)(i) of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Borrower’s Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 (d) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Lender that is a U.S. Person, attached to this Assignment and Acceptance is IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax, and (vi) it does not bear a relationship to the Borrower as described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of Kansas.

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

U.S. Bank National Association

Kansas City Metro Commercial Middle Market

9900 West 87th Street

Overland Park, KS 66212

Attention: Colleen S. Hayes

Telephone: (913) 652-5158

Telecopy: (913) 652-5111

Reference is hereby made to the Third Amended and Restated Credit Agreement dated as of July 23, 2014 (the “Agreement”) among QC Holdings, Inc. a Kansas corporation (the “Borrower”), the Lenders (as defined in the Agreement) and U.S. Bank National Association, as agent for the Lenders (“Agent”). Capitalized terms used but not otherwise defined herein shall have the respective meanings therefore set forth in the Agreement. The undersigned, a duly authorized and acting officer of the Borrower, hereby certifies to you, solely in his or her capacity as an officer of Borrower, as of                      (the “Determination Date”) as follows:

1. Calculations. The calculations contained in the attached Financial Covenants worksheet are true and correct as of the date of this Certificate.

2. No Default.

A. Since                      (the date of the last similar certification), (a) Borrower has not defaulted in the keeping, observance, performance or fulfillment of its obligations pursuant to any of the Loan Documents; and (b) no Default or Event of Default specified in Article VIII of the Agreement has occurred and is continuing.

B. If a Default or Event of Default has occurred since                      (the date of the last similar certification), the Borrower proposes to take the following action with respect to such Default or Event of Default:                                         .

(Note, if no Default or Event of Default has occurred, insert “Not Applicable”).

The Determination Date is the date of the last required financial statements submitted to the Agent in accordance with Section 7.01(d) of the Agreement.

IN WITNESS WHEREOF, I have executed this Certificate this     day of         , 20    .

By:
Authorized Officer of Borrowing Agent
Name:
Title:

Financial Covenants

I.	Fixed Charge Coverage Ratio (build-up to rolling 4 quarters):

1.	Consolidated EBITDA	$
2.	Operating Lease Expense	$
3.	Capital Expenditures	$
4.	Income Tax Expense	$
5.	Distributions	$
6.	Operating Cash Flow (line 1+2-3-4-5)	$
7.	Cash Interest Expense	$
8.	Current Maturities of Long Term Debt	$
9.	Operating Lease Expense	$
10.	Total Fixed Charges (sum of line 7+8+9)	$
11.	Fixed Charge Coverage Ratio (6 ÷ 10)	$

	Minimum Ratio permitted		1.30 to 1.00
	Compliance		Yes/No

II.	Senior Leverage Ratio (rolling 4 quarters):

1.	Sum of Consolidated EBITDA for last 4 quarters	$
2.	Loans outstanding under the Third Amended and Restated Credit Agreement	$
3.	Letter of Credit Outstanding	$
4.	All other Indebtedness (including principal component of Capital Leases)	$
5.	Guarantees	$
6.	Senior Consolidated Debt (2+3+4-5)	$
7.	Senior Leverage Ratio (6÷ 1)	$

	Maximum Ratio permitted		1.50 to 1.00
	Compliance		Yes/No

III.	Consolidated Current Assets to Total Consolidated Debt Ratio

1.	Consolidated Current Assets	$
2.	Total Consolidated Debt	$
3.	Ratio

	Minimum Permitted Ratio		1.0
	Compliance		Yes/No

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

Certificate Date:              , 20

1.	Eligible Loan Receivables	$

2.	Collateral Value of Eligible Loan Receivables	$
• 60% of Line 1 if the Loss Ratio is greater than 30%
• 70% of Line 1 if the Loss Ratio is greater than 25% but less than or equal to 30%
• 80% of Line 1 if the Loss Ratio is less than or equal to 25%

3.	Eligible Factoring Receivables	$

4.	Collateral Value of Eligible Factoring Receivables	$
• 60% of Line 3 if the Loss Ratio is greater than 30%
• 70% of Line 3 if the Loss Ratio is greater than 25% but less than or equal to 30%
• 80% of Line 3 if the Loss Ratio is less than or equal to 25%

5.	Collateral Base (Line 2 plus Line 4)	$

6.	Aggregate Revolving Loan Commitments		$20,000,000

7.	Borrowing Limit (Lesser of Line 5 or Line 6)	$

8.	Revolving Loans Outstanding	$

9.	Swingline Loans Outstanding	$

10.	Letter of Credit Outstandings	$

11.	Current Revolving and Swingline Loans and Letters of Credit Line 8 plus Lines 9 and 10	$

12.	Amount Available for Revolving and Swinglines Loans or Letters of Credit Line 7 less Line 11	$

H-1

For the purposes of inducing the Lenders to extend Loans and issue Letters of Credit to the undersigned Borrower pursuant to the Third Amended and Restated Credit Agreement (the “Third Amended and Restated Credit Agreement”) dated July 23, 2014, and any and all other agreements executed by the undersigned Borrower and given to Agent and/or the Lenders, we hereby certify that the foregoing is true and correct in all respects. We further certify that: (1) the Loans and Letters of Credit listed above were properly authorized for the benefit of the undersigned Borrower and constitute Obligations under the Third Amended and Restated Credit Agreement, and (2) no Default or Event of Default presently exists and is continuing under the Third Amended and Restated Credit Agreement. Capitalized terms used herein have the meanings assigned thereto under the Third Amended and Restated Credit Agreement.

QC Holdings, Inc., a Kansas corporation

By:
Name:
Title:

H-2

SCHEDULE 1.01

(Key Man Policies)

1.	Company-owned Life Insurance policies on Darrin J. Andersen, President and Chief Executive Officer, and Douglas E. Nickerson, Chief Financial Officer, in connection with the QC Holdings, Inc. 409(a) Deferred Compensation Plan.

SCHEDULE 2.01

(Revolving Loan Commitments)

Lender	Applicable Revolving Commitment Percentage	Revolving Loan Commitment	Letter of Credit Commitment

U.S. Bank	37.50%	$7,500,000	$1,875,000
BOKF, N.A. dba Bank of Kansas City	22.50%	$4,500,000	$1,125,000
Enterprise Bank & Trust	22.50%	$4,500,000	$1,125,000
Pulaski Bank	10.00%	$2,000,000	$500,000
United Community Bank	7.50%	$1,500,000	$375,000

Total:	100.0%	$20,000,000.00	$5,000,000.00

SCHEDULE 4.03

(i)	Chief executive offices of Borrower and each other Grantor listed in (ii), below:

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(ii)	Legal Name, Jurisdiction of Formation and address of each Grantor:

Legal Name	Jurisdiction of Formation	Address

QC Properties, LLC	Kansas	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Financial Services, Inc.	Missouri	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Financial Services of California, Inc.	California	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Financial Services of Texas, Inc.	Kansas	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Advance, Inc.	Missouri	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

Cash Title Loans, Inc.	Missouri	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

Express Check Advance of South Carolina, LLC	Tennessee	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Auto Services, Inc.	Kansas	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

Q E-Services, Inc.	Kansas	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Capital, Inc.	Kansas	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

QC Loan Services, Inc.	Kansas	9401 Indian Creek Parkway Suite 1500 Overland Park, Kansas 66210

(b)	Any difference in legal name, jurisdiction of formation or location of chief executive office of any Grantor since January 1, 2006: QC Advance, Inc. previous legal name was Title Loans, Inc. QC E-Services, Inc. previous legal name was QC Services Inc. Borrower and each Grantor has within the last five years had its chief executive office at (1) 1718 Central Avenue, Kansas City, KS, and (2) 2812 W. 47th Avenue, Kansas City, KS.

(c)	Trade style used by any Grantor.

•	QC Financial Services used the trade name “Quick Cash” in Mississippi.

•	QC Financial Services of Texas uses the trade name “Quick Cash” in Texas.

•	Express Check Advance of South Carolina uses the trade name “Express Check Advance” in South Carolina.

•	QC Auto Services uses the trade names “The Car Spot” and “Auto Start USA”.

SCHEDULE 6.04

SUBSIDIARIES

1.	QC Financial Service, Inc., a Missouri corporation

2.	QC Properties, LLC, a Kansas limited liability company

3.	QC Financial Services of California, Inc., a California corporation

4.	Financial Services of North Carolina, Inc., a Delaware corporation

5.	QC Advance, Inc., a Missouri corporation

6.	Cash Title Loans, Inc., a Missouri corporation

7.	QC Financial Services of Texas, Inc., a Kansas corporation

8.	Express Check Advance of South Carolina, LLC, a Tennessee limited liability company

9.	QC Auto Services, Inc., a Kansas corporation

10.	QC Loan Services, Inc., a Kansas corporation

11.	QC E-Services, Inc., a Kansas corporation

12.	QC Capital, Inc., a Kansas corporation

13.	QC Canada Holdings Inc., a British Columbia company

14.	Direct Credit Holdings Inc., a British Columbia company

SCHEDULE 6.05

LITIGATION

1.	Reference is made to Borrower’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission, and Borrower’s subsequent Quarterly Reports on Form 10-Q for information regarding material legal proceedings affecting Borrower and its Subsidiaries.

SCHEDULE 6.06

FINANCIAL CONDITION

1.	Annual Report on Form 10-K for the year ended December 31, 2013.

2.	Quarterly Report for Period Ended March 31, 2014.

SCHEDULE 6.13

ENVIRONMENTAL MATTERS

None.

SCHEDULE 7.02(e)

EXISTING LIENS

1.	QC Holdings, Inc.

a.	Lien as of Closing Date in favor of Ricoh Americas Corporation evidenced by UCC Financial Statement No. 97713143 filed in the Office of Kansas Secretary of State.

b.	Lien as of Closing Date in favor of Qwest Communications Company, LLC evidenced by UCC Financial Statement No. 70842914 filed in the Office of Kansas Secretary of State.

c.	Lien as of Closing Date in favor of Qwest Communications Company, LLC evidenced by UCC Financial Statement No. 70842948 filed in the Office of Kansas Secretary of State.

2.	QC Properties, LLC

None

3.	QC Advance, Inc.

None

4.	Cash Title Loans, Inc.

None

5.	QC Financial Services, Inc.

None

6.	QC Financial Services of Texas, Inc.

None

7.	QC Financial Services of California, Inc.

None

8.	Express Check Advance of South Carolina, LLC

None

9.	QC Auto Services, Inc.

None

10.	QC Loan Services, Inc.

None

15.	QC E-Services, Inc.

None

SCHEDULE 7.02(1)

INDEBTEDNESS

NONE.

S-1